UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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NEWFIELD EXPLORATION COMPANY

(Name of Registrant as Specified In Its Charter)

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CREATING VALUE

Newfield Exploration

2017 PROXY STATEMENT

TABLE OF CONTENTS

Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting of Stockholders to Be Held on May 16, 2017	5

Forward-Looking Statements	5

Proxy Statement Summary	6

Proposal 1: Election of Directors	9

How Nominees Are Selected	9
Director Nominees	10
Board Recommendation	15

Corporate Governance	16

Proxy Access Nominations and Stockholder Recommendations of Director Nominees	16
Director Independence	17
Board Leadership Structure	17
Governance Policies and Practices	18
Board Committees	19
Related Person Transactions	21
Codes and Corporate Governance Documents	21

Director Compensation	22

Director Compensation Program	22
Director Compensation Table	23

Security Ownership of Certain Beneficial Owners and Management	23

Section 16(a) Beneficial Ownership Reporting Compliance	24

Executive Compensation	25

Compensation Discussion and Analysis	25
Compensation & Management Development Committee Report	42

Executive Compensation Tables	43

Summary Compensation Table	43
Grants of Plan-Based Awards in 2016	44
Outstanding Equity Awards at December 31, 2016	45
Stock Vested in 2016	46
Nonqualified Deferred Compensation	46
Potential Payments Upon Termination or Change of Control	47
Equity Compensation Plan Information	51

Proposal 2: Non-Binding Advisory Vote to Approve Named Executive Officer Compensation	52

Board Recommendation	52

Proposal 3: Non-Binding Advisory Vote to Approve the Frequency of Future “Say-on-Pay” Votes	53

Board Recommendation	53

Proposal 4: Ratification of Appointment of Independent Auditor	53

Board Recommendation	53

Audit Committee Report	54

Principal Accounting Fees and Services	54

Proposal 5: Approval of the Newfield Exploration Company 2017 Omnibus Incentive Plan	55

Board Recommendation	61

Proposal 6: Approval of Material Terms of the 2017 Omnibus Incentive Plan to Comply with the Stockholder Approval Requirements of Section 162(m) of the Internal Revenue Code	62

Board Recommendation	64

Proposal 7: Approval of the Newfield Exploration Company Amended and Restated 2010 Employee Stock Purchase Plan	65

Board Recommendation	68

Questions and Answers about the Meeting	69

Logistics	69
Voting by Direct Stockholders	69
Voting by Brokers and Other Representatives	70
Proxy Solicitation	71
Proxy Materials	71
Annual Meeting Voting Results	72
Stockholder List	72
Stockholder Proposals for 2018 Annual Meeting and Director Nominations	73

Appendix A: Newfield Exploration Company 2017 Omnibus Incentive Plan	74

Appendix B: Newfield Exploration Company Amended and Restated 2010 Employee Stock Purchase Plan	86

Appendix C: Explanation and Reconciliation of Non-GAAP Financial Measures	93

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT.

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DEAR STOCKHOLDERS:

Since the beginning of 2014, Newfield has differentiated itself during a period of low commodity prices—proving our ability to quickly adapt and innovate. Our stock outperformed our energy peers by 89% during this time as investors rewarded liquidity, a valuable derivatives position and a proven management team. We enter 2017 with an improved asset portfolio, better domestic cost structure and a stronger balance sheet.

I am pleased to invite you to join us for our 2017 Annual Meeting of Stockholders, which will be held at 8:00 a.m. Central Daylight Time on May 16, 2017. As in past years, the Annual Meeting will be held online so that all stockholders, regardless of location, can participate. By logging in to our webcast, you will be able to hear our presentation, submit questions and vote on all seven proposals to be considered at the meeting.

Even if you plan to attend the virtual meeting, we urge you to vote in advance. The attached Notice of Annual Meeting of Stockholders and Proxy Statement explains how you can vote and participate in the meeting and review the business we plan to conduct.

We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (Notice) rather than full copies of these documents. Offering proxy materials online allows us to provide our stockholders with readily accessible information without the cost or environmental impact of printed materials. The Notice explains how to access our 2016 Annual Report, 2017 Proxy Statement and proxy card online, as well as how to request an optional paper copy of these materials. All stockholders who do not receive a Notice should receive a paper copy of the proxy materials by mail.

Your vote is very important to us. We encourage you to sign and return your proxy card or vote by telephone or Internet as soon as possible so that your shares will be represented and voted at the meeting. Voting instructions appear on page 69.

I hope you are able to join the virtual meeting. Thank you for your investment in Newfield Exploration Company.

Sincerely,

LEE K. BOOTHBY

Chairman of the Board,

President and CEO

LEE K. BOOTHBY

Newfield Exploration Company • 2017 PROXY STATEMENT    3

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 16, 2017

8:00 a.m. Central Daylight Time via live webcast

The 2017 Annual Meeting of Stockholders of Newfield Exploration Company will be held at 8:00 a.m. Central Daylight Time on May 16, 2017, via live webcast through the link www.virtualshareholdermeeting.com/ NFX2017 for the following purposes:

1.	To elect the Board of Directors for the coming year;
2.	To hold an advisory vote to approve the compensation of Newfield’s named executive officers (NEOs);
3.	To determine, on an advisory basis, the frequency with which Newfield will hold future “say-on-pay” votes;
4.	To ratify the appointment of PricewaterhouseCoopers LLP as Newfield’s independent auditor for the year-ending December 31, 2017;
5.	To approve the Newfield Exploration Company 2017 Omnibus Incentive Plan;
6.	To approve the material terms of the 2017 Omnibus Incentive Plan to comply with the stockholder approval requirements of Section 162(m) of the Internal Revenue Code;
7.	To approve the Newfield Exploration Company Amended and Restated 2010 Employee Stock Purchase Plan to increase the authorized number of shares under the plan by 2,000,000; and
8.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The close of business on March 20, 2017, has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. This Notice, Proxy Statement and the form of proxy or voting instruction card are first being sent or made available to stockholders on or about March 29, 2017.

March 29, 2017

By order of the Board of Directors,

TIMOTHY D. YANG

General Counsel and Corporate Secretary

Newfield Exploration Company • 2017 PROXY STATEMENT    4

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YOUR VOTE IS IMPORTANT

You may vote online or over the phone using the instructions on the Notice, or, if you received a paper copy of the proxy card, by signing and returning it in the envelope provided. You will need the 12-digit control number provided on the Notice of Internet Availability of Proxy Materials or your proxy card to vote at the meeting. You may revoke your proxy at any time before the Annual Meeting by following the instructions in this Proxy Statement. You may also attend the Annual Meeting virtually and vote on the proposals when presented.

Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting of Stockholders to Be Held on May 16, 2017

The Notice of the 2017 Annual Meeting, the Proxy Statement and our 2016 Annual Report and Form 10-K are available at:

http://www.proxyvote.com

FORWARD-LOOKING STATEMENTS

Some of the amounts set forth in this Proxy Statement in the disclosure regarding executive compensation are forward-looking statements within the meaning of the federal securities laws. These statements include estimates of future amounts payable under awards, plans and agreements or the present value of future amounts, as well as the estimated value at December 31, 2016, of awards that may vest based on future performance. Estimating future payments is necessarily subject to contingencies and uncertainties, many of which are difficult to predict. In order to estimate future payments, we make assumptions as to a number of variables, which may, and in many cases will, differ from future actual conditions. These variables include the price of our common stock, the date of termination of employment, final pay, interest rates, applicable tax rates and other assumptions. Accordingly, amounts and awards paid out in future periods may vary from the related estimates and values set forth in this Proxy Statement.

Newfield Exploration Company • 2017 PROXY STATEMENT    5

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PROXY STATEMENT SUMMARY

This Proxy Statement Summary highlights information contained elsewhere in this document. Please read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

TIME AND DATE:	PLACE	RECORD DATE:
8:00 a.m. Central Daylight Time	Via live webcast through the link	March 20, 2017
on Tuesday, May 16, 2017	www.virtualshareholdermeeting.com/NFX2017

VOTING:

Stockholders as of the record date are entitled to vote.

Vote by Internet at	Vote by telephone	Vote by completing and returning your
http://www.proxyvote.com	at 1-800-690-6903	proxy card or voter instruction card

Vote during the meeting via the Internet at www.virtualshareholdermeeting.com/NFX2017. You will need the 12-digit control number provided on the Notice of Internet Availability of Proxy Materials or your proxy card.

We urge you to vote before the meeting.

Voting Matters	BOARD RECOMMENDATION

PROPOSAL 1 Election of Directors

Voting Standard: Majority of the votes cast with respect to each director, meaning the number of shares voted “for” that director must exceed the number of votes “against” that director. Abstentions and broker non-votes will have no effect in determining whether or not a director is elected.

each director nominee

PROPOSAL 2 Non-Binding Advisory Vote to Approve Named Executive Officer Compensation

Voting Standard: Majority of votes cast on the proposal. Abstentions and broker non-votes will have no effect in determining whether the proposal is approved.

PROPOSAL 3 Non-Binding Advisory Vote to Approve the Frequency of Future “Say-on-Pay” Votes

Voting Standard: Majority of votes cast on the proposal. Abstentions and broker non-votes will have no effect in determining whether the proposal is approved. Because this proposal has three possible substantive responses (every one year, every two years or every three years), if none of the frequency alternatives receives the majority of votes cast, then we will consider stockholders to have approved the frequency selected by holders of a plurality of votes cast.

an annual vote

PROPOSAL 4 Ratification of Appointment of Independent Auditor

Voting Standard: Majority of votes cast on the proposal. Abstentions will have no effect in determining whether the proposal is approved. Because your broker has discretion to vote your shares on the proposal in the absence of voting instructions from you, there will be no broker non-votes.

PROPOSAL 5 Approval of the Newfield Exploration Company 2017 Omnibus Incentive Plan

Voting Standard: Majority of votes cast on the proposal. Abstentions are treated as votes cast and will have the same effect as a vote against this proposal (in accordance with applicable NYSE standards). Broker non-votes will have no effect in determining whether the proposal is approved.

PROPOSAL 6 Approval of Material Terms of the 2017 Omnibus Incentive Plan to Comply with the Stockholder Approval Requirements of Section 162(m) of the Internal Revenue Code

Voting Standard: Majority of votes cast on the proposal. Abstentions and broker non-votes will have no effect in determining whether the proposal is approved.

PROPOSAL 7 Approval of the Newfield Exploration Company Amended and Restated 2010 Employee Stock Purchase Plan

Voting Standard: Majority of votes cast on the proposal. Abstentions and broker non-votes will have no effect in determining whether the proposal is approved.

Newfield Exploration Company • 2017 PROXY STATEMENT    6

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Corporate Governance Highlights

The Board is responsible for, and believes in, overseeing Newfield’s assets and business affairs in an honest, fair, diligent and ethical manner driven by best corporate governance principles, including the following:

Director Nominees

The following table provides summary information about each director nominee. Each director stands for election annually. More detailed information about each director’s background, skill set and areas of expertise can be found beginning on page 11.

		Director				Other Public Company
Name	Age	Since	Independent	Occupation	Committee Memberships	Boards
Lee K. Boothby	55	2009		Chairman, President and CEO, Newfield Exploration Company	• None	None
Steven W. Nance (Lead Director)	60	2013		President and Manager, Steele Creek Energy, LLC	• Nominating & Corporate Governance (Chair) • Operations & Reserves	Cloud Peak Energy
Pamela J. Gardner	60	2005		CEO, Your Mind at Work	• Audit • Nominating & Corporate Governance	None
Roger B. Plank	60	2015		Founder and CEO, Apex International Energy Management, LLC	• Audit • Operations & Reserves	Parker Drilling
Thomas G. Ricks	64	1992		CIO, H&S Ventures L.L.C.	• Audit (Chair) • Nominating & Corporate Governance	None
Juanita M. Romans	66	2005		CEO, The Romans Group	• Compensation & Management Development • Nominating & Corporate Governance	None
John (Jack) W. Schanck	65	2013		Retired	• Operations & Reserves (Chair) • Compensation & Management Development	None
J. Terry Strange	73	2004		Retired	• Compensation & Management Development (Chair) • Audit	Group 1 Automotive, Inc., New Jersey Resources Corporation and BBVA Compass Bancshares, Inc.
J. Kent Wells	60	2015		Retired	• Compensation & Management Development • Operations & Reserves	None

Newfield Exploration Company • 2017 PROXY STATEMENT    7

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Executive Compensation Highlights

Total Stockholder Return (TSR) Performance

Following a five-year period (2010-2014) of exceptional strength and consistency, crude oil prices began collapsing in late 2014. The price of oil (NYMEX WTI) reached a low of approximately $26 per barrel in February 2016, as compared to approximately $107 per barrel in mid-2014. Natural gas prices also experienced significant declines in 2014-2016, as the NYMEX Henry Hub natural gas price during that period ranged from a high of approximately $6.15 per MMBtu in February 2014 to a low of approximately $1.64 per MMBtu in March 2016 (the lowest price since February 1999). Despite these significant challenges, we excelled on TSR performance over the past three years versus a group of our peers in the E&P industry that we are likely to be compared against (the E&P Peer Group).

We believe that our strong balance sheet, operational execution, timely acquisitions and divestitures and the continued positive results in SCOOP and STACK have helped to differentiate our story from our peers in the E&P Peer Group during this period of commodity price downturn. As a result, we had a gain in TSR of approximately 64% over the past three years ending December 31, 2016, versus an average decline of approximately 25% in the E&P Peer Group in the same period. The “Relative TSR Performance – 3 Year” chart below compares our TSR to the E&P Peer Group and highlights our exceptional performance over the past three years:

Compensation Program Overview

The Compensation Committee believes that a program weighted toward variable, at risk compensation helps align NEO and stockholder interests. The charts below illustrate the approximate mix of 2016 target total direct compensation for our CEO and other NEOs:

Newfield Exploration Company • 2017 PROXY STATEMENT    8

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Proposal 1:	Election of Directors

How Nominees Are Selected

The Board has adopted “Director Selection Process and Guidelines” that establish criteria for nominating, screening and evaluating director candidates and nominees. The Nominating & Corporate Governance Committee (the “Governance Committee”) recommends director nominees for approval by the full Board. The Governance Committee considers candidates suggested by its members, other directors, senior management and stockholders in anticipation of upcoming director elections and actual or expected Board vacancies. The Governance Committee is authorized, at Newfield’s expense, to retain search firms, consultants, and any other advisers it deems appropriate to identify and screen potential candidates, including those nominated or recommended by its members, other directors, senior management and stockholders.

The Governance Committee reviews the size and structure of the Board and considers director tenure, skills and experience in determining the slate of nominees and as part of director succession planning. When evaluating candidates, the Governance Committee (i) considers the general needs of the Board and Newfield; (ii) consults with the Chairman, President and CEO, Lead Director, other Board members and key members of senior management; (iii) considers the results of recent Board and Governance Committee self-evaluations; (iv) identifies needed skill sets due to upcoming retirements and anticipated vacancies; and, (v) if needed, consults with external advisors.

The Governance Committee seeks a balanced representation of core competencies important to the Board’s oversight role for the long-term success of Newfield’s business strategies. The Governance Committee endeavors to find candidates of high integrity who have a solid reputation and record of accomplishment in their chosen fields and who display the independence of mind and strength of character to effectively represent the best interests of stockholders.

All of our Directors Exhibit the Following Qualifications:

personal and professional integrity and business ethics;
strength of character and judgment;
ability and willingness to devote sufficient time to Board duties;
potential contribution to the diversity and culture of the Board;
business and professional achievements and experience;
ability to represent the interests of all stockholders;
strategic vision and leadership experience at a policy making level;
demonstrated knowledge of corporate governance matters applicable to U.S.-based companies;
demonstrated ability to understand and respect the advisory and proactive oversight responsibility of the Board;
comprehension of the role of a public company director, particularly the fiduciary duties owed to Newfield and all of its stockholders;
absence of conflicts with a director’s fiduciary duties;
independence from management under relevant rules;
expressed willingness to comply with all Newfield policies and guidelines applicable to the directors; and
compliance with Board policies.

The Governance Committee Considers Experience
in the Following Areas:

oil and gas industry and operations;
health, safety and environmental matters;
finance and accounting;
technology;
corporate social responsibility; and
public policy matters.

After reviewing potential candidate qualifications, the Governance Committee recommends selected candidates for in-person interviews. To the extent feasible, potential candidates are interviewed by the Chairman, President and CEO and a majority of the Governance Committee members and results are considered by the Governance Committee. The Governance Committee also reviews sitting directors who are being considered for re-nomination.

Newfield Exploration Company • 2017 PROXY STATEMENT    9

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Director Nominees

The Nominating & Corporate Governance Committee has nominated the nine people named below for election as directors at our Annual Meeting. Proxies cannot be voted for more than nine nominees.

If elected, each nominee below will serve as a director until our 2018 Annual Meeting of Stockholders and thereafter until a successor has been elected and qualified, or, if earlier, until the director’s death, resignation or removal. Unless instructions to the contrary are given, all properly delivered proxies will be voted for the election of these nine nominees.

Our Bylaws require that each director receive a majority of the votes cast with respect to such director in uncontested elections, meaning that the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. All of this year’s director nominees currently serve on our Board. If our stockholders do not re-elect a nominee who already is serving as a director, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws, holdover directors must submit an irrevocable resignation in writing to the Chair of the Governance Committee. The Governance Committee must make a recommendation to our Board regarding whether to accept or reject the resignation, or whether other action should be taken. Our Board would then act on the Governance Committee’s recommendation and publicly disclose its decision (including if the resignation is rejected, the rationale behind it) within 90 days of the date the election results were certified.

If any nominee is unable or unwilling to serve, the proxy holders will vote for such other person as may be nominated by the Governance Committee. Alternatively, our Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

Composition of the Board

Our Board is a collection of individuals with a variety of complementary skills derived from their diverse backgrounds and experiences. All of our director nominees currently serve on our Board, and our Board has determined that each of our nominees, other than Mr. Boothby, is independent. The following information, which is as of March 20, 2017, introduces each of the director nominees for election at our Annual Meeting.

Newfield Exploration Company • 2017 PROXY STATEMENT    10

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LEE K. BOOTHBY
CHAIRMAN Age 55 Director since 2009 Chairman since May 2010

MR. BOOTHBY is our Chairman, President and CEO. He was promoted to the position of President in February 2009 and to the additional role of CEO three months later. From October 2007 until February 2009, Mr. Boothby served as our Senior Vice President – Acquisitions & Business Development. He managed our Mid-Continent business from February 2002 to October 2007, and was promoted from General Manager to Vice President in November 2004. From 1999 to 2002, Mr. Boothby served as the Vice President and General Manager of our former Australian business unit. Prior to joining Newfield, Mr. Boothby worked for Cockrell Oil Corporation, British Gas and Tenneco Oil Company.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE:

Relevant Management and Leadership Experience:

President and CEO of Newfield since 2009; led two Newfield business units – Mid-Continent and Australia

Broad International Exposure:

Spent three years in Australia building our former Australian business unit

Extensive Knowledge of Newfield’s Business, Industry and Community:

Over 17 years in managerial positions at Newfield and nearly 35 years of experience in the oil and gas industry; broad experience in onshore environments, including more than 14 years of experience in North American resource plays; member of the Society of Petroleum Engineers; leads API Market Development Committee; served two years on the board of the Independent Petroleum Association of America; served as Chairman of the Board of the American Exploration & Production Council and continues to serve as a member of the board; holds degrees in Petroleum Engineering (B.S.) and Business (M.B.A.)

Community Dedication and Charitable Experience:

Serves on Industry Advisory Committee of the Louisiana State University Craft & Hawkins Department of Petroleum Engineering; serves on the Council of Overseers and Energy Committee for the Rice University Jones Graduate School of Business

STEVEN W. NANCE (Lead Director)
INDEPENDENT Age 60 Director since 2013 Lead Director since May 2015 Committees • Nominating & Corporate Governance (Chair) • Operations & Reserves

MR. NANCE, our Lead Director, has served as President and Manager of Steele Creek Energy, LLC, a private oil and gas investment company, since 2010. Since 2007, Mr. Nance also has provided consulting services on matters such as oil and gas investments, succession planning, coaching and leadership development. Mr. Nance began his career in 1978 as an engineer with The Superior Oil Company. Mr. Nance joined Meridian Oil, Inc., the predecessor company to Burlington Resources, Inc., in 1985, where he held positions of increasing responsibility until his departure in 1997 as Vice President of Burlington’s Gulf Coast division. From 1997 to 1999, he was with XPLOR Energy and its predecessor company, acting as its Chairman, President and CEO in 1999, when XPLOR Energy was acquired by Harken Energy Corporation. From 2000 to 2007, Mr. Nance served as President of Peoples Energy Production Company, until it was acquired by El Paso Corporation.

OTHER PUBLIC COMPANY DIRECTORSHIPS IN PAST FIVE YEARS:

The Williams Companies, Inc. (2012-2016); Cloud Peak Energy, Inc. (2010 to present)

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE:

Relevant Leadership and Chief Executive Officer/President Experience:

Has held executive positions in several organizations, including three in the oil and gas industry

Extensive Knowledge of Newfield’s Business and Industry:

Nearly 40 years of experience in the oil and gas industry ranging from various engineering assignments to C-level executive; holds a B.S. in Petroleum Engineering

Community Dedication and Charitable Experience:

Recognized as a Distinguished Engineer from the College of Engineering at Texas Tech and is a registered professional engineer (inactive status). Serves on the board for The Center for the Performing Arts at The Woodlands

Newfield Exploration Company • 2017 PROXY STATEMENT    11

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PAMELA J. GARDNER
INDEPENDENT Age 60 Director since 2005 Committees • Audit • Nominating & Corporate Governance

MS. GARDNER has served as the CEO with Your Mind at Work, a consulting firm, since January 2013. She spent 24 seasons with the Houston Astros Baseball Club, serving her last 11 years as President, Business Operations. Ms. Gardner began her career with the Houston Astros in 1989 as Director of Communications, was promoted to Vice President of Marketing in 1996, then promoted to Senior Vice President of Sales and Marketing in 1999, and served in that role until becoming President in 2001. She retired as President in January 2012, but provided advisory services to the ownership group throughout 2012.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE:

Diversity:

First female executive inducted into the Texas Baseball Hall of Fame; longest tenured female executive officer in Major League Baseball; public speaker and writer on women’s leadership issues; recipient of the YWCA’s Outstanding Woman of Achievement Award in 2006 and the Trailblazer Award from the Houston Women’s Chamber of Commerce; included in a special exhibit on Women in Baseball in the Baseball Hall of Fame in Cooperstown, New York

Relevant Leadership and Chief Executive Officer/President Experience:

Professional experience in strategic planning, project development, professional sports, nonprofit/charitable organizations and business; managed all business and operational aspects of the Houston Astros, including oversight of all revenue areas, building management, customer service, finances, sponsorship and ticket sales, community, advertising and marketing, as well as non-baseball events at Minute Maid Park; frequent speaker on leadership and diversity; received the Marguerite Ross Barnett leadership award from the Houston Area Urban League in 2008

Community Dedication and Charitable Experience:

Served on the Executive Committee of Central Houston, Inc., a not-for-profit organization concerned with urban planning and cultural and economic development in Houston; served as a Board member of the Harris County Houston Sports Authority, overseeing property and funds of Houston sports facilities; served on the University of Houston Hobby School of Public Policy Advisory Board; and served as Chairman of the Mayor’s program to end chronic homelessness in Houston

ROGER B. PLANK
INDEPENDENT Age 60 Director since 2015 Committees • Audit • Operations & Reserves

MR. PLANK has 35 years of experience in the oil and gas industry. Early in 2016, he founded and began serving as Chief Executive Officer of Apex International Energy Management, LLC, a private oil and gas company focused on acquisitions, exploration and production in the Middle East North Africa region, including Egypt. Recently the Egyptian General Petroleum Company awarded Apex two concessions comprised of 1.7 million acres in the prolific Abu Gharadig Basin. Mr. Plank retired from his position as President and Chief Corporate Officer of Apache Corporation in February 2014 after serving 32 years with the company. He began his career at Apache in 1982 and moved throughout the organization to take on a number of leadership positions in charge of Planning and Corporate Development, Investor Relations and Corporate Communications. Mr. Plank served as Vice President and Chief Financial Officer from July 1997 to May 2000 and Executive Vice President and Chief Financial Officer from May 2000 to February 2009 when he became President and Principal Financial Officer. He was appointed President and Chief Corporate Officer in February 2011 and served in that role until his retirement in February 2014.

OTHER PUBLIC COMPANY DIRECTORSHIPS IN PAST FIVE YEARS:

Director of Parker Drilling, 2004 to present (Lead Director, May 2013 to January 2016)

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE:

High Level of Financial Literacy:

Served as Chief Financial Officer, Principal Financial Officer and President and Chief Corporate Officer at Apache Corporation; named among Institutional Investor Magazine’s best energy CFOs in America in 2004 and 2007; determined by the Board to be an audit committee financial expert, as defined by the SEC

Relevant Leadership and Chief Financial/Corporate Officer Experience:

More than 17 years in senior leadership roles at Apache Corporation including Chief Financial Officer, Principal Financial Officer and President and Chief Corporate Officer

Extensive Knowledge of Newfield’s Business and Industry:

Over 35 years of experience in the oil and gas industry ranging from various leadership positions in corporate development to C-level executive and holds an M.B.A.

Community Dedication and Charitable Experience:

Serves on the board of Houston’s Alley Theatre (previously Chairman)

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THOMAS G. RICKS
INDEPENDENT Age 64 Director since 1992 Committees • Audit (Chair) • Nominating & Corporate Governance

MR. RICKS serves as Chief Investment Officer of H&S Ventures L.L.C., a private investment firm. Prior to taking this position with H&S Ventures in May 2001, he was CEO of The University of Texas Investment Management Company from March 1996 to May 2001. Mr. Ricks served as Vice Chancellor for Asset Management for The University of Texas System from August 1992 through February 1996, and as Executive Director of Finance and Private Investments from 1988 to 1992.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE:

High Level of Financial Literacy and Risk Analysis Expertise:

Over 30 years in various domestic and international finance positions in the oil and gas and financial industries, providing him with investment and financial experience combined with accounting and audit expertise; responsible for the management of a $15 billion endowment and operating fund supporting The University of Texas System; holds B.A. in Economics and M.B.A.; Certified Public Accountant (not licensed); determined by the Board to be an audit committee financial expert, as defined by the SEC

Relevant Leadership and Chief Executive Officer/President Experience:

Over five years of experience as the CEO of a $15 billion fund

Extensive Knowledge of Newfield’s Business and Industry:

Served as one of our directors for 25 years, providing invaluable knowledge of our strategy and business

Extensive Board and Corporate Governance Expertise:

Serves on the Board of Panacea Pharmaceuticals Inc., a private pharmaceutical development company, since 2015; former director of BDM International, DTM Corporation, LifeCell Corporation and Argus Pharmaceuticals; brings to our Board significant knowledge on corporate governance matters

Community Dedication and Charitable Experience:

Serves on the Investment Committee of the University of California Foundation – Irvine; previously served on the Audit Committee of the Samueli Foundation, a not-for-profit organization with a mission to create societal value by investing in innovative, entrepreneurial and sustainable ideas; previously served on the board of the Ocean Institute, a not-for-profit organization with the mission to inspire people to become responsible stewards of our oceans

JUANITA M. ROMANS
INDEPENDENT Age 66 Director since 2005 Committees • Compensation & Management Development • Nominating & Corporate Governance

MS. ROMANS serves as the CEO of The Romans Group, a private global healthcare consulting firm she founded in January 2011. From 2012 to 2014, Ms. Romans served as Managing Principal of MFR Healthcare Solutions (a partnership formed with The Romans Group), providing strategic, tactical and operational planning consulting services to hospitals, universities, medical institutions and other providers in the global healthcare marketplace. From June 2001 to January 2011, Ms. Romans served as CEO and Central Market Leader of Memorial Hermann – Texas Medical Center, and from January 2003 to January 2011 she served as the CEO of Memorial Hermann Hospital.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE:

Diversity:

Over 30 years of professional experience in medical industry, strategic planning, project development and nonprofit/charitable organizations

High Level of Financial Literacy and Risk Analysis Expertise:

Over 20 years of experience in the areas of contracting, project development, partnerships, joint ventures and analyzing risks related to business strategy; managed the costs and responsible for the financial health of Memorial Hermann Hospital with more than 6,000 employees for nine years

Relevant Leadership and Chief Executive Officer/President Experience:

Over nine years of experience as a CEO in the heavily-regulated and people-intensive medical industry where she was responsible for, among other matters, strategy development and execution, financial performance and operations

Community Dedication and Charitable Experience:

Serves on the board of Center for Houston’s Future; Executive Committee member, Houston Hispanic Chamber of Commerce; served on the boards of Rice University Jones Business School, the Children’s Assessment Center, the South Main Center Association, and Save our ERs; member of Texas Hospital Association, Voluntary Hospital Association, Texas Association for Public and Non-Profit Hospitals, Greater Houston Partnership and Texas Executive Women

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JOHN ( JACK) W. SCHANCK
INDEPENDENT Age 65 Director since 2013 Committees • Compensation & Management Development • Operations & Reserves (Chair)

MR. SCHANCK has over 35 years of experience in the oil and gas industry, most recently serving as President and CEO of Sonde Resources Corporation in Calgary, Alberta from 2010 until his retirement in June 2013. Sonde is an energy company engaged in the exploration and production of oil and natural gas, with operations in Western Canada and offshore North Africa. Mr. Schanck spent the first 21 years of his career with Unocal Corporation and its subsidiaries. During that time, he helped lead Unocal’s exploration activities in both the U.S. and international regions, holding the positions of Group Vice President – Oil & Gas Operations from 1994 to 1996 and President of Spirit Energy 76 from 1997 to 1999. Following his career with Unocal, Mr. Schanck was Co-CEO for Samson Investment Company from 1999 to 2005 and Managing Partner of Tecton Energy, LLC from 2006 to 2009. Mr. Schanck is also a director of Saulsbury Industries, a private company engaged in engineering and construction, and a director of P2 Energy Solutions, a private company engaged in oil and gas software development and sales.

OTHER PUBLIC COMPANY DIRECTORSHIPS HELD IN PAST FIVE YEARS:

Penn West Exploration Ltd. (June 2008 to June 2014); Sonde Resources Corp. (December 2010 to July 2013)

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE:

Relevant Leadership and Chief Executive Officer/President Experience:

Has held executive positions in several organizations, including 35 years in the energy industry

Extensive Knowledge of Newfield’s Business and Industry:

Over 35 years of experience in the energy industry, holding leadership positions in both public and private companies, including C-level executive; holds a B.S. and M.S. in Geology

Community Dedication and Charitable Experience:

Served on numerous not-for-profit boards including Child Abuse Network - Tulsa, OK; board member and President of Spindletop Charities in Houston; board member and President of United Way, Tulsa, OK

J. TERRY STRANGE
INDEPENDENT Age 73 Director since 2004 Committees • Audit • Compensation & Management Development (Chair)

MR. STRANGE is a 34-year veteran of KPMG LLP. From 1996 until his retirement in 2002, he served as the Vice Chairman and Managing Partner of the U.S. Audit Practice of KPMG in addition to his service from 1998 until 2002 as the Global Managing Partner of the Audit Practice of KPMG International.

OTHER PUBLIC COMPANY DIRECTORSHIPS IN PAST FIVE YEARS:

Group 1 Automotive, Inc. (2005 to present); New Jersey Resources Corporation, a natural gas provider (2003 to present); BBVA Compass Bancshares, Inc., a commercial bank (2008 to present); previously served as a director of SLM Corporation, known as “Sallie Mae” (2008 to 2013)

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE:

High Level of Financial Literacy and Risk Analysis:

34 years of service with KPMG in the audit division, including six years as Vice Chairman and overseeing internal risk management; assisted in developing information risk management team at KPMG; B.B.A. and M.B.A. in Accounting; Certified Public Accountant; named as one of 100 most influential accountants in 2001 by Accounting Today; determined by the Board to be an audit committee financial expert, as defined by the SEC

Broad International Exposure:

Four years as the Global Managing Partner of the Audit Practice of KPMG International

Extensive Board and Corporate Governance Experience:

Serves on the audit committee and board of three additional public companies; an active participant and expert speaker for the National Association of Corporate Directors and an NACD Board Leadership Fellow, bringing to our Board significant knowledge on corporate governance matters

Extensive Knowledge of Newfield’s Business and Industry:

Served clients in the energy industry for over 15 years; led the energy practice at KPMG for three years; significantly involved in the original development of the accounting standards released by the Financial Accounting Standards Board and the disclosure rules implemented by the SEC for the oil and gas industry; assisted in writing the original oil and gas accounting industry guide published by the AICPA

Community Dedication and Charitable Experience:

Former Chair of the Finance Committee of the National Cutting Horse Association

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J. KENT WELLS
INDEPENDENT Age 60 Director since 2015 Committees • Compensation & Management Development • Operations & Reserves

MR. WELLS has more than 35 years of experience in the oil and gas industry, most recently retiring from his position as CEO and President of Fidelity Exploration & Production Company in February 2015. Mr. Wells launched his career as a petroleum engineer with Amoco Canada Pet. Co. in 1979 and quickly advanced to take on a number of key roles in the organization. From 2000 through 2002, Mr. Wells held the position of Vice President, Rockies, and from 2002 through 2005, Vice President, Gulf of Mexico Shelf, BP America. He also served as General Manager, Abu Dhabi Company for Onshore Oil Operations, 2005 through 2007 and as Senior Vice President, Exploration and Production North America Gas, BP America, from 2007 through 2011. He joined Fidelity Exploration & Production Company in 2011 as President and CEO. In 2013, he was made Vice Chairman of MDU Resources, the parent company of Fidelity, and elected to serve on its board, until he retired in 2015.

OTHER PUBLIC COMPANY DIRECTORSHIPS IN PAST FIVE YEARS:

Director of MDU Resources (2013 to 2015)

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE:

Relevant Leadership and Chief Executive Officer Experience:

More than 15 years in leadership roles at BP and Fidelity, including senior leadership positions as Senior Vice President, Exploration and Production and CEO and President

Extensive Knowledge of Newfield’s Business and Industry:

Over 35 years of experience in the oil and gas industry, where he has held positions of increasing responsibility starting as a petroleum engineer focusing on drilling and advancing to C-level executive; significant experience in onshore gas resource plays in the U.S.; holds a B.S. in Mechanical Engineering

Community Dedication and Charitable Experience:

Served on the board of regional chapters of the MS Society and the Juvenile Diabetes Research Foundation

Board Recommendation

The Board of Directors recommends a vote “FOR” each of the foregoing nominees to serve as a director.

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CORPORATE GOVERNANCE

Set forth below is a discussion about our corporate governance policies and practices as well as other matters relating to our Board and its committees. The Board is responsible for, and believes in, overseeing Newfield’s assets and business affairs in an honest, fair, diligent and ethical manner driven by best corporate governance principles.

Corporate Governance Guidelines

To fulfill its responsibilities, the Board follows the procedures and standards set forth in its Corporate Governance Guidelines. These Guidelines address matters such as:

•	director responsibilities and conduct;

•	Chairman and Lead Director responsibilities;

•	director qualifications;

•	Board composition;

•	Board and committee functions;

•	director access to officers, employees and advisors;

•	director compensation and stock ownership;

•	Board interaction with investors and the media;

•	director orientation and continuing education;

•	evaluation of our President and CEO;

•	management succession;

•	Board communications; and

•	reports concerning accounting and performance evaluations of our Board and its committees.

Proxy Access Nominations

In November 2016, the Board approved an amendment to our Bylaws to allow a stockholder or group of stockholders that meet certain criteria and requirements to nominate candidates for election to the Board and have such candidates included in our proxy statement. Specifically, Article II, Section 2.13(e) has been added to our Bylaws to permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials directors constituting up to the greater of 20% of the Board or two directors, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws. If you wish to utilize proxy access, you must submit the information required under the Bylaws to us not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders. Accordingly, for the 2018 Annual Meeting, such notice must be received no earlier than October 30, 2017 and no later than November 29, 2017. Any questions regarding our proxy access procedures may be directed to our Corporate Secretary.

Stockholder Recommendations of Director Nominees

In general, the Governance Committee will use the same process to evaluate candidates recommended by stockholders as it uses to evaluate all other director candidates. However, if a candidate is recommended by a stockholder or a group of stockholders, the Governance Committee also will review the information required of such nominees pursuant to Newfield’s Bylaws.

If you want the Governance Committee to consider a possible candidate for director, you should submit the name of the candidate, together with appropriate biographical information, to the Chair of the Governance Committee, c/o Corporate Secretary, Newfield Exploration Company, 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380. If you wish to propose a matter for action at a stockholders’ meeting, including the nomination of a director for election, you must comply with the provisions of our Bylaws that are described in this Proxy Statement in the section entitled “Stockholder Proposals for 2018 Annual Meeting and Director Nominations” on page 73.

Diversity Policy for Director Candidates

Our Director Selection Process and Guidelines do not prescribe specific standards for diversity. Nevertheless, in selecting director candidates, the Governance Committee and the Board take diversity into account, seeking to ensure a representation of varied perspectives and experiences.

Through its succession-planning process, which occurs at least annually, the Governance Committee reviews the skills and elements of diversity for all directors to ensure that the Board members represent the appropriate and relevant skills, perspectives and experiences.

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Director Independence

Our Board has determined that eight of our nine nominated directors are “independent” as defined by NYSE rules. In making this determination, the Board considered various transactions and relationships between each director nominee or his or her immediate family and Newfield and its subsidiaries. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. In the ordinary course of business during 2016, we entered into purchase and sale transactions for products and services with certain companies affiliated with members of our Board of Directors, as described below:

•	Mr. Schanck is a director of P2 Energy Solutions. In 2016, we paid P2 Energy Solutions approximately $2.1 million in licensing agreement and annual maintenance costs for software.

•	Mr. Nance was a director of The Williams Companies for a portion of 2016. In 2016, we paid The Williams Companies approximately $2.2 million for lease payments for our office space in Tulsa, Oklahoma and $0.2 million for a joint interest billing credit.

We generally expect transactions of a similar nature to occur during 2017. See also “Related Person Transactions.”

As a result of its review, our Board affirmatively determined, based on its understanding of such transactions and relationships, that all of the nominees for director are independent of Newfield under the standards set forth by the NYSE, with the exception of Lee Boothby, our Chairman of the Board, President and CEO. There are no family relationships between any of the nominees for director or between any nominee and any executive officer of Newfield.

Board Leadership Structure

We do not have a policy with respect to separating the roles of Chairman of the Board and Chief Executive Officer. The Governance Committee and the other independent members of our Board annually evaluate the appropriate leadership structure. Lee K. Boothby, our President and CEO, has served as our Chairman since May 2010. The Board believes a combined Chairman/CEO office provides significant benefits for our stockholders, including a unified approach to strategy and execution. The Board believes that a Chairman who understands Newfield’s day-to-day business and the important issues to be addressed by the Board ensures that the Board has valuable insight into operations and strategies from management’s perspective and facilitates the flow of information between management and the Board. The Board also believes a combined Chairman/CEO leadership structure ensures the appropriate level of independent oversight because:

•	the Board has an independent Lead Director;

•	the Lead Director collaborates with the Chairman to set the agenda for each meeting of the Board;

•	Board committees are composed entirely of independent directors;

•	the independent Compensation & Management Development Committee (“Compensation Committee”) annually evaluates the performance of our President and CEO; and

•	all of the director nominees, other than Mr. Boothby, our Chairman, President and CEO, are independent under the standards set forth by the NYSE.

Chairman of the Board

The Chairman ensures the overall effectiveness of the Board. The Chairman’s significant responsibilities are to:

•	set Board meeting agendas, in collaboration with the Lead Director;

•	preside over meetings of the Board;

•	serve as a liaison between the Board and management; and

•	chair the Annual Meeting of Stockholders;

Lead Director

Steven W. Nance has served as our Lead Director since May 2015.

The Lead Director is an independent director nominated by the Governance Committee and is elected by the Board for a one-year term. The Lead Director serves a valuable role in leading the Board and creating an atmosphere in which the Board can enhance Newfield’s success. The Lead Director’s significant responsibilities are to:

•	act as a liaison between the independent directors and the Chairman/CEO and management, including with regard to the interest of the independent directors in having particular issues or topics addressed in a Board meeting;

•	collaborate with the Chairman/CEO on the agendas for the meetings of the Board (including schedule and materials);

•	set the agendas for, call for, and preside over the executive sessions of the independent directors, which typically are conducted at each Board meeting;

•	brief the Chairman/CEO and management, as needed, on the issues discussed in the executive sessions;

•	preside over meetings of the Board when the Chairman is not present or has a conflict;

•	serve as a mentor and provide guidance to the Chairman/CEO as requested or needed;

•	coordinate the retention of consultants and advisors who report directly to the Board on Board matters (as opposed to committee consultants and advisors);

•	facilitate and assist the Governance Committee with Board, committee and director evaluations, and communicate results;

•	assist the Chairman/CEO and Chair of the Compensation Committee with succession planning, as necessary;

•	foster a respectful atmosphere in which directors feel comfortable asking questions, providing insight and engaging in dialogue;

•	frequently meet with management to preview significant matters (such as potential acquisitions and other large capital commitments) expected to be presented to the Board, and act as a general resource to the Chairman/CEO; and

•	as needed or requested by the Board, perform other corporate governance duties.

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Governance Policies and Practices

Executive Sessions of Independent Directors

All of our non-employee directors are independent. Our Corporate Governance Guidelines provide that our independent directors will meet in executive session at least annually, and more frequently as needed at the call of one or more independent directors. In practice, our independent directors meet in executive session on a regular basis – usually at each regularly scheduled meeting of our Board. These executive sessions are presided over by the Lead Director or, if the Lead Director is not in attendance, by another person chosen by the independent directors.

Risk Oversight

Management is responsible for implementing our financial and business strategies, and for assessing and managing the risks relating to Newfield and its performance under those strategies. Our Board reviews, approves (where appropriate) and monitors our financial and business objectives, strategies, plans and major corporate actions. Our Board also assesses major risks relating to Newfield and its performance, and reviews options to mitigate and address such risks.

The Board retains primary responsibility to oversee risks related to our strategy and business. To assist the Board in discharging its oversight responsibilities, members of management report to the Board and its committees on areas of risk to Newfield, and our Board committees consider specific areas of risk inherent in their respective spheres of oversight and report to the full Board on these matters. For example:

•	our Audit Committee discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	our Compensation Committee incorporates risk considerations, including the risk of loss of key personnel, as it evaluates the performance of our President and CEO and other executive officers, reviews management development and succession plans, and considers risks related to our compensation programs and policies;

•	our Governance Committee focuses on issues relating to Board composition, leadership structures and corporate governance matters; and

•	our Operations & Reserves Committee reviews, evaluates and oversees Newfield’s risks relating to our operations, including matters relating to safety, the environment, regulations, compliance and reserves.

In addition to receiving reports from Board committees regarding the risks considered in their respective areas, at least once a year, the Board will specifically review our long-term strategic plans and the principal issues and risks we may face, as well as the processes through which we manage risk. This ensures our Board has a broad view of our strategy and overall risk management process and enables the full Board to coordinate risk oversight, especially with respect to risk interrelationships. We believe our combined Chairman/CEO role enhances the Board’s administration of its risk oversight function because, through his role as Chairman, our President and CEO is able to provide the Board with valuable insight into our risk profile and the options to mitigate and address our risks based on his experiences with the daily management of our business.

Mandatory Retirement Age for Directors

Any director who reaches age 72 while in office must resign at the end of the current term, unless (a) the members of the Governance Committee unanimously (not including the director in question if such director is a member of the Governance Committee) waive such requirement due to special circumstances, and (b) such waiver is ratified and approved by a majority of the disinterested directors on the Board. In 2016, J. Terry Strange reached our mandatory retirement age. The Governance Committee determined it was prudent to waive Mr. Strange’s mandatory retirement for one year in 2016 and again for one year in 2017, and that waiver was ratified and approved unanimously by the disinterested directors of the Board.

No Term Limits for Directors

The oil and gas industry is very specialized and takes years to truly understand. The Board believes Newfield and its stockholders benefit from Board continuity and stability that allows directors to focus on long-term business strategies and results. For these reasons, among others, the Board does not believe it should establish arbitrary term limits for directors based on years of service. Such term limits would likely cause us to lose the contributions of directors who have developed significant and valuable insight into Newfield, its operations and industry that would be difficult to replace.

Stock Ownership Guidelines for Directors

The Board believes it is important to align director interests with those of stockholders. All independent directors are expected to own Newfield stock equal in value to five times their annual cash retainer, not including any cash retainers paid to a director for serving as the Lead Director or a chair of a committee. Such ownership must be reached within five years from a director’s first appointment to the Board. As of year-end 2016, all independent directors met our stock ownership guidelines.

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Communication with Independent Directors

We have established an Ethics Line, which enables investors, employees and any other interested parties in any country in which we operate to anonymously report any practices thought to be in violation of our corporate governance policies. The Ethics Line also can be used to communicate with our independent directors, including our Lead Director, on a direct and confidential basis. The web address for our Ethics Line is www.newfieldexploration.ethicspoint.com and the telephone number in the United States, Guam, Puerto Rico and Canada is 866-593-5936. Additional information regarding the Ethics Line is available on our website at http://www.newfield.com under the tab “Corporate Responsibility – Governance.”

Director Attendance at Board and Committee Meetings

Our Board met in person or by telephone conference six times during 2016. All of the directors attended 75% or more of the total number of meetings of the Board held in 2016 and the total number of meetings held in 2016 by all committees of the Board on which he or she served (during the periods that he or she served on such committee).

Director Attendance at Annual Meetings of Stockholders

Directors are expected to attend the Annual Meetings of Stockholders. All of our then current directors attended the 2016 Annual Meeting.

Board Committees

Our Board presently has four standing committees: Audit, Compensation & Management Development, Nominating & Corporate Governance, and Operations & Reserves. Each of these committees is composed entirely of independent directors and operates under a governing charter. See “Corporate Governance Documents.”

Audit Committee

Members (all independent): Thomas G. Ricks (Chair), Pamela J. Gardner, Roger B. Plank and J. Terry Strange Meetings Held in 2016: 7

THE PRIMARY PURPOSES OF THE AUDIT COMMITTEE ARE TO ASSIST THE BOARD IN MONITORING:

•	the integrity of our financial statements and financial reporting processes and systems of internal control;

•	the qualifications and independence of our independent auditors;

•	the performance of our internal audit function and independent auditors; and

•	our compliance with legal and regulatory requirements.

The Audit Committee also prepares a report each year in conformity with SEC regulations for inclusion in our Proxy Statement. The Audit Committee is responsible for appointing, retaining and terminating our independent auditors.

The Board has determined that each of Messrs. Ricks, Strange and Plank meets the qualifications of an audit committee financial expert, as defined by SEC regulations. In addition, Mr. Strange also serves on the audit committees of Group 1 Automotive, Inc., New Jersey Resources Corporation and BBVA Compass Bancshares, Inc. Our Board has determined that such simultaneous service on these other audit committees and on our Audit Committee does not impair the ability of Mr. Strange to serve Newfield effectively.

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Compensation & Management Development Committee

Members (all independent): J. Terry Strange (Chair), Juanita M. Romans, John (Jack) W. Schanck and J. Kent Wells Meetings Held in 2016: 8

THE PRIMARY PURPOSES OF THE COMPENSATION COMMITTEE ARE TO:

•	review, evaluate, modify and approve the compensation of our executive officers and other key employees;

•	produce a report on executive compensation each year for inclusion in our Proxy Statement;

•	oversee the evaluation and development of Newfield management;

•	oversee succession planning for our President and CEO and other officers; and

•	perform such other functions as the Board may assign to the Compensation Committee from time to time.

The Compensation Committee has authority to oversee the administration of compensation programs applicable to all of our employees, including our executive officers. The Compensation Committee may delegate some or all of its authority to subcommittees when it deems appropriate. The Compensation Committee may also provide input on the structure of our non-employee director compensation program, as appropriate.

No member of the Compensation Committee is or has been an officer of Newfield, was an employee of Newfield during the last fiscal year or as of the date of this Proxy Statement, or is serving or has served as a member of the compensation committee of another entity that has an executive officer serving on Newfield’s Compensation Committee. No executive officer of Newfield served as a director of another entity that had an executive officer serving as a Newfield director.

Nominating & Corporate Governance Committee

Members (all independent): Steven W. Nance (Chair), Pamela J. Gardner, Thomas G. Ricks and Juanita M. Romans Meetings Held in 2016: 4

THE PRIMARY PURPOSES OF THE GOVERNANCE COMMITTEE ARE TO:

•	advise our Board about the appropriate composition of the Board and its committees;

•	evaluate potential or suggested director nominees and identify individuals qualified to be directors;

•	nominate directors for election at our Annual Meetings of Stockholders or for appointment to fill vacancies;

•	recommend to our Board the directors to serve as members of each committee and the individual members to serve as chair of the committees;

•	approve the compensation structure for all non-employee directors (the Compensation Committee may also provide input on such structure, as appropriate);

•	advise our Board about corporate governance practices, develop and recommend to the Board appropriate corporate governance practices and policies, and assist the Board in implementing those practices and policies;

•	oversee the evaluation of our Board through an annual review of the performance of the Board and its committees; and

•	oversee the new director orientation program and the continuing education program for all directors.

Operations & Reserves Committee

Members (all independent): John (Jack) W. Schanck (Chair), Steven W. Nance, Roger B. Plank and J. Kent Wells Meetings Held in 2016: 6

THE PRIMARY PURPOSES OF THE OPERATIONS COMMITTEE ARE TO:

•	review, evaluate and oversee Newfield’s operations, including matters relating to safety, the environment, regulations, and compliance, and the analysis and reporting of Newfield’s proved reserves;

•	review, evaluate and discuss future projects;

•	review, evaluate and discuss the risks related to Newfield’s day-to-day operations; and

•	perform such other functions as the Board may assign to the Operations & Reserves Committee from time to time.

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Related Person Transactions

Although we have not formally adopted written policies or procedures for the approval of related person transactions, our Corporate Governance Guidelines and Code of Business Conduct and Ethics (“Code of Conduct”), which applies to all employees, executive officers and directors, specifically prohibit conflicts of interest, except under guidelines approved by the Board. Under the Code of Conduct, a “conflict of interest” is defined as any circumstance that could impair a person’s ability to act with complete objectivity with regard to Newfield’s interests. Any employee or director who becomes aware of a conflict or potential conflict is asked to bring it to the attention of a supervisor, management or other appropriate personnel, who then is required to document and report the outcome of such matters to our compliance officer. Under the Corporate Governance Guidelines, the Board must resolve any conflict of interest question involving the President and CEO or any executive officer.

In addition, the Corporate Governance Guidelines state that directors must attempt to avoid any situation that may give rise to a conflict of interest or the appearance of a conflict of interest. If an actual or potential conflict of interest arises, the director must promptly inform the Chairman of the Board and the Chair of the Governance Committee (or in the event a potential conflict arises with the Chair of the Governance Committee, that individual must notify the Chair of the Audit Committee) and recuse himself or herself from any Board deliberations or decisions related to the matter that is the subject of the conflict of interest. If an actual or potential conflict exists and cannot be resolved by a director’s recusal from participation in discussions or deliberations related to the matter or in any other reasonable manner, the director is expected to offer to tender a resignation to the Chair of the Governance Committee. The Governance Committee will determine whether to accept or reject such offer.

Further, the Governance Committee and our Board annually review related person transactions with respect to directors (including those transactions described above under “Corporate Governance – Director Independence” on page 17) as part of their annual assessment of director independence and the director nomination process, as provided in our Corporate Governance Guidelines and the written charter of our Governance Committee. Other related person transactions are disclosed to our Board or a Board committee and are addressed on a case by case basis.

Codes and Corporate Governance Documents

Code of Business Conduct and Ethics, Financial Code of Ethics and Insider Trading Policy

Our Board has formally adopted, and annually reviews and approves, a Code of Business Conduct and Ethics governing the conduct and decisions of our directors, officers and employees. In addition, our Board has adopted, and annually reviews and approves, our Financial Code of Ethics applicable to our President and CEO, Chief Financial Officer and Controller or Chief Accounting Officer, and our Insider Trading Policy applicable to each Newfield director, officer, employee and consultant.

Corporate Governance Documents

The Corporate Governance Guidelines and Codes mentioned above, as well as the charters for the Board’s four standing committees, are available on our website at http://www.newfield.com under the tab “Corporate Responsibility – Governance.”

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DIRECTOR COMPENSATION

Only non-employee directors are compensated for serving as directors. Currently, Mr. Boothby, our Chairman, President and CEO, is the only Board member who is a Newfield employee. His compensation is included in the Summary Compensation Table of this Proxy Statement.

The Governance Committee has the sole authority to approve the compensation structure for all non-employee directors. The Compensation Committee may also provide input on the structure of our non-employee director compensation program, as appropriate. Director compensation is reviewed at least annually. The Governance Committee seeks to set director compensation at an adequate level to compensate directors for their time and effort expended in satisfying their obligations without jeopardizing their independence.

Director Compensation Program

In May 2016, the Governance Committee considered the compensation of the non-employee directors, seeking the input of the Compensation Committee as appropriate, and Pearl Meyer provided a report on director compensation to the Governance Committee for use in its consideration of 2016/2017 director compensation. Based on these considerations, the Governance Committee determined that no changes were necessary. As a result, compensation for non-employee directors for the 2016/2017 period was as follows:

	Compensation for 2015/2016 ($)	Compensation for 2016/2017 ($)
Annual cash retainer	$75,000	No change
Annual fee for chair of the Governance Committee	20,000	No change
Annual fee for chair of the Audit Committee	25,000	No change
Annual fee for chair of the Compensation Committee	20,000	No change
Annual fee for chair of the Operations & Reserves Committee	20,000	No change
Annual fee for Lead Director	75,000	No change
Annual equity award (in the form of restricted stock or restricted stock units)	200,000	No change

Annual equity awards were granted in 2016 pursuant to the Newfield Exploration Company 2011 Omnibus Stock Plan. Beginning with the 2016 grants, our non-employee directors were given the opportunity to elect to defer the settlement date of their annual equity awards.

Each non-employee director who is in office immediately after an Annual Meeting of Stockholders and who does not elect to defer the equity award pursuant to the Newfield Exploration Company Non-Employee Directors’ Deferred Compensation Plan will be granted restricted shares with a specified market value (which was approximately $200,000 for 2016). The number of restricted shares granted is determined by dividing that market value by the average of the high and low sales prices of Newfield common stock on the date of the Annual Meeting. In general, the restrictions on the shares granted will lapse on the day before the first Annual Meeting of Stockholders after the date of grant if the director is still on the Board. In addition, if a non-employee director terminates service as a director by reason of death or disability, the restrictions on the award will lapse as of the date of termination.

Any non-employee director who is in office immediately after an Annual Meeting of Stockholders and who elects to defer the award will be granted a number of restricted stock units calculated in the same manner as the restricted stock award described above. These restricted stock units will be deposited in an account within the Newfield Exploration Company Non-Employee Directors’ Deferred Compensation Plan and will be subject to the same vesting terms described above for restricted stock awards. Distributions with respect to restricted stock units from such accounts will be made according to the particular director’s instructions under the Deferred Compensation Plan.

Any non-employee director who is appointed by the Board not in connection with an Annual Meeting of Stockholders will be granted restricted shares with the same market value as used for the previous Annual Meeting, pro-rated to reflect the actual time served on the Board. In such cases the number of restricted shares will be determined by dividing the pro-rated market value by the average of the high and low sales prices of Newfield common stock on the date of appointment.

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Director Compensation Table

The following table contains information about our non-employee directors’ fiscal year 2016 compensation.

	Fees Earned or		All Other
	Paid in Cash	Stock Awards(1)	Compensation(2)	Total
	($)	($)	($)	($)
Pamela J. Gardner	$75,000	$199,973	$	$274,973
Steven W. Nance	170,000	199,973	2,500	372,473
Roger B. Plank	75,000	199,973		274,973
Thomas G. Ricks	100,000	199,973	500	300,473
Juanita M. Romans	75,000	199,973		274,973
John (Jack) W. Schanck	95,000	199,973	500	295,473
J. Terry Strange	95,000	199,973		294,973
J. Kent Wells	75,000	199,973		274,973

(1)	Reflects the aggregate grant date fair value of the 2016 restricted stock awards and restricted stock units to our non-employee directors, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), determined without regard to forfeitures, as required by SEC regulations. The grant date fair value of each 2016 award of $199,973 was based on the average of the high and low sales price of our common stock on the May 17, 2016, grant date, which was $39.63. See also Note 15, Stock-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC, for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards. As of December 31, 2016, each non-employee director listed in the table above held 5,046 unvested restricted shares or unvested restricted stock units (if the director elected to defer the 2016 award). All unvested restricted shares and unvested restricted stock units are scheduled to vest on May 15, 2017, the day before our 2017 Annual Meeting, subject to the non-employee director’s continued service through such date.

(2)	Reflects charitable contributions with respect to 2016 pursuant to our matching gift program for non-employee directors. Under this program, we match our non-employee directors’ charitable contributions up to $2,500 per year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership information with respect to our common stock as of March 20, 2017, for (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each of our directors and nominees for director, (3) each of our named executive officers referenced in the Summary Compensation Table, and (4) all of our directors and executive officers as a group. Unless otherwise noted, each person listed below has sole voting and investment power with respect to the shares of our common stock listed below as beneficially owned by the person. As of March 20, 2017, we had 198,966,370 shares outstanding.

None of the shares beneficially owned by our executive officers or directors has been pledged as security for an obligation. Our Insider Trading Policy prohibits our executive officers and directors from holding Newfield securities in a margin account or pledging Newfield securities as collateral for a loan.

	Beneficial Ownership(1)
Name of Beneficial Owner	Shares (#)	Percent @ March 20, 2017
Holders of More Than 5%:
Boston Partners(2)	10,208,563	5.13%
BlackRock, Inc.(3)	13,156,535	6.61%
State Street Corporation(4)	10,405,689	5.23%
The Vanguard Group, Inc.(5)	21,785,472	10.95%
Wellington Management Group LLP(6)	20,640,564	10.37%
Management:
NEOs
Lee K. Boothby	181,292	*
George T. Dunn	125,493	*
John H. Jasek	74,669	*
Lawrence S. Massaro	97,148	*
Gary D. Packer	237,476	*
Directors
Pamela J. Gardner	35,564	*
Steven W. Nance	24,041	*
Roger B. Plank	22,063	*
Thomas G. Ricks	52,473	*
Juanita M. Romans	36,810	*
John (Jack) W. Schanck	28,041	*
J. Terry Strange	47,245	*
J. Kent Wells	13,063	*
All Executive Officers and Directors as a Group (consisting of 17 persons)	1,072,495	*

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*	Less than 1%
(1)	The amounts shown include, as of March 20, 2017: (a) shares of common stock held under Newfield’s 401(k) Plan for the accounts of participants; (b) shares of restricted stock; and (c) shares of common stock that may be acquired within 60 days through the exercise of stock options or the vesting or settlement of restricted stock units. The shares beneficially owned by Messrs. Boothby, Packer, Dunn and Jasek and by our executive officers and directors as a group include 30,000 shares, 25,000 shares, 18,000 shares, 25,000 shares, and 106,000 shares, respectively, that may be acquired by such persons within 60 days after March 20, 2017, through the exercise of stock options. In addition, although not included in the table above, all of our executive officers have performance-based restricted stock units that may vest within 60 days after March 20, 2017, if certain performance criteria are met. Until stock options are exercised or restricted stock units vest, these individuals have neither voting nor investment power over the underlying shares of common stock.
(2)	Boston Partners, in its capacity as investment adviser, may be deemed to beneficially own the indicated shares, which are held by the firm’s clients. Boston Partners has sole voting power over 8,051,386 shares, shared voting power over 13,224 shares and sole dispositive power over 10,208,563 shares. Boston Partners’ address is One Beacon Street, 30th Floor, Boston, MA 02108. This information is based on Boston Partners’ most recent Statement on Schedule 13G filed on February 10, 2017.
(3)	BlackRock, Inc. (BlackRock), in its capacity as a parent holding company or control person for various subsidiaries (none of which individually owns more than 5% of our outstanding common stock), may be deemed to beneficially own the indicated shares. BlackRock has sole voting power over 11,346,836 shares and sole dispositive power over 13,156,535 shares. BlackRock’s address is 55 East 52nd St., New York, NY 10055. This information is based on BlackRock’s most recent Statement on Schedule 13G filed on January 25, 2017.
(4)	State Street Corporation (State Street), in its capacity as a parent holding company or control person for various subsidiaries (none of which individually owns more than 5% of our outstanding common stock), may be deemed to beneficially own the indicated shares. State Street has shared voting power over 10,405,689 shares and shared dispositive power of 10,405,689 shares. State Street’s address is State Street Financial Center, One Lincoln Street, Boston, MA 02111. This information is based on State Street’s most recent Statement on Schedule 13G filed on February 8, 2017.
(5)	The Vanguard Group, Inc. (Vanguard), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares, which are held by clients of Vanguard. Vanguard has sole voting power over 317,104 shares, shared voting power over 42,310 shares and shared dispositive power over 348,584 shares, as well as sole dispositive power of 21,436,888 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. This information is based on Vanguard’s most recent Statement on Schedule 13G filed on February 10, 2017.
(6)	Wellington Management Group LLP (Wellington), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares, which are held by clients of Wellington. Wellington does not have sole voting power or sole dispositive power over any of the shares. It has shared voting power over 13,283,580 shares and shared dispositive power of 20,640,564 shares. Wellington’s address is c/o Wellington Management, LLP, 280 Congress Street, Boston, MA 02210. This information is based on Wellington’s most recent Statement on Schedule 13G filed on February 9, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of our common stock to file reports of beneficial ownership and changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of these reports. Based solely on our review of the copies of these reports received by us during fiscal year 2016 and representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that all such filing requirements were complied with during the year ended December 31, 2016.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation & Management Development Committee of our Board (Compensation Committee) oversees our compensation programs for executive officers and all employees. This Compensation Discussion and Analysis (CD&A) explains the Compensation Committee’s compensation philosophy, summarizes our executive compensation program and describes compensation decisions for Newfield’s Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers for 2016. These five named executive officers, known as the “NEOs” are:

LEE K. BOOTHBY Chairman of the Board, President and Chief Executive Officer (CEO)	LAWRENCE S. MASSARO Executive Vice President and Chief Financial Officer (CFO)	GARY D. PACKER Executive Vice President and Chief Operating Officer (COO)	GEORGE T. DUNN Senior Vice President – Development	JOHN H. JASEK Senior Vice President – Operations

This CD&A, which should be read together with the compensation tables and related disclosures under “Executive Compensation Tables” (beginning on page 43), is divided into five sections.

Executive Summary (page 26)

Provides a high level overview of our corporate strategy, key performance outcomes, the direct compensation elements provided to our NEOs, and NEO compensation decisions for 2016.

Executive Compensation Philosophy (page 29) Describes the philosophy and objectives of our executive compensation program and the alignment of pay and performance.

2016 Compensation Decisions (page 31) Discusses the specific compensation decisions made for our NEOs for 2016 in detail.

2017 Compensation Program (page 39) Discusses changes to our executive compensation program for 2017.

Compensation Policies and Practices (page 40) Discusses compensation-related policies we have implemented to reflect our commitment to the best corporate governance practices.

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I.  Executive Summary

Newfield is a large independent exploration and production company, which has successfully transitioned from a diversified asset base of U.S. and international onshore and offshore operations to a more focused portfolio of U.S. onshore liquids-rich plays with extensive drilling inventories. Through the sale of approximately $3 billion of non-strategic assets since 2011, we refocused Newfield on domestic large scale, liquids-rich resource plays. Our largest assets today are the SCOOP and STACK plays in Oklahoma’s Anadarko Basin.

We believe our transformation has contributed to our position as a leader in our sector in total stockholder return (TSR) over the past five years, which was driven in part by our superior performance in the past three years.

Total Stockholder Return (TSR) Performance

Following a five-year period (2010-2014) of exceptional strength and consistency, crude oil prices began collapsing in late 2014. The price of oil (NYMEX WTI) reached a low of approximately $26 per barrel in February 2016, as compared to approximately $107 per barrel in mid-2014. Natural gas prices also experienced significant declines in 2014-2016, as the NYMEX Henry Hub natural gas price during that period ranged from a high of approximately $6.15 per MMBtu in February 2014 to a low of approximately $1.64 per MMBtu in March 2016 (the lowest price since February 1999). Despite these significant challenges, we excelled on TSR performance over the past three years versus a group of our peers in the E&P industry that we are likely to be compared against (the E&P Peer Group).

We believe that our strong balance sheet, operational execution, timely acquisitions and divestitures and the continued positive results in SCOOP and STACK have helped to differentiate our story from our peers in the E&P Peer Group during this period of commodity price downturn. As a result, we had a gain in TSR of approximately 64% over the past three years ending December 31, 2016, versus an average decline of approximately 25% in the E&P Peer Group in the same period. The “Relative TSR Performance – 3 Year” chart below compares our TSR to the E&P Peer Group and highlights our exceptional performance over the past three years:

Our Business Strategy

Our efforts to refine our asset base and better focus our investments on oil and liquids-rich onshore resource plays in the U.S. are consistent with our long-term business strategy of creating lasting stockholder value through the consistent growth of cash flow, production and proved reserves. Today, our primary growth area is the Anadarko Basin of Oklahoma where we have an extensive inventory of drilling locations. SCOOP and STACK are characterized by wells with strong production rates, high initial oil cuts and low operating expenses.

Our business strategy includes the following:

•	Preserving financial strength

•	Focusing on organic growth opportunities through disciplined capital investments

•	High-grade investments based on rate of return

•	Continuously improving operations and returns

•	Executing select, strategic acquisitions and divestitures

•	Attracting and retaining quality employees who are aligned with stockholder interests

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Since the oil price collapse of late 2014, Newfield has made significant adjustments to capital investments, operating plans and cost structures. Over this two-year period, we took significant and proactive steps to preserve liquidity, ensure financial strength and maintain operational momentum in our SCOOP and STACK plays.

* Operating costs exclude DD&A, ceiling test impairments, firm gas transportation and oil and gas delivery shortfall fees.

2017 Strategic Priorities

Newfield’s business plan has four key priorities:

•	Enhance corporate performance

•	Improve operational & organizational efficiencies

•	Maintain financial health

•	Demonstrate corporate responsibility

Direct Compensation Components

In support of our compensation philosophy and objectives (page 29), total 2016 direct compensation received by our NEOs is comprised of the elements included in the chart below. Indirect compensation (such as retirement benefits and perquisites) is discussed under “– 2016 Compensation Decisions – Other Compensation” beginning on page 38.

OVERVIEW OF EXECUTIVE COMPENSATION PROGRAM FOR 2016

	Reward Element	Form		Purpose		Valuation Parameters
FIXED	Base Salary	Cash	•	Provide market competitive level of fixed compensation for the fundamental duties required of the position to attract and retain talent	•	Compensates executive officers for their level of responsibility, skills, capabilities, experience and leadership
AT RISK	Annual Incentive Awards	Cash	•	Motivate and reward performance achievement against stated annual Company and individual goals	•	Measures Company performance on five operational measures (75%) in combination with strategic priorities (25%) and includes an individual performance assessment
			•	Additionally reward performance compared to our strategic priorities
	Long-Term Equity-Based Compensation	Time-based RSUs (50% cash-settled and 50% stock-settled) Performance-based RSUs (relative TSR)	•	Reward creation of long-term stockholder value and achievements consistent with our long-term business strategies	•	Builds a consistent ownership stake in Newfield that aligns the interests of executive officers and stockholders
					•	Time-based RSUs have a three-year continued service vesting requirement that provides a retention incentive
			•	Align NEO compensation with changes in stockholder value	•	Performance-based RSUs motivate consistent improvement in long-term stockholder value to further align executive and stockholder interests, with the number of shares ultimately received dependent upon relative TSR performance against companies in the TSR Performance Peer Group over a three-year period
					•	Grants to CEO, CFO and COO are split 50 (time-based)/50 (performance-based), while grants to the other NEOs are split 60 (time-based)/40 (performance-based)

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Over the last several years, the Compensation Committee has shifted more NEO total direct compensation towards variable “at risk” components (annual incentive awards and long-term equity-based incentive awards), where actual amounts earned may differ from target amounts based on Company and individual performance. In addition, we have improved alignment of our executive compensation with our near- and long-term business strategies.

The Compensation Committee believes that a program weighted towards variable, at-risk compensation helps align NEO and stockholder interests. The charts below illustrate the approximate mix of 2016 target total direct compensation for our CEO and other NEOs.

The charts above are based on 2016 base salaries, target bonus amounts with respect to 2016 annual incentive awards, and the award guideline value for the 2016 grants of time- and performance-based restricted stock units (RSUs). The amounts actually realized by our NEOs with respect to the annual incentive awards and RSUs depend on a variety of factors including the level of attainment of the relevant performance goals and the value of our common stock when the RSUs vest.

Key 2016 Executive Compensation Actions

As described in more detail throughout this CD&A, our executive compensation program and actions delivered outcomes aligned with our solid operational, financial and strategic performance in 2016 and current market conditions.

Base Salary

The Compensation Committee elected not to increase base salaries for the NEOs for the 2016 year, except for limited increases for Messrs. Massaro and Dunn. See “2016 Compensation Decisions – Base Salary” on page 33.

Annual Incentive Awards

The Compensation Committee adjusted certain performance measures under our annual 2016 incentive award program to 1) emphasize near-term and relative operational performance measures and focus on the near-term goal of controlling cash expenses; and 2) drive capital efficiency. Due to our outstanding results for 2016, the Compensation Committee approved a collective 2016 annual incentive award payout factor (AIP Factor) of 1.75 or 175% with respect to the overall Company performance measures. See “2016 Compensation Decisions – Annual Incentive Awards” on page 33.

Long-Term Equity-Based Compensation

The Compensation Committee granted performance-based RSUs constituting 50% of the total long-term equity-based incentive award value granted to our CEO, CFO and COO and 40% of the total long-term equity-based incentive award value granted to our other NEOs for 2016. These awards are earned based on Newfield’s relative TSR compared to the TSR Performance Peer Group.

In order to better align executive officer compensation with stockholder interests, to provide a greater upside incentive to management and to motivate management to increase Company performance, the Compensation Committee redesigned certain aspects of the performance-based RSUs granted in 2016 to:

•	replace the two- to three-year performance period with a single three-year performance period;

•	replace the quarterly vesting opportunities with a single vesting opportunity at the end of the three-year performance period; and

•	award a target number of performance-based RSUs, with the final number of shares earned ranging from 0% to 200% of the target level.

The Compensation Committee also increased the long-term equity-based incentive award guidelines for the NEOs so that a greater proportion of total NEO compensation is variable or at risk. See “2016 Compensation Decisions – Long-Term Equity-Based Incentive Awards” on page 37.

With respect to previously granted performance-based RSUs, the NEOs earned 5%, 0%, 100% and 100% of the performance-based RSUs granted in 2011, 2012, 2013 and 2014, respectively, in 2016 based on Newfield’s relative TSR performance against the applicable peer group of companies. See “Executive Compensation Philosophy—Pay for Performance” beginning on page 30.

Stockholder Outreach

Over the last year, we continued our outreach efforts to stockholders to maintain an ongoing dialogue and solicited feedback on our executive compensation program, corporate governance, safety and environmental programs, corporate responsibility and other important issues to our owners. During 2016, we invited stockholders representing approximately 61% of our outstanding common stock to speak with us regarding our compensation, corporate governance and corporate responsibility practices, two of whom accepted our invitation. Our Board and its relevant committees discussed this constructive feedback and it was used to further strengthen our compensation programs, improve our disclosure practices, and address other governance matters.

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The Compensation Committee values the insights we glean from our stockholder outreach and from our annual say-on-pay advisory vote on executive compensation. In 2016, approximately 98% of the total votes cast were in favor of our say-on-pay proposal. Although this vote demonstrates resounding approval of our executive compensation program, the Compensation Committee continues to carefully review our executive pay programs and encourages management to continue its stockholder engagement efforts to ensure continued stockholder support.

II. Executive Compensation Philosophy

Philosophy and Objectives

Our executive compensation philosophy is guided by the following objectives:

Goal-Oriented Pay for Performance. The cornerstone of our compensation program is “pay for performance.” In making compensation decisions, we focus on Newfield’s annual and long-term performance—both on an absolute basis and in relation to our peers—as well as the individual performance of our executives.

Competitive Compensation. The Compensation Committee believes it is imperative to maintain market-competitive compensation programs to attract, retain and motivate executives and our future leaders that are in line with the compensation of similar executive positions at peer companies.

Alignment with Long-Term Stockholder Interests. By providing a significant portion of compensation in the form of long-term equity-based incentive awards, including time-based and performance-based RSUs, we closely align the interests of our executives and stockholders.

Our core executive compensation practices are summarized below:

Practices We Follow	Practices We Prohibit
We structure our compensation so that approximately 88% of our CEO’s, approximately 86% of our CFO’s and COO’s and approximately 80% of our other NEOs’ total direct compensation is at risk	We do not have employment agreements with any of our executive officers
We tie our annual incentive awards to a range of objective and strategic measurements	We do not provide for excise tax gross-ups in connection with a change of control in any executive officer agreements entered into after January 2009, and it is our policy not to include any such tax gross-up in any future executive officer agreements
We emphasize long-term performance in our equity-based incentive awards	We prohibit executive officers from buying, selling or writing puts, calls or options related to Newfield stock
50% of long-term incentive awards for our CEO, CFO and COO and 40% of our other NEOs’ long-term incentive awards are performance-based RSUs	We prohibit executives from holding Newfield stock in a margin account or pledging it as collateral
We use two representative and relevant peer groups, our Compensation Peer Group and TSR Performance Peer Group	We do not allow repricing of stock options without stockholder approval
Our change of control severance agreements are “double-trigger,” requiring both a change of control and a loss of position before any cash payments are awarded	We do not grant excessive perquisites, and all perquisites have a specific business rationale
We mandate stock ownership requirements for our officers and directors
Our Compensation Committee is made up solely of independent directors and engages an independent compensation consultant
We hold an annual say-on-pay advisory vote
We consider tax deductibility when structuring compensation
Our clawback policy enables us to seek to recover equity and cash incentive awards inappropriately received by an executive officer
Our equity compensation plan includes minimum vesting or forfeiture requirements of at least one year

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Linking our Compensation Philosophy to Performance and Pay Decisions

We believe our executive compensation program plays an important role in helping us achieve our business objectives and effectively rewards our executive officers for their contributions to those achievements. The chart below illustrates the link between our compensation philosophy with respect to each element of our compensation program, our performance and our specific pay decisions for our CEO for 2016:

	NFX CEO Pay vs. 2016 Compensation Peers CEO Pay Percentile Rank	2016 CEO Compensation Philosophy	Summary of Relevant Performance Considerations	2016 Compensation Committee Action
Base Salary	27th	• Target 50th • Provide Competitive Compensation	• Although Newfield’s overall performance in 2015 was strong, uncertain 2016 industry outlook	• No base salary increase for CEO despite below-median base salary level
Annual Incentive Awards	88th (Actual Payout)	• Target: 50th • Goal-Oriented Pay for Performance

• Although Newfield’s overall performance in 2015 was strong, uncertain 2016 industry outlook

• Company performance on four of five operational measures was achieved above target level (with three measures exceeding the stretch goals); performance assessment for strategic priorities determined to fall between target and stretch levels

• No increase in CEO’s target bonus percentage despite below-median target level

• Collective annual incentive award payout factor (AIP Factor) of 1.75 (175%) approved for overall Company performance measures (including both operational measures and strategic priorities)

Long-Term Equity-Based Compensation	54th	• Target: 50th to 75th • Goal-Oriented Pay for Performance • Alignment with Long-Term Stockholder Interests

• Strong overall Company performance in 2015

• Total stockholder return of approximately 64% over the past three years versus an average decline of approximately 25% in the E&P Peer Group in the same period

• Stock price increase of approximately 24% during fiscal year 2016

• 2016 awards to CEO were split 50% time-based RSUs and 50% performance-based RSUs

• Due to freeze in base salary level and target annual incentive award opportunity, increased the long-term equity-based incentive award guideline for the CEO so that a greater proportion of total compensation is variable or at-risk

• Redesigned certain aspects of the 2016 performance-based RSUs to strengthen long-term focus and motivate increased stockholder value

• Portions of performance-based RSUs granted in 2011, 2012, 2013 and 2014 were earned in 2016 at 5%, 0%, 100% and 100%, respectively

Pay for Performance

As illustrated above, the target total direct compensation of our NEOs is heavily weighted towards variable, at-risk compensation that is tied to performance. As a result, the actual amounts realized or realizable at a given time often differ from the amounts reported in the Summary Compensation Table.

The table below shows the difference between our CEO’s 2016 compensation at target level (as determined by the Compensation Committee and as reported in the Summary Compensation Table), and the actual realized value of his compensation as of December 31, 2016. The Compensation Committee believes that realized compensation is more representative of compensation actually earned for a given year than the compensation reported in the Summary Compensation Table. Because of our strong operational and strategic performance in 2016 (our stock price increased approximately 24% during the year), our CEO earned 175% of his target bonus amount under his annual incentive award. In addition, as a result of our stock price and our relative TSR performance, the actual realized value of our RSU awards as of December 31, 2016, was more than the CEO’s target grant opportunity, which reinforces the program’s alignment with stockholder interests and Company performance.

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(1)	The annual incentive award amount is reported based on the amount actually paid for 2016 instead of the target bonus amount. Time-based RSUs and performance-based RSUs granted in 2016 are reported based on their aggregate grant date fair value for accounting purposes.

(2)	Reflects the actual “take-home” value of equity-based awards that vested during 2016 (including awards granted prior to 2016), as reported below under “Stock Vested in 2016” on page 46. The annual incentive award amount is reported based on the amount actually paid for 2016 instead of the target bonus amount.

The following table shows the TSR ranking of the performance-based RSUs granted to our CEO since 2010:

			TSR Rank (as of
	Number of		12/31/16
Performance	Performance-		for outstanding	RSUs Vested/
Period	Based RSUs		awards at 2016	Unvested/Forfeited
Start Date	Awarded	Payout Range	year-end)	as of 12/31/16
March 2010	34,800	0% to 100%	13	12,180/0/22,620*
March 2011	35,300	0% to 100%	8	21,180/0/14,120*
March 2012	51,000	0% to 100%	6	35,700/15,300/0
March 2013	81,900	0% to 100%	1	81,900/0/0*
March 2014	98,040	0% to 100%	1	98,040/0/0*
January 2015	138,210	0% to 100%	1	0/138,210/0
January 2016	135,635	0% to 200%	17	0/135,635/0
	(at target level)
January 2017	101,360	0% to 200%	N/A	N/A
	(at target level)

* Award payout potential finished as of 12/31/16.

III. 2016 Compensation Decisions

The following is a discussion of the Compensation Committee’s analysis and specific decisions with respect to the direct and indirect compensation elements provided to our NEOs in 2016. Variances in the amount of direct compensation awarded to the NEOs generally reflect corporate performance and differences in individual responsibility and experience, as well as the compensation levels provided to officers in comparable positions in our 2016 Compensation Peer Group.

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Peer Groups

Newfield maintains a Compensation Peer Group and a TSR Performance Peer Group. Throughout this CD&A we reference different peer groups. As discussed above, the E&P Peer Group represents a group of our peers in the E&P industry that we are likely to be compared against. Our Compensation Peer Group and TSR Performance Peer Group are described in greater detail below.

Newfield’s successful execution of its strategic plan over the past few years has elevated our competitive position. Due to the continued transformation of Newfield’s financial strength, operational characteristics, size and scope, the Compensation Committee requested a comprehensive review and analysis of the two peer groups maintained by Newfield for purposes of compensation and TSR performance for 2016.

Compensation Peer Group

The Compensation Committee refers to data regarding compensation awarded to similarly-situated officers by companies in the Compensation Peer Group to ensure that our NEOs’ base salaries, target annual incentive award opportunities and equity grants are competitive.

The Compensation Peer Group is intended to reflect North American, onshore E&P companies that compete with Newfield for executive talent and have comparable activity/scope of operations. This group was developed taking into consideration metrics including market capitalization, enterprise value, investment strategy, earnings before interest, taxes, depreciation and amortization (EBITDA), leverage and liquidity, production, capital budget, comparability of asset portfolio and the availability of compensation data. The composition of this peer group is reviewed periodically. For 2016, due to changes to Newfield’s size and scope, and in order for Newfield to rank at or close to the median of the Compensation Peer Group with respect to critical metrics, the Compensation Committee removed six companies (Cabot Oil & Gas Corp., Denbury Resources Inc., Laredo Petroleum Inc., Oasis Petroleum Inc., SandRidge Energy Inc., and Ultra Petroleum Corp.) that had been included in the 2015 Compensation Peer Group, and added four companies. The 2016 Compensation Peer Group consisted of the following companies:

2016 Compensation Peer Group
Cimarex Energy Co.	EP Energy Corp.	SM Energy Co.
Concho Resources Inc.	Marathon Oil Corp.*	Southwestern Energy Co.
Continental Resources, Inc.*	Noble Energy Inc.*	Whiting Petroleum Corp.
Encana Corp.*	QEP Resources, Inc.	WPX Energy Inc.
Energen Corp.	Range Resources Corp.

 *Companies marked with an asterisk were added in 2016.

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TSR Performance Peer Group

The Compensation Committee refers to the TSR Performance Peer Group to evaluate our relative TSR performance for purposes of the performance-based RSU awards. Unlike the Compensation Peer Group, the TSR Performance Peer Group generally reflects a relevant industry cross section of primarily North American, onshore E&P companies with a liquids-weighted investment strategy and companies Newfield competes with for investors. The composition of the 2016 TSR Performance Peer Group, which has some overlap with the 2016 Compensation Peer Group, is shown below under the heading “—Performance-Based RSUs” on page 38.

Base Salary

The Compensation Committee annually reviews executive officer base salary levels, typically at the beginning of the year, with a goal of providing competitive, fixed cash compensation. The Compensation Committee generally seeks to maintain executive base salaries near the median level of salaries for comparable positions in the Compensation Peer Group.

Due to the industry outlook for 2016, the Compensation Committee generally determined not to increase the base salary levels for the NEOs for 2016 and to continue the salary freeze instituted in 2015. The Compensation Committee did, however, approve merit increases for Messrs. Massaro and Dunn due to their individual contributions to Newfield’s strong operating results and increased stockholder returns in 2015. In addition, in determining the amount of the base salary increases for 2016 for these two NEOs, the Compensation Committee considered, the pay levels and expected rate of increases in base pay of executives at the 2016 Compensation Peer Group companies and the rate of pay increases for our non-executive officers. The 2016 base salaries for our NEOs were as follows:

	2015			2016
Named Executive Officer	Base Salary ($)	Increase (%)	Increase ($)	Base Salary ($)
Mr. Boothby	$850,000	—	$—	$850,000
Mr. Massaro	420,000	6.0%	25,200	445,200
Mr. Packer	540,750	—	—	540,750
Mr. Dunn	382,500	3.0%	11,475	393,975
Mr. Jasek	400,000	—	—	400,000

Annual Incentive Awards

For 2016, our NEOs were eligible to earn annual incentive awards under Newfield’s Annual Incentive Plan (hereafter the 2016 AIP). These annual awards are primarily based upon the level of achievement across a defined set of Company performance measures aligned with stockholder value creation and advancement of strategic goals, but individual awards may be modified (up or down) based on the NEO’s particular performance.

Target Bonus Amounts

After reviewing the 2016 Compensation Peer Group data with its independent compensation consultant in February 2016, the Compensation Committee set the target bonus percentages and amounts for each NEO for the 2016 AIP, with a maximum potential payout of 200% of each NEO’s respective target bonus amount. Target bonus percentages for the AIP awards for 2016, which are at the same levels they were in 2015, were as follows:

	Target Bonus	Target Bonus
Named Executive Officer	Percentage	Amount* ($)
Mr. Boothby	120%	$1,020,000
Mr. Massaro	100%	445,200
Mr. Packer	100%	540,750
Mr. Dunn	85%	334,879
Mr. Jasek	85%	340,000

*Target percentage multiplied by base salary.

2016 Company Performance Measures

The Compensation Committee fixed three categories of Company performance measures and goals for the 2016 AIP:

•	Category I (Relative Operational Measures – 45%) – these are consistent annual operational performance measures that are evaluated each year.
•	Category II (Near-Term Operational Measures – 30%) – these are near-term measures that are aligned to the current operational environment and may vary from year to year. For 2016, in order to specifically focus the NEOs on near-term goals related to controlling cash expenses and driving capital efficiency, the Compensation Committee determined not to utilize the safety, environmental, regulatory and compliance measure included as a Category II measure for 2015 and instead included safety, environmental, regulatory and compliance measures in the strategic measurement. The Committee chose to increase the weightings for the remaining two Category II measures to 15% each.
•	Category III (Strategic Measurement – 25%) – these are strategic priorities that are agreed upon by the Compensation Committee and management at the beginning of each year.

The Compensation Committee approved the performance measures to be used for all three categories, as well as the weightings and goals with respect to those measures, with the Board’s Operations & Reserves Committee giving advice regarding the operational measures in Categories I and II. For purposes of the 2016 AIP, the Compensation Committee approved that the operational performance measures should, in the aggregate, constitute 75% of the total Company performance measures, with the strategic measurement accounting for the remaining 25%. This allocation is consistent with the weightings for the 2015 Annual Incentive Plan.

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The Compensation Committee selected the following performance measures and weightings for the 2016 AIP:

Performance Measures	Weighting	What It Is	Why We Use It
Relative operational measures(1)		Relative operational measures that are consistently evaluated	Provides a strong correlation to stock price performance and mirrors Newfield’s financial disclosures
Domestic Production	15%	Domestic production (sales + lease fuel)	Critical to our future success, these are three primary measures by which stockholders measure our performance
Domestic Proved Reserves Replacement Ratio	15%	Volumes attributable to new proved locations (additions + tank revisions + performance revisions) divided by production
Discretionary Cash Flow	15%	Net cash provided by operating activities before changes in operating assets and liabilities
Near-term operational measures(1)		Near-term operational measures that are aligned to the current operational environment	Aligns with the near-term business plan and annual initiatives
Domestic Controllable Expense per Unit of Production ($/BOE)	15%	Controllable cash expenses (recurring expense + major expense + net cash G&A) divided by production	Controlling cash expenses improves margins
Domestic Finding & Development (F&D) Costs per BOE of New Proved Developed Reserve Additions	15%	Capital (drill, complete, recomplete, hook-up) divided by new proved developed reserve additions	Representative of capital efficiency and drives rates of return
Strategic performance goals		Strategic measures and milestones communicated to senior management which lead to financial value creation	Ensures alignment across organization and promotes long-term focus
Strategic Measurement	25%	Priorities primarily included corporate performance, operational efficiency, organizational effectiveness, risk management, financial strength, corporate responsibility, safety, environmental, regulatory and compliance,	Provides evaluation of Newfield’s performance on the advancement of objectives related to our strategy for 2016, including those related to financial strength, operational flexibility, organizational management and corporate responsibilities

(1) For a more detailed explanation of how we calculate these non-GAAP measures, please refer to Appendix C to this Proxy Statement.

2016 Annual Incentive Plan Goals

The 2016 AIP included threshold, target and stretch (maximum) goals for each operational performance measure (Category I & II), with a corresponding payout range (known as the AIP Factor range). Generally, target goals for the operational measures are based on Newfield’s approved budget and operating plan for the year. Threshold goals reflect the level of performance the Compensation Committee believes must be met before any payout is warranted. The stretch goals challenge management to achieve exceptional performance. The Compensation Committee monitors our performance against the established goals and discusses progress against those goals at each Committee meeting. Certain of the goals were adjusted during 2016 to reflect an acquisition (additional acreage in STACK), a divestiture (Newfield’s Texas assets) and additional capital investments that were not anticipated at the start of the year. Newfield’s threshold, target and stretch goals, as well as 2016 performance against those goals, are presented on page 36.

The Compensation Committee sets objectives with respect to the strategic measurement portion (Category III) of the 2016 AIP and the underlying strategic priorities for the year after a dialogue with management. These goals are meant to further motivate the NEOs to pursue Newfield’s long-term strategy and value creation. Because these objectives are generally qualitative in nature, success does not necessarily depend on attaining a particular priority; rather, success may be evaluated based on past norms, expectations and responses to unanticipated obstacles or opportunities.

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The Compensation Committee assessed Newfield’s performance against the strategic objectives that make up the strategic measurement portion of the 2016 AIP. The 2016 strategic priorities, objectives and related management assessment rationale presented to the Committee are set forth below:

Priority	Objectives	Assessment
Corporate Performance	• Stockholder return focused • Balance short- and long-term value creation • Establish track record

•   Attracted best-in-class stockholder ownership base

•   Delivered year over year domestic production growth of approximately 15%, pro forma for Texas asset sales

•   Significant Anadarko Basin production growth which represented approximately 60% of total domestic production in 2016

•   Beat and raised external production guidance each quarter in 2016

•   Raised STACK type curve 15% due to continued outperformance across delineated footprint

•   Completed STACK acquisition

•   Successfully navigated commodity price downturn while maintaining strong balance sheet

Operational & Organizational Efficiencies

•   Trajectory of improved productivity and costs

•   Preserve high value acreage positions

•   Minimize non-productive capital

•   Test assessment plays within capital constraints

•   Capture opportunities with future value potential

•   Identify and mitigate risks

•   Align and optimize organization for improved efficiency and talent/ leadership development

•   FY 2016 production outperformed guidance

•   Domestic operating expenses/Boe down 20%+ year over year, pro forma for Texas asset sales

•   High-graded STACK acreage through acquisitions and strategic pooling

•   Prepared for optimal full-field development ahead of 2017 Plan with three operated infill pilots

•   Realized D&C efficiencies relative to 2015 performance

•   Tested enhanced completions and implemented results to optimize full-field development

•   Assessed opportunities within the existing portfolio

•   Applied Anadarko Basin learnings to Arkoma Basin; improved D&C efficiency and productivity

•   Completed centralization and re-organization in Q3 without losing operational or SERC momentum

•   Re-aligned organizational structure; recruited and hired employees to meet critical needs

•   Enhanced Internet and informational technology security measures

Financial Health	• Optimize capital structure • Ensure ample liquidity • Utilize hedging to protect cash flows • Adapt to dynamic market conditions

•   Significantly improved credit metrics at year-end 2016

–   Net Debt to EBITDA: 2.0x

–   EBITDA to interest: 6.5x

–   Liquidity: $2.4 billion ($555 million cash on balance sheet)

•   Issued $776 million in equity to ensure ample liquidity

•   Amended credit facility interest covenant to 2.5x, excluded non-recurring and non-cash items

•   Texas non-strategic asset sales of $380 million added cash to balance sheet

•   Moody’s credit rating upgrade to Ba2

Corporate Responsibility	• Maintain operator of choice status • Industry leader in safety and environmental issues • Support industry organizations • Maintain corporate citizenship

•   Safety performance at stretch and achieved Company “best” performance

•   Environmental performance at target driven by Oil Spill Rate near high end of goal

•   Published online and updated Corporate Responsibility Report

•   Remained proactively engaged in evolving Oklahoma regulatory requirements

•   Involvement and leadership in API & IPAA

Overall, the Compensation Committee determined that performance with respect to the strategic measurement portion of the 2016 AIP substantially exceeded expectations based on results across each of the priorities identified above.

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The Compensation Committee evaluated the overall performance of Newfield and the NEOs for 2016 against these operational goals and the strategic measurement and calculated the collective AIP Factor based on the weighted average of all the performance measures, as follows:

Individual Performance Measures

The Compensation Committee may adjust the ultimate annual incentive award payment a NEO would receive with respect to the Company performance measures based on the Committee’s assessment of the NEO’s performance for the year. To that end, the Compensation Committee considers various criteria, including each NEO’s impact during the year and overall value to Newfield, specifically considering each NEO’s leadership skills, impact on strategic initiatives, performance in their primary area of responsibility, role and trajectory in succession planning and development, and other intangible qualities that contribute to our success. For 2016, the Compensation Committee made the following assessments with respect to NEO individual performance:

Name	2016 Individual Performance Measure Assessment
Mr. Massaro	Mr. Massaro has led Newfield’s recapitalization during a period of low commodity prices, while maintaining and improving Newfield’s capital structure. Additionally, Mr. Massaro’s leadership on the timely sale of non-strategic assets and the acquisition of core Anadarko Basin properties further positioned Newfield for future growth.
Mr. Packer	Mr. Packer continued his leadership of Newfield’s operating teams, leading to outstanding performance. Throughout a period of low commodity prices, Mr. Packer helped ensure the teams were focused on cost cutting, maintaining high safety standards in the field and goal achievement. He was also key in the execution of our corporate reorganization and workforce consolidation into The Woodlands.
Mr. Dunn	Mr. Dunn’s leadership in our land, completions, drilling and reserves functions helped Newfield to achieve outstanding operational results in 2016.
Mr. Jasek	Mr. Jasek provided leadership throughout 2016 and helped Newfield to exceed cost and production expectations throughout our operations, particularly in the Anadarko Basin. He was essential to the execution of key strategic initiatives, including integration of our geographically dispersed operational teams into a cohesive team in The Woodlands and divestiture of our Texas assets.

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2016 Annual Incentive Award Payout Determinations

Based on the foregoing, the Compensation Committee approved the following 2016 AIP award payout amounts for the NEOs:

Name	Base Salary ($)	% of Base Salary	Target Bonus Amount ($)	x	Collective AIP Factor	+/-	Individual Performance Determination ($)	=	Actual Annual Incentive Award Payout ($)
Mr. Boothby	$ 850,000	120%	$ 1,020,000				$—		$ 1,785,000
Mr. Massaro	445,200	100%	445,200				70,900		850,000
Mr. Packer	540,750	100%	540,750		1.75		18,687		965,000
Mr. Dunn	393,975	85%	334,879				43,962		630,000
Mr. Jasek	400,000	85%	340,000				85,000		680,000

Long-Term Equity-Based Incentive Awards

Each February, we grant our NEOs long-term equity-based incentive awards. The Compensation Committee determines the amount of these awards, as well as the mix of time- and performance-based awards. The Compensation Committee seeks to balance time-based awards, which have an inherent retention incentive, with performance-based awards, which tie compensation to relative long-term TSR. Currently, our long-term equity-based incentive awards are in the form of restricted stock units, or RSUs.

The ratio of time- to performance-based RSUs awarded varies by officer, based on the officer’s ability to influence overall corporate results. Additionally, the number of time-based RSUs awarded is equally split between stock-settled RSUs and cash-settled RSUs. The following graphs reflect the mix of time- and performance-based RSUs for the NEOs for 2016 as a percentage of total award value.

When considering the total long-term equity-based incentive award amount granted to each NEO, the Compensation Committee generally reviews estimated targets for compensation, the relative value of each compensation element, the expense of such awards, and the impact on dilution. The Compensation Committee intends that long-term equity-based incentive award amounts equal the median total direct compensation of the 2016 Compensation Peer Group if Newfield’s performance falls at the median of its peers, with the ability to achieve above-median pay for superior performance.

Accordingly, for 2016, the Compensation Committee evaluated competitive compensation data, Newfield’s recent performance, and the role of each NEO in achieving Company objectives, as well as the CEO’s recommendations for long-term equity-based incentive award amounts for the other NEOs. Based on these evaluations, the Compensation Committee approved an increase in the award value for each NEO (as noted below), along with the following time- and performance-based RSU awards, for 2016:

Name	Award Guideline (Multiple of Base Salary)	Award Guideline Value ($)	2016 Award Value(1) ($)	Number of Time-Based RSUs (Stock-Settled)	Number of Time-Based RSUs (Cash-Settled)	Number of Performance- Based RSUs (at target level)
Mr. Boothby	6.50x	$ 5,525,000	$ 7,525,169	67,820	67,820	135,635
Mr. Massaro	5.25x	2,337,300	4,000,663	36,060	36,060	72,100
Mr. Packer	5.25x	2,838,938	4,000,663	36,060	36,060	72,100
Mr. Dunn	3.25x	1,280,419	2,100,612	22,720	22,720	30,285
Mr. Jasek	3.25x	1,300,000	2,200,476	23,800	23,800	31,725
(1)	Reflects the estimated aggregate grant date fair value of the RSU awards based on the January 2016 average daily closing stock price ($27.74). Because they are estimates, these dollar amounts may vary from the values disclosed in the Summary Compensation Tables and 2016 Grants of Plan-Based Awards tables below. See the footnotes to those tables for further information regarding the methodology for determining the values of the awards for purposes of those tables.

Time-Based RSUs

The time-based RSUs (both stock-settled and cash-settled) granted in February 2016 vest in four substantially equal installments on August 15, 2016, August 15, 2017, August 15, 2018 and February 15, 2019, subject to continuous employment. Additional information regarding these awards, including treatment upon certain terminations of employment or the occurrence of a change of control, is provided below under “Executive Compensation Tables – Potential Payments Upon Termination or Change of Control.”

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Performance-Based RSUs

The performance-based RSUs granted in February 2016 are subject to both continued service and relative TSR vesting conditions. In order to better align executive officer compensation with stockholder interests, to provide a greater upside incentive to management and to motivate management to increase Company performance, the Compensation Committee redesigned certain aspects of the performance-based RSUs granted in 2016 (as compared to performance-based RSUs granted in 2015) to (i) replace the two- to three-year performance period with a single three-year performance period, (ii) replace the quarterly vesting opportunities with a single vesting opportunity at the end of the three-year performance period, and (iii) award a target number of performance-based RSUs, with the final number of shares earned ranging between 0% and 200% of the target level. As a result, the TSR vesting conditions measure our total cumulative stockholder return for the three-year performance period relative to the TSR Performance Peer Group. The Compensation Committee believes that relative TSR is an appropriate long-term performance metric because it generally reflects all elements of a company’s performance, provides a reliable means to measure relative performance, and ensures the best alignment of the interests of management and stockholders.

For 2016, the TSR Performance Peer Group includes Newfield and the following companies (or their successors, if a peer company is acquired by a public company):

2016 TSR Performance Peer Group (1)
Bill Barrett Corp.*	Energen Corp.	PDC Energy, Inc.*
Carrizo Oil & Gas, Inc.*	EP Energy Corp.	Pioneer Natural Resources Co.*
Chesapeake Energy Corp.	Jones Energy, Inc.*	QEP Resources, Inc.
Cimarex Energy Co.	Marathon Oil Corp.*	SM Energy Co.
Concho Resources Inc.	Matador Resources Co.*	Whiting Petroleum Corp.
Continental Resources Inc.	Noble Energy Inc.*	WPX Energy Inc.
Devon Energy Corp.

(1)	The Compensation Committee revised the 2015 TSR Performance Peer Group, removing the following companies: Cabot Oil & Gas Corp., Denbury Resources Inc., Laredo Petroleum Inc., Oasis Petroleum Inc., Range Resources Corporation, SandRidge Energy Inc., Southwestern Energy Company, and Ultra Petroleum Corp.
*	Companies marked with an asterisk were added to the TSR Performance Peer Group for 2016.

Vesting of the 2016 performance-based RSU awards is determined based on the TSR of each company in the 2016 TSR Performance Peer Group for the performance period beginning January 1, 2016, and ending December 31, 2018, with a single vesting opportunity at the end of the performance period. Specifically, payment of vested performance-based RSUs will be made in shares of Newfield stock based on Newfield’s relative TSR rank on December 31, 2018, as follows:

	Rank	Percentage of performance- based RSUs earned
First Quartile	1-3	200%
	4	180%
	5	160%
Second Quartile	6	140%
	7	130%
	8	120%
	9	110%
	10	100%
Third Quartile	11	90%
	12	80%
	13	70%
	14	60%
	15	50%
Fourth Quartile	16-20	0%

For purposes of these calculations, TSR for the performance period means the rate of return (expressed as a percentage) achieved with respect to the primary equity security of each company in the TSR Performance Peer Group if: (i) $100 was invested in such security on January 1, 2016, assuming a purchase price equal to the average closing price of the security for all trading days in January 2016, (ii) all dividends received with respect to a particular security during the performance period were reinvested in the security (using the closing price of the security on the ex-dividend date for the dividend), and (iii) assuming the valuation of such security at the end of the determination period is the average closing price for all trading days in December 2018.

Additional information regarding these awards, including treatment upon certain terminations of employment or the occurrence of a change of control, is provided below under “Executive Compensation Tables –Potential Payments Upon Termination or Change of Control.”

Other Compensation

In addition to the elements of total direct compensation described above, our executive compensation program includes other elements of compensation that are designed primarily to attract, motivate and retain executives critical to our long-term success and to provide a competitive compensation structure.

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Change of Control Severance Plan and Severance Agreements

Our Change of Control Severance Plan and Severance Agreements with certain executives are intended to provide financial security and an industry-competitive compensation package. This additional security helps ensure that our executives remain focused on Newfield’s performance and the continued creation of stockholder value throughout any change of control transaction rather than considering potential uncertainties associated with their own employment.

The Change of Control Severance Plan and the Severance Agreements are “double trigger” agreements that generally provide certain cash payments to an executive whose employment is terminated during a two- or three-year protection period following a change of control. Our time- and performance-based RSUs also contain provisions regarding treatment of those awards upon certain terminations of employment or the occurrence of a change of control. For a description of these arrangements in effect during 2016, please see “Executive Compensation Tables – Potential Payments upon Termination or Change of Control” beginning on page 47.

401(k) Plan

All Newfield employees are eligible to participate in and receive up to an 8% Company-matching contribution to our 401(k) Plan, which is intended to provide financial security upon retirement.

Deferred Compensation Plan

The Deferred Compensation Plan allows eligible executives to defer up to 90% of their salary and all of their bonus on an annual basis. We make a matching contribution for up to 8% of the executive’s base salary, less any matching contribution made to an eligible executive under our 401(k) Plan. All officers are eligible to participate in and receive Company contributions to our Deferred Compensation Plan, which is intended to provide competitive retirement planning benefits to attract and retain skilled management. For an explanation of the major features of the Deferred Compensation Plan, please see “Executive Compensation Tables – Nonqualified Deferred Compensation” beginning on page 46.

Employee Stock Purchase Plan (ESPP)

Participating employees, including our executives, are eligible to purchase at a discount shares of Newfield common stock worth up to $25,000 each year. The ESPP is intended to encourage employees to maintain an equity stake and align their interests with those of our stockholders.

Health and Wellness Plans

Executives are eligible to receive health and wellness benefits, including medical, dental, life and disability insurance, on the same basis as our other employees. Executives also may receive a Company-paid annual physical examination. Our health and wellness plans are intended to provide a competitive, broad-based employee benefits structure and to promote the wellness of our executives and other employees.

Perquisites

We provide certain reimbursement for fitness and business club dues to promote the wellness and business relationships of our employees. Beginning in 2016, officers (including our NEOs) are eligible for up to $17,500 per year for financial planning services.

IV. 2017 Compensation Program

Changes to Our Compensation Program for 2017

The Compensation Committee engaged Longnecker & Associates, its new independent compensation consultant, to review the overall competitiveness of our executive compensation program for 2017, with continued focus on aligning management compensation with performance and Newfield’s general strategy.

In addition, due to Newfield’s continuing strong operating results and increased stockholder returns from 2015 through 2016 despite the collapse in commodity prices, and following the salary freeze instituted for those years, the Compensation Committee determined that a merit-based increase to our NEOs’ base salary rates for 2017 was warranted. In determining the amount of the base salary increases for 2017, the Compensation Committee considered the current 2017 outlook, advancement to full-field development in STACK, the potential commodity price rebound, the pay levels and expected increases in base pay of executives at the Compensation Peer Group companies and the rate of pay increases for our non-executive officers.

Named Executive Officer	2016 Base Salary ($)	Increase (%)	Increase ($)	2017 Base Salary ($)
Mr. Boothby	$ 850,000	17.6%	$ 150,000	$ 1,000,000
Mr. Massaro	445,200	14.6%	64,800	510,000
Mr. Packer	540,750	4.5%	24,250	565,000
Mr. Dunn	393,975	5.3%	21,025	415,000
Mr. Jasek	400,000	5.0%	20,000	420,000

Changes to Peer Groups for 2017

Newfield’s successful execution of its strategic plan over the past few years has continued to elevate its competitive position. As part of its annual evaluation of Newfield’s competitive position, the Compensation Committee requested a comprehensive review and analysis of our Compensation Peer Group and TSR Performance Peer Group. We continue to believe it is appropriate to maintain two separate peer groups since the two groups serve different objectives.

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The Compensation Committee determined that the 2016 TSR Performance Peer Group continued to reflect the relevant industry cross section of E&P companies with which Newfield competes from an investor perspective, and decided not to change the TSR Performance Peer Group for 2017. The Compensation Committee adjusted the Compensation Peer Group by removing Energen Corp. and EP Energy Corp. due to changes in their scale of operations and relative metrics, respectively, as compared to Newfield, and adding EQT Corporation, based on its relative size, unconventional asset base and operational scale. The 2017 Compensation Peer Group is as follows:

2017 Compensation Peer Group
Cimarex Energy Co.	Marathon Oil Corp.	SM Energy Co.
Concho Resources Inc.	Noble Energy Inc.	Southwestern Energy Co.
Continental Resources, Inc.	QEP Resources, Inc.	Whiting Petroleum Corp.
Encana Corp.	Range Resources Corp.	WPX Energy Inc.
EQT Corporation*

*Company marked with an asterisk was added in 2017.

V. Compensation Policies and Practices

Process for Determining Executive Compensation

The Compensation Committee generally reviews and makes its decisions regarding the annual compensation of our NEOs at its regular meeting each February. These decisions include determining annual incentive awards for the prior year’s performance and adjustments to base salary, establishing target incentive opportunities and applicable performance objectives for the current year’s annual incentive awards and granting long-term equity-based incentive awards for the current year. The Compensation Committee also adjusts compensation as necessary at other times during the year, such as in the case of promotions, other changes in employment status, significant corporate events, or for competitive purposes. The Compensation Committee assesses each NEO’s impact during the year and overall value to Newfield, specifically considering:

•	the NEO’s leadership skills;

•	recommendations from our CEO (discussed in the following paragraphs) and the independent compensation consultant;

•	impact on strategic initiatives;

•	performance in the NEO’s primary area of responsibility;

•	the NEO’s role and trajectory in succession planning and development; and

•	other intangible qualities that contribute to corporate and individual success.

Annually, our CEO provides the Compensation Committee with an evaluation of his own performance that is based, in large part, upon the Company performance metrics described above, as well as his broad leadership roles as Chairman of the Board and our lead representative to the investment community. The Compensation Committee evaluates our CEO on these and other criteria, and his total compensation package is determined entirely by the Compensation Committee, based on its evaluation and input from the compensation consultant, and reflects his performance, Newfield’s performance and competitive industry practices.

Each year, our CEO evaluates each of the other NEOs and makes compensation recommendations to the Compensation Committee. In developing his recommendations, the CEO considers the self-evaluation prepared by each NEO, the recommendations of his executive team, and input from internal executive compensation experts, as well as performance against the Company performance metrics and each NEO’s performance against his or her individualized goals. The compensation consultant reviews and provides comments to the Compensation Committee on our CEO’s recommendations. Additionally, Pearl Meyer provided certain one-time advisory services on executive compensation in February 2016 on behalf of management and provided a report on director compensation to the Governance Committee for use in its consideration of 2016/2017 director compensation.

Independent Compensation Consultant

Under its charter, the Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant. From October 2010 until August 2016, the Compensation Committee retained Meridian Compensation Partners LLC as its independent compensation consultant. After an extensive review of proposals from several leading compensation consultants, the Committee determined to retain Longnecker & Associates as its independent compensation consultant beginning in 2016. The Committee did not engage any other consultants to provide executive compensation consulting services on its behalf during 2016.

Meridian assisted, and Longnecker now assists, the Compensation Committee in developing a competitive total compensation program that is consistent with our philosophy of goal-oriented pay for performance and that allows us to attract, retain and motivate talented executives. For 2016, Meridian’s and Longnecker’s services included providing an annual analysis of the compensation of our top executive officers and their counterparts at peer companies. The analysis compares each element of compensation and total direct compensation awarded by Newfield and by our peers to our respective executive officers. In addition, for 2016, Meridian and Longnecker helped the Compensation Committee consider the allocation between annual incentive and long-term equity-based compensation and between the types of long-term equity-based incentive awards. Meridian also provided, and Longnecker provides, assistance in the design of compensation and benefit programs and ongoing support with respect to regulatory and other considerations that affect compensation and benefit programs generally, as requested by the Compensation Committee.

Meridian reported, and Longnecker reports, exclusively to the Compensation Committee. In early 2016, the Compensation Committee reviewed the independence of Meridian and determined that there were no conflicts of interest as a result of the Compensation Committee’s engagement of Meridian, based on the following:

•	Meridian supplied no services to Newfield other than those as advisor to the Compensation Committee.

•	The fees for service Meridian charged Newfield in 2015 amounted to less than 1% of Meridian’s annual revenues.

•	Meridian maintains a code of business conduct and ethics policy that prohibits conduct that could give rise to conflicts of interest and maintains an insider trading and stock ownership policy that prohibits

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buying, selling or trading in client securities when servicing that client or in violation of any applicable laws.

•	Neither Meridian nor its representatives to Newfield maintains any business or personal relationship with any Newfield executive officer or Compensation Committee member that would adversely impact Meridian’s independence.

•	Neither Meridian nor its representatives to Newfield (including their immediate family members) owns any Newfield stock.

The Compensation Committee reviewed Longnecker’s independence at the time we retained that firm and in March 2017 and determined that there were no conflicts of interest as a result of this engagement based on the following:

•	Longnecker supplies no services to Newfield other than those as advisor to the Compensation Committee.

•	The fees for service Longnecker charged to Newfield in 2016 amounted to less than 1% of Longnecker’s annual revenues.

•	Longnecker has implemented a stock trading policy to prevent its consultants from trading client stock inside of client black-out trading periods. Additionally, if any consultants purchase client stock, the owners of Longnecker must be notified as well as the client.

•	Neither Longnecker nor its representatives to Newfield maintains any business or personal relationship with any Newfield executive officer or Compensation Committee member that would adversely impact Longnecker’s independence.

•	Neither Longnecker nor its representatives to Newfield (including their immediate family members) owns any Newfield stock.

Stock Ownership Guidelines

The Compensation Committee believes that meaningful stock ownership by our officers is important in aligning management’s interests with the interests of our stockholders. We have implemented stock ownership guidelines that require officers to maintain consistent ownership of Newfield stock based on a multiple of the executive’s annual base salary as set forth below:

Position	Ownership Requirement
President and CEO	5 times base salary
COO, CFO, Executive Vice Presidents and Senior Vice Presidents	3 times base salary
Vice Presidents – Business Unit Leader	2 times base salary
Vice Presidents – General Counsel, Treasurer, Chief Accounting Officer and Others	1.5 times base salary

Executives have up to five years to meet the stock ownership guidelines. As of year-end 2016, all NEOs met our stock ownership guidelines.

Incentive Compensation Clawback

Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires the SEC to direct national securities exchanges to prohibit the listing of any security of an issuer that fails to develop and implement a clawback policy. Although these rules have not been finalized, in March 2016, the Board approved and adopted the Newfield Exploration Company Clawback Policy (the “Clawback Policy”). Under the Clawback Policy, if the Board determines, after conducting a reasonable investigation, that any wrongful conduct (defined as fraud, gross negligence or intentional misconduct) committed by any current or former officer or other employee who received an award or payout under the 2011 Omnibus Stock Plan or the Annual Incentive Plan was a significant contributing factor to the Company having to restate all or a portion of its publicly-reported consolidated financial statements due to material non-compliance with any financial reporting requirement under the U.S. federal securities laws (which shall exclude any restatement caused by a change in applicable accounting rules, policy or interpretations), then the Board shall have the right to take, or cause to be taken, in its sole discretion, such action, to the extent permitted by applicable law, as it deems necessary to remedy the wrongful conduct and seek to prevent its recurrence. Remedies include the reimbursement, reduction, cancellation, forfeiture or recoupment of such awards or gains realized from such wrongful conduct.

In addition, under the 2011 Omnibus Stock Plan, the Compensation Committee may require the forfeiture of equity awards (including vested awards that have been exercised or settled and all net proceeds realized with respect to previously-granted awards) if it determines that an award holder engaged in certain bad acts, such as fraud, embezzlement, or the violation of any restrictive covenant agreement, and may require awards granted with performance goals to be subject to any policy we adopt relating to the recovery of incentive awards in the event the associated performance goals were not actually achieved. Further, the Sarbanes-Oxley Act of 2002 mandates that the CEO and CFO reimburse the Company for any bonus or other incentive-based or equity-based compensation paid to them in a year following the issuance of financial statements that are later required to be restated as a result of misconduct.

Prohibited Transactions

We prohibit executive officers from buying, selling or writing puts, calls or other options related to Newfield stock. None of our executives have entered into hedging transactions involving our stock. We also prohibit executives from holding Newfield stock in a margin account or pledging it as collateral for a loan.

Tax Deductibility Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation paid to its CEO or any of its three other most highly-compensated executive officers (other than the CFO) to the extent that such compensation exceeds $1 million in any calendar year. Qualifying “performance-based compensation” is not subject to this deduction limit. Our policy is to have a compensation program that recognizes and rewards performance that increases stockholder value and, to the extent consistent with this policy, to seek to maintain the favorable tax treatment of that compensation. Currently, our performance-based RSUs and the portion of the annual incentive awards that is based on operational Company performance measures are generally intended to qualify as “performance-based compensation” for purposes of Section 162(m). We believe, however, that under some circumstances, such as to attract or retain key executives or to recognize outstanding performance, it is in Newfield’s and our stockholders’ best interests to provide compensation to selected executives even if it is not deductible.

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Compensation Policies and Practices Related to Risk Management

The Compensation Committee has discussed and analyzed the concept of risk as it relates to our compensation programs and believes that our compensation programs do not encourage excessive and unnecessary risk taking. The Compensation Committee, with the assistance of Longnecker, arrived at this conclusion for the following reasons:

•	Although the majority of the compensation provided to our executives is variable and linked to performance, we believe an appropriate portion of their total compensation is fixed. The fixed (salary) portion provides a steady income regardless of Newfield’s stock performance and allows executives to focus on our business without an excessive emphasis on our stock price performance.

•	Our annual incentive awards are determined based on Company and individual performance measures, both operational and strategic, which mitigates excessive risk-taking that could produce unsustainable gains in one area of performance at the expense of our overall long-term interests. The Company goals are designed to ensure a proper balance between stock performance, operational measures and strategic goals. In addition, the Compensation Committee sets performance goals that it believes are reasonable in light of our past performance, then-current business projections, and market conditions. Moreover, our annual incentive awards are subject to maximum payout caps that limit the amount an executive may earn on inputs for certain of the operational measures.

•	A portion of our long-term equity-based incentive awards consists of time-based RSUs, which generally vest over three years and retain value even in a depressed market, so executives are less likely to take unreasonable risks. Another portion (between 40% and 50% of the total award value in the case of our NEOs for 2016) consists of performance-based RSUs that measure our TSR over a specified period relative to the TSR performance of certain peer companies over the same period, which encourages a longer-term focus.

•	Our stock ownership guidelines reduce the likelihood of unnecessary risk-taking because our executive officers are required to own a meaningful amount of Newfield stock.

In light of the above, the Compensation Committee believes the various elements of our executive compensation programs sufficiently motivate our executives to act in the interests of Newfield’s sustained long-term growth and performance.

Compensation & Management Development Committee Report

The Compensation & Management Development Committee has reviewed and discussed with Newfield’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this Proxy Statement. Based on this review and discussion, the Compensation & Management Development Committee recommended to the Board of Directors of Newfield that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the Compensation & Management Development Committee.

The foregoing Compensation & Management Development Committee Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any of Newfield’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

J. Terry Strange, Chair

Juanita M. Romans

John (Jack) W. Schanck

J. Kent Wells

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information with respect to the compensation of our NEOs for the years ended December 31, 2016, 2015, and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(3)	Total ($)
Lee K. Boothby	2016	$850,000	$—	$7,165,038	$1,785,000	$88,110	$9,888,148
Chairman of the Board, President and CEO	2015	850,000	4,800	6,038,119	1,795,200	86,526	8,774,645
	2014	850,000	183,400	3,734,242	1,866,600	82,599	6,716,841
Lawrence S. Massaro	2016	441,323	70,900	3,809,160	779,100	42,098	5,142,581
Executive Vice President and CFO	2015	420,000	100,800	2,368,811	739,200	31,109	3,659,920
	2014	420,000	171,400	1,523,280	768,600	256,203	3,139,483
Gary D. Packer	2016	540,750	18,687	3,809,160	946,313	66,778	5,381,688
Executive Vice President and COO	2015	540,750	48,280	3,551,990	951,720	61,884	5,154,625
	2014	540,750	97,925	2,156,055	989,575	55,282	3,839,587
George T. Dunn	2016	392,210	43,962	1,961,782	586,038	54,027	3,038,019
Sr. Vice President-Development	2015	382,500	27,780	1,408,165	572,220	36,572	2,427,236
	2014	381,346	40,020	845,020	594,980	39,573	1,900,939
John H. Jasek	2016	400,000	85,000	2,055,048	595,000	51,742	3,186,790
Sr. Vice President-Operations	2015	400,000	16,600	1,173,684	598,400	39,171	2,227,856
	2014	356,690	—	1,095,816	535,000	41,713	2,029,219

(1)	The amounts shown for 2016 reflect payments made in February 2017 pursuant to the annual incentive awards granted under the 2016 AIP. In accordance with SEC rules, the amounts reported in the “Bonus” column reflect the amount paid pursuant to the individual performance assessment portion of the annual incentive awards, while the amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the amount paid pursuant to the Company performance measures. See “Compensation Discussion and Analysis – 2016 Compensation Decisions – Annual Incentive Awards” (page 33).

(2)	The amounts shown in the “Stock Awards” column for 2016 reflect the full aggregate grant date fair value of stock-based awards granted during 2016, computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures, as required by SEC rules, and do not reflect the actual value that may be recognized by each NEO.

During 2016, the NEOs received grants of performance-based RSUs subject to both continued service and relative TSR vesting conditions, which are considered awards subject to a market condition under applicable accounting guidance. For the 2016 performance-based RSUs, the grant date fair value per share was $28.94, which is determined based on the probable outcome of achieving the performance target. In addition, during 2016, the NEOs received grants of time-based RSUs (50% stock-settled and 50% cash-settled). For each of these awards, the grant date fair value was based on a per share price of $23.89, which is the mean of the high and low sales prices of our common stock on the date of grant, which was February 10, 2016.

For assumptions made in the valuation of the awards reported in this column, see also Note 15, Stock-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC. See also “Compensation Discussion and Analysis – 2016 Compensation Decisions – Long-Term Equity-Based Incentive Awards” (page 37), “Grants of Plan-Based Awards in 2016” (page 44), and “Outstanding Equity Awards at December 31, 2016” (page 45) for a further description of these awards.

(3)	For 2016, “All Other Compensation” includes:

Name	Matching 401(k) Plan Contribution ($)	Matching Deferred Compensation Plan Contribution ($)	Other Perquisites(a) ($)	Total ($)
Mr. Boothby	$18,000	$50,000	$20,110	$88,110
Mr. Massaro	18,000	—	24,098	42,098
Mr. Packer	18,000	25,260	23,518	66,778
Mr. Dunn	18,000	13,377	22,650	54,027
Mr. Jasek	18,000	14,000	19,742	51,742
(a)	Includes payment of fitness and business club dues, annual executive physical examinations, financial planning services, service awards and matching charitable contributions (a benefit of up to $2,500 per year available to all employees).

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Grants of Plan-Based Awards in 2016

The following table contains information about grants of plan-based awards to our NEOs during 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number	Grant Date
			Threshold	Target	Maximum	Threshold	Target	Maximum	of Shares of Stock or Units	Fair Value of Stock Awards
Name		Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)(4)
Mr. Boothby	(1)(a)	02/10/2016	$	$	$				67,820	$1,619,881
	(1)(b)	02/10/2016							67,820	1,619,881
	(2)	02/10/2016				67,818	135,635	271,270		3,925,277
	(3)		—	1,020,000	2,040,000
Mr. Massaro	(1)(a)	02/10/2016							36,060	861,293
	(1)(b)	02/10/2016							36,060	861,293
	(2)	02/10/2016				36,050	72,100	144,200		2,086,574
	(3)		—	445,200	890,400
Mr. Packer	(1)(a)	02/10/2016							36,060	861,293
	(1)(b)	02/10/2016							36,060	861,293
	(2)	02/10/2016				36,050	72,100	144,200		2,086,574
	(3)		—	540,750	1,081,500
Mr. Dunn	(1)(a)	02/10/2016							22,720	542,667
	(1)(b)	02/10/2016							22,720	542,667
	(2)	02/10/2016				15,143	30,285	60,570		876,448
	(3)		—	334,879	669,758
Mr. Jasek	(1)(a)	02/10/2016							23,800	568,463
	(1)(b)	02/10/2016							23,800	568,463
	(2)	02/10/2016				15,863	31,725	63,450		918,122
	(3)		—	340,000	680,000

(1)	Reflects (a) stock-settled time-based RSUs awarded to each NEO in 2016 under our 2011 Omnibus Stock Plan, and (b) cash-settled time-based RSUs awarded to each NEO in 2016. All of the time-based RSUs granted to the NEOs in February 2016 vest, subject to continuous employment, in four substantially equal installments on August 15, 2016, August 15, 2017, August 15, 2018, and February 15, 2019. No cash dividends or cash dividend equivalent rights are received with respect to outstanding time-based RSUs. See also “Potential Payments Upon Termination or Change of Control” (page 47).
(2)	Reflects the potential number of performance-based RSUs that may be earned with respect to the performance-based RSU awards granted to each NEO in 2016 under our 2011 Omnibus Stock Plan, which awards are subject to both continued service and relative TSR vesting conditions. NEOs may earn from 0% to 200% of the target award based on our cumulative stockholder return relative to the TSR Performance Peer Group for the performance period beginning January 1, 2016, and ending on December 31, 2018, with vesting occurring at the end of the period, subject to continued employment through the actual vesting date. The “Threshold” level reported in this table is based upon the lowest possible earned amount of 50% based on the payout scale described on page 38, although the minimum potential payout is zero. The “Maximum” level reported is based upon the highest possible earned amount of 200%. No cash dividends or cash dividend equivalent rights are received with respect to outstanding performance-based RSUs. For further details on the performance vesting requirements, see “Compensation Discussion and Analysis – 2016 Compensation Decisions – Long-Term Equity-Based Incentive Awards” (page 37).
(3)	Reflects potential cash payouts for annual incentive awards under the 2016 AIP, as discussed beginning on page 33. If Company performance on the Company performance measures does not meet or exceed certain “threshold” goals with respect to the Category I and Category II Company performance metrics (which collectively constitute 75% of each award) and the Compensation Committee determines no strategic measurement objectives are obtained (see pages 33-36), then the payout under this program will be zero. The “Maximum” level reported in this table is based on the highest possible payout amount of 200% of each NEO’s target award. The amounts actually paid to the NEOs for 2016 with respect to the awards reported in this column are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The amounts actually paid pursuant to the individual performance measure assessment portion of the annual incentive awards are reported in the “Bonus” column of the Summary Compensation Table.
(4)	Reflects the full aggregate grant date fair value of stock-based awards granted during 2016, computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures, as required by SEC rules, and does not reflect the actual value that may be recognized by each NEO. For the performance-based RSUs, the grant date fair value per share was $28.94, which is determined based on the probable outcome of achieving the performance target. For the time-based RSUs, the grant date fair value was based on a per share price of $23.89, which is the mean of the high and low sales prices of our common stock on the date of grant. For assumptions made in the valuation, see also Note 15, Stock-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC, and see footnote (2) to the “Summary Compensation Table” included in this Proxy Statement.

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Outstanding Equity Awards at December 31, 2016

The following table contains information about our NEOs’ outstanding equity awards at December 31, 2016. See also “Potential Payments Upon Termination or Change of Control” (page 47) for additional information regarding the treatment of these awards upon certain terminations of employment or the occurrence of a change of control.

		Option Awards				Stock Awards
									Equity Incentive		Equity Incentive
						Number of		Market Value	Plan Awards:		Plan Awards:
						Shares of		of Shares of	Number of		Market Value of
						Stock or		Stock or	Unearned		Unearned
		Number of Securities		Option		Units that		Units that	Shares, Units or		Shares, Units or
		Underlying Unexercised		Exercise	Option	have not		have not	Other Rights		Other Rights
		Options(#)		Price	Expiration	Vested(2)		Vested(3)	that have not		that have not
Name	Grant Date	Exercisable(1)	Unexercisable	($)	Date	(#)		($)	Vested(4) (#)		Vested(5) ($)
Mr. Boothby	02/07/08	30,000	—	$48.45	2/7/2018	—		$—	—		$—
	02/10/12	—	—	—	—	—		—	15,300	(i)	619.650
	02/12/14	—	—	—	—	19,616	(b)	794,448	—		—
	02/11/15	—	—	—	—	48,930	(d)	1,981,665	138,210	(ii)	5,597,505
	02/10/16	—	—	—	—	101,730	(e)	4,120,065	67,818	(iii)	2,746,609
Mr. Massaro	02/10/12	—	—	—	—	—		—	2,340	(i)	94,770
	11/08/13	—	—	—	—	20,000	(a)	810,000	—		—
	02/12/14	—	—	—	—	8,000	(b)	324,000	—		—
	02/11/15	—	—	—	—	19,200	(d)	777,600	54,210	(ii)	2,195,505
	02/10/16	—	—	—	—	54,090	(e)	2,190,645	36,050	(iii)	1,460,025
Mr. Packer	02/07/08	25,000	—	48.45	2/7/2018	—		—	—		—
	02/10/12	—	—	—	—	—		—	9,270	(i)	375,435
	02/12/14	—	—	—	—	11,250	(b)	455,625	—		—
	02/11/15	—	—	—	—	28,786	(d)	1,165,833	81,300	(ii)	3,292,650
	02/10/16	—	—	—	—	54,090	(e)	2,190,645	36,050	(iii)	1,460,025
Mr. Dunn	02/07/08	18,000	—	48.45	2/7/2018	—		—	—		—
	02/10/12	—	—	—	—	—		—	2,340	(i)	94,770
	02/12/14	—	—	—	—	6,000	(b)	243,000	—		—
	02/11/15	—	—	—	—	13,816	(d)	559,548	26,040	(ii)	1,054,620
	02/10/16	—	—	—	—	34,080	(e)	1,380,240	15,143	(iii)	613,271
Mr. Jasek	02/07/08	25,000	—	48.45	2/7/2018	—		—	—		—
	02/10/12	—	—	—	—	—		—	1,860	(i)	75,330
	02/12/14	—	—	—	—	600	(b)	24,300	—		—
	10/24/14	—	—	—	—	18,000	(c)	729,000	—		—
	02/11/15	—	—	—	—	11,520	(d)	466,560	21,690	(ii)	878,445
	02/10/16	—	—	—	—	35,700	(e)	1,445,850	15,863	(iii)	642,431
(1)	Reflects stock options that were awarded to the NEOs (other than Mr. Massaro) on February 7, 2008. All of the stock options were granted under our 2000 Omnibus Stock Plan and vested in five equal annual installments beginning on the first anniversary of the grant date. Provided the optionee remains employed with us, stock options may be exercised at any time prior to the applicable expiration date stated above. If the optionee’s employment with us is terminated due to death or disability, the options may be exercised in full for one year after the termination, after which time the options will terminate. If the optionee’s employment with us is terminated voluntarily by the optionee or involuntarily by us for cause (as defined in the award agreement), the options will terminate immediately and will not be exercisable. If the optionee’s employment is terminated by us involuntarily other than for cause, the vested portion of the option may be exercised for 90 days after the termination (or for one year after death if the employee dies during the 90-day period).
(2)	Reflects the following time-based RSUs that were awarded to the NEOs:
(a)	Time-based, stock-settled RSUs awarded to Mr. Massaro in connection with his promotion to Executive Vice President and CFO on November 8, 2013, which vest in three equal annual installments, beginning on the third anniversary of the grant date.
(b)	Time-based RSUs (50% stock-settled and 50% cash-settled) awarded to Messrs. Boothby, Massaro, Packer, Dunn and Jasek on February 12, 2014, which vested in four equal installments on August 15, 2014, 2015, and 2016, and February 1, 2017.
(c)	Time-based, stock-settled RSUs awarded to Mr. Jasek on October 24, 2014, which vest in three equal annual installments on November 1, 2016, 2017, and 2018.
(d)	Time-based RSUs (50% stock-settled and 50% cash-settled) awarded to Messrs. Boothby, Massaro, Packer, Dunn and Jasek on February 11, 2015, which vest in four equal installments on August 15, 2015, 2016, and 2017, and February 15, 2018.
(e)	Time-based RSUs (50% stock-settled and 50% cash-settled) awarded to Messrs. Boothby, Massaro, Packer, Dunn and Jasek on February 10, 2016, which vest in four equal installments on August 15, 2016, 2017, and 2018, and February 15, 2019.

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(3)	Calculated by multiplying the number of RSUs that have not vested by the closing price of our common stock on the NYSE on December 30, 2016 (the last trading day of 2016), which was $40.50.
(4)	Reflects the following performance-based RSUs that were awarded to the NEOs under our 2011 Omnibus Stock Plan (except where otherwise indicated):
(i)	Performance-based RSUs awarded to Messrs. Boothby, Massaro, Packer, Dunn and Jasek on February 10, 2012, which vest, if at all, based on our TSR relative to a peer group over a three- to five-year period. Vesting of these 2012 performance-based RSUs has the possibility of occurring monthly from April 15, 2015, through April 15, 2017.
(ii)	Performance-based RSUs awarded to Messrs. Boothby, Massaro, Packer, Dunn and Jasek on February 11, 2015, which vest, if at all, based on our TSR relative to a peer group over a two- to three-year period. Vesting of these 2015 performance-based RSUs has the possibility of occurring quarterly from April 15, 2017, through January 15, 2018.
(iii)	Performance-based RSUs awarded to Messrs. Boothby, Massaro, Packer, Dunn and Jasek on February 10, 2016, which vest, if at all, based on our TSR relative to the TSR Performance Peer Group over a three-year period. Vesting of these 2016 performance-based RSUs has the possibility of occurring at the end of the performance period, which ends on December 31, 2018. For further details on the performance vesting requirements, see “Compensation Discussion and Analysis – 2016 Compensation Decisions – Long-Term Equity-Based Incentive Awards” (page 37).
The amount shown for each outstanding award of performance-based RSUs reflects 100% of the number of awarded RSUs that remain outstanding (except for the performance-based RSUs granted in 2016, which are shown at 50% of the target number of awarded RSUs that remain outstanding).
(5)	Calculated by multiplying the number of performance-based RSUs reported in the preceding column by the closing price of our common stock on the NYSE on December 30, 2016 (the last trading day of 2016), which was $40.50.

Stock Vested in 2016

The following table contains information regarding the vesting during 2016 of time-based and performance-based RSUs previously granted to our NEOs.

	Stock Awards
	Number of Shares Acquired	Value Realized
	on Vesting(1)	on Vesting(2)
Name	(#)	($)
Mr. Boothby	276,120	$10,450,020
Mr. Massaro	110,798	4,362,543
Mr. Packer	160,912	6,064,826
Mr. Dunn	56,306	2,221,899
Mr. Jasek	65,892	2,616,234
(1)	Represents the gross number of shares acquired upon vesting of time-based and performance-based RSUs during 2016, without reduction for any shares withheld to satisfy applicable tax obligations. In addition, includes time-based, cash-settled RSUs that were awarded on February 12, 2014, February 11, 2015, and February 10, 2016, portions of which vested on August 15, 2016, for Messrs. Boothby (includes 38,995 cash-settled RSUs), Massaro (includes 17,815 cash-settled RSUs), Packer (includes 21,836 cash-settled RSUs), Dunn (includes 12,134 cash-settled RSUs) and Jasek (includes 9,130 cash-settled RSUs).
(2)	Represents the value of the time-based or performance-based RSUs that vested during 2016, calculated by multiplying (a) the number of shares of time-based or performance-based RSUs that vested or, with respect to cash-settled RSUs, the equivalent number of shares used to calculate the cash payment, by (b) the mean of the high and low sales prices of our common stock on the applicable vesting date or, if the vesting date is not a trading day on the NYSE, the previous trading day.

Nonqualified Deferred Compensation

The following table contains information about our NEOs’ participation in our Deferred Compensation Plan during 2016.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings	Withdrawals/	December 31,
	in 2016(1)	in 2016(2)	in 2016	Distributions	2016(3)
Name	($)	($)	($)	($)	($)
Mr. Boothby	$410,000	$50,000	$152,962	$—	$3,273,671
Mr. Massaro	—	—	204	—	107,627
Mr. Packer	25,260	25,260	51,605	—	564,341
Mr. Dunn	13,377	13,377	18,086	—	286,806
Mr. Jasek	14,000	14,000	10,316	—	191,417
(1)	All amounts are included in the “Salary,” “Bonus” or “Non-Equity Incentive Plan Compensation” columns for 2016 in the Summary Compensation Table.
(2)	Reflects amounts that we contributed under our Deferred Compensation Plan as a matching contribution for the benefit of each NEO for 2016. These amounts are included in the “All Other Compensation” column for 2016 in the Summary Compensation Table.
(3)	The following amounts reported in this column have also been reported in the Summary Compensation Table in previous years for each NEO: (a) Mr. Boothby – $2,394,652, (b) Mr. Massaro – $80,698, (c) Mr. Packer – $323,914, (d) Mr. Dunn – $148,018, and (e) Mr. Jasek – $85,918.

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Deferred Compensation Plan

Our Deferred Compensation Plan allows eligible employees to defer up to 90% of their salary and all of their bonus on an annual basis. We make a matching contribution of up to 8% of the employee’s salary. Our contribution with respect to any particular employee under the Deferred Compensation Plan is reduced to the extent that we make contributions to our 401(k) Plan on behalf of that employee. The NEOs are always fully vested in all amounts credited to their account under the Deferred Compensation Plan, including amounts contributed by Newfield.

Effective January 1, 2007, we established an irrevocable rabbi trust to hold employee account balances under our Deferred Compensation Plan. Employee account balances reflect hypothetical investments, at the direction of each employee, in substantially the same investment alternatives, including our common stock, as are available under our 401(k) Plan. Accordingly, earnings on account balances are based upon the market returns on the hypothetical investment alternatives selected by the employee participants.

Payments begin at separation from service, though officers generally must wait six months after separation from service for distributions to begin. Upon separation from service for any reason, payments will be made on the schedule (lump-sum or installment payments) elected by the participant at the time their deferral election is submitted. All payments are made in cash, except for amounts hypothetically invested in our common stock, which may be paid in cash or our common stock, at the election of the committee administering the plan. Unscheduled withdrawals are not allowed, other than distributions due to financial hardship, as determined by the committee that administers the plan. In the event of a change of control, the Compensation Committee has the authority to terminate the plan within the thirty days preceding or twelve months following a change of control and, in the event of such a termination, each participant’s account will be distributed within twelve months of the termination. See “Potential Payments Upon Termination or Change of Control.”

Potential Payments Upon Termination or Change of Control

This section describes the potential payments or benefits upon termination, change of control, or other post-employment scenarios for each of our NEOs.

Change of Control Severance Agreements

Our NEOs do not have employment contracts, but they do have change of control severance agreements. These agreements have an initial term of three years (two years, in the case of Mr. Jasek), with automatic daily extensions unless our Board takes action to cease the automatic extensions, in which case each agreement will terminate on the third anniversary (second anniversary, in the case of Mr. Jasek) of the date the Board gives notice of termination. Each agreement (other than the agreement with Mr. Massaro) is currently in the extension period. Mr. Massaro’s agreement, which was originally effective December 19, 2014, was amended and restated effective February 10, 2016, and has a three-year term commencing on that date, with automatic daily extensions unless our Board takes action to cease the automatic extensions, in which case Mr. Massaro’s agreement will terminate on the third anniversary of date the Board gives notice of termination. Mr. Massaro’s restated agreement changed the cash multiplier under his original agreement from two and one-half (2.5) to three (3), and changed the protection period under his agreement from 30 months to 36 months following a change of control, in order to align his severance benefits with those provided to other executive officers at Mr. Massaro’s employment level.

Our change of control severance agreements generally provide for a severance protection period that begins on the date of a “change of control” of Newfield and ends on the 36-month anniversary of that date (on the 24-month anniversary of that date, in the case of Mr. Jasek). During the protection period, if the executive’s employment is terminated by us without “cause” or by the executive for “good reason,” the agreements provide for the three types of severance benefits described below.

Lump Sum Cash Severance Payment	Continued Health Coverage	Outplacement Services
Equal to three times (two times, in the case of Mr. Jasek) the sum of (a) the greater of the executive’s base salary immediately prior to the change of control or at any time thereafter and (b) one-half of the greater of the executive’s cash bonus compensation for the two years ending prior to the change of control or for the two years ending prior to the executive’s termination of employment	Payment of the applicable premiums for COBRA continuation coverage or retiree medical coverage, as applicable, for the executive and his covered dependents for 36 months (24 months, in the case of Mr. Jasek), plus an amount to reimburse the executive for all applicable income taxes related to such payments, to the extent the executive and his dependents are eligible for and elect such continuation or retiree medical coverage	Reasonable outplacement services in an amount not exceeding $30,000

If the executive is terminated by us for failure to perform the executive’s duties for at least 180 days due to physical or mental illness, the executive will not be eligible to receive the severance benefits described above.

For purposes of the change of control severance agreements, the following terms are generally defined as set forth below:

•	“Cause” means (i) willful and continued failure to substantially perform duties; (ii) conviction of or plea of nolo contendere to a felony or a misdemeanor involving moral turpitude; (iii) willful engagement in gross misconduct materially and demonstrably injurious to us; (iv) material violation of any of our material policies; or (v) the executive is the subject of an order obtained or issued by the SEC for any securities violation involving fraud.

•	“Change of control” means (i) we are not the survivor in any merger, consolidation or other reorganization (or survive only as a subsidiary); (ii) the consummation of a merger or consolidation with another entity pursuant to which less than 50% of the outstanding voting securities of the survivor will be issued in respect of our capital stock; (iii) we sell, lease or exchange all or substantially all of our assets; (iv) we are to be dissolved and liquidated; (v) any person acquires ownership or control of more than 50% of the shares of our voting stock (based upon voting power); or (vi) as a result of or in connection with a contested election of directors, the persons who were our directors before the election cease to constitute a majority of our Board. A “change of control” does not include any merger, consolidation, reorganization, sale, lease, exchange, or similar transaction solely between us and one or more entities that

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were wholly-owned by us immediately prior to the event or any event that is not a “change in control” pursuant to Section 409A of the Internal Revenue Code.

•	“Good reason” means (i) a material reduction in the executive’s authority, duties, titles, status or responsibilities in effect immediately prior to a change of control or the assignment to the executive of duties or responsibilities inconsistent in any material respect with those in effect immediately prior to a change of control; (ii) any reduction in the executive’s base salary; (iii) any failure to provide the executive with a combined total of base salary and bonus compensation at a level at least equal to the combined total of (a) the executive’s base salary immediately prior to the change of control and (b) one-half of the total of all cash bonuses (whether paid or deferred) awarded to the executive for the two most recent years ending prior to the change of control; (iv) we fail to obtain a written agreement from any successor to assume and perform the agreements; or (v) relocation of our principal executive offices by more than fifty miles from their location immediately prior to the change of control or the executive is based at any office other than our principal executive offices.

If the payment of benefits under the agreement or otherwise results in the executive being subject to excise taxes under Section 4999 of the Internal Revenue Code, we must make an additional payment to the executive (other than Mr. Massaro) in an amount such that after the payment of all income and excise taxes, the executive will be in the same net after-tax position as if no such excise taxes had been imposed. We do not provide for excise tax gross-ups in connection with a change of control in any executive officer agreements entered into after January 2009, and it is our policy not to include any such tax gross-up in any future executive officer agreements. Mr. Massaro’s change of control severance agreement does not provide for an excise tax gross-up and instead provides that if an excise tax is triggered, then the severance benefits shall either be (1) reduced so that benefits would not trigger an excise tax, or (2) paid in full, whichever produces the better net after-tax position to Mr. Massaro.

Receipt of benefits under the change of control severance agreements is subject to the executive’s execution of a comprehensive release, which contains non-disparagement provisions and a confidentiality agreement. If a dispute arises, the agreement provides for binding arbitration at our expense (unless the arbitrator provides otherwise with respect to the executive’s expenses).

Outstanding Long-Term Equity-Based Incentive Awards

As of December 31, 2016, our NEOs held outstanding stock options and outstanding time-based and performance-based RSUs. All outstanding stock options held by our NEOs were granted under our 2000 Omnibus Stock Plan, and all such options are fully vested. See footnote (1) to the “Outstanding Equity Awards at December 31, 2016” table for a discussion of the exercise periods applicable to outstanding stock option awards upon certain termination of employment events.

As in effect on December 31, 2016, outstanding time-based and performance-based RSUs held by our NEOs become fully vested at 100% in the event of a change of control, except that performance-based RSUs granted in 2016 provided that, upon the consummation of a change of control, the number of performance-based RSUs earned by the NEOs would be determined based on our actual relative TSR performance through the date of the change of control. Effective January 1, 2017, we amended outstanding 2016 performance-based RSUs to specify that, in the event of a change of control, the number of shares deemed earned would be at least the target number of shares subject to the award. For purposes of these awards, the definition of “change of control” is substantially the same as the definition under the change of control severance agreements described above.

In the case of termination of an NEO’s employment due to death or disability, time-based RSUs fully vest and become nonforfeitable. As in effect on December 31, 2016, outstanding time-based RSUs provided that, in the event an NEO’s employment terminates by reason of a qualified retirement, a pro-rata portion of the time-based RSUs held by the executive on the date of termination will vest. A “qualified retirement” is defined in the RSU award agreements as (i) either (A) reaching at least age 60 and signing a non-compete that is effective until reaching age 62 or (B) reaching at least age 62, (ii) having at least 10 years of qualified service (as defined in the applicable plan and award agreement), and (iii) providing proper notice (as outlined in the applicable award agreement). None of our NEOs was eligible for “qualified retirement” under the equity awards as of December 31, 2016.

While performance-based RSUs are not forfeited upon an NEO’s termination of employment due to death, disability, or a qualified retirement, such awards only vest in those scenarios based on our actual performance during the applicable performance period. Effective January 1, 2017, we also amended outstanding performance-based RSUs to lower the qualified retirement age to 55 with five years of service and to memorialize certain requirements with respect to confidentiality and post-qualified retirement business activities that will be conditions to receiving and retaining the shares of common stock and other benefits following a qualified retirement.

In the case of a termination of employment other than those described above, unvested RSUs will be forfeited. Certain amounts payable on a termination of employment and described above will be delayed until six months following the NEO’s termination of employment in compliance with Section 409A of the Internal Revenue Code.

Other Compensation Plans

Upon termination of employment with us, our NEOs are entitled to payment of their account balances in our Deferred Compensation Plan in the form previously selected by the member in their payment election. See “Nonqualified Deferred Compensation” (on page 46).

Upon a change of control, the performance period applicable to the annual incentive awards under our Annual Incentive Plan is deemed to end on the date of the change of control, and eligible employees are entitled to payment of a pro-rata annual incentive award based on actual performance through that date.

Post-Employment Tables

The following tables describe potential payments or benefits upon termination, change of control or other post-employment scenarios for each of the NEOs as of December 31, 2016. These tables generally do not include amounts payable pursuant to plans that are available to all salaried employees. The amounts in the tables show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment. There would be no amounts payable or

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benefits due to enhancements solely in connection with (1) an involuntary termination for cause, (2) an involuntary termination not for cause, or (3) a voluntary termination of a non-retirement eligible executive. Accordingly, no amounts are shown for those scenarios. The actual amounts to be paid out in any scenario can only be determined at the time of an executive officer’s actual separation from Newfield.

The following assumptions apply to the tables:

•	For all scenarios, the trigger event is assumed to be December 31, 2016, and the amounts quantified below do not take into account any changes made to any applicable arrangements following December 31, 2016.

•	“Cash Severance Payment” only includes base salary and bonus, as described under “Change of Control Severance Agreements” on page 47. All other amounts and adjustments mandated by the change of control severance agreements are shown in connection with the associated other benefits included in the tables.

•	Vested stock options and RSUs are not included in these tables since they are already vested.

•	For all scenarios, the amounts for RSUs that are unvested and accelerated are calculated by multiplying the number of unvested RSUs by $40.50 (the closing price of our common stock on the NYSE on December 30, 2016, the last trading day of 2016). In the case of performance-based RSUs granted in 2016, the amounts are calculated assuming a number of earned shares equal to (i) 0% of the target number of performance-based RSUs in the change of control-related scenarios (consistent with our TSR rank as of December 31, 2016) and (ii) 100% of the target number of performance-based RSUs in the other scenarios.

•	The amounts shown for health coverage are the estimated COBRA premiums for the existing medical and dental benefits to each eligible executive for the applicable time period specified in the executive’s change of control severance agreement, plus the related tax reimbursement amount.

•	The outplacement services amounts represent the maximum benefits available to each eligible executive.

Deferred Compensation Plan amounts payable in connection with the various scenarios are not shown in the tables below because these amounts are disclosed earlier in the “Nonqualified Deferred Compensation” table on page 46. In addition, no amounts are shown as payable under the 2016 AIP upon a change of control because those amounts are disclosed earlier in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” for 2016.

				Change of Control With
				Involuntary Termination or
				Voluntary Termination For	Change of Control
Mr. Boothby	Retirement ($)	Disability ($)	Death ($)	Good Reason ($)	(No Termination) ($)
Cash Severance Payment	—	—	—	8,325,000	—
Restricted Stock Units
Unvested and Accelerated	N/A	18,606,551	18,606,551	13,113,333	13,113,333
Health Coverage(1)	—	—	—	19,429	—
Outplacement Services	—	—	—	30,000	—
Excise Tax Gross-Up(2)	N/A	N/A	N/A	5,824,980	—
TOTAL	—	18,606,551	18,606,551	27,312,743	13,113,333

				Change of Control With
				Involuntary Termination or
				Voluntary Termination For	Change of Control
Mr. Massaro	Retirement ($)	Disability ($)	Death ($)	Good Reason ($)	(No Termination) ($)
Cash Severance Payment	N/A	—	—	4,005,600	—
Restricted Stock Units
Unvested and Accelerated	N/A	9,312,570	9,312,570	6,392,520	6,392,520
Health Coverage	N/A	—	—	134,121	—
Outplacement Services	N/A	—	—	30,000	—
Excise Tax Gross-Up(2)	N/A	N/A	N/A	N/A	N/A
TOTAL	N/A	9,312,570	9,312,570	10,562,241	6,392,520

				Change of Control With
				Involuntary Termination or
				Voluntary Termination For	Change of Control
Mr. Packer	Retirement ($)	Disability ($)	Death ($)	Good Reason ($)	(No Termination) ($)
Cash Severance Payment	N/A	—	—	4,753,500	—
Restricted Stock Units
Unvested and Accelerated	N/A	10,400,238	10,400,238	7,480,188	7,480,188
Health Coverage	N/A	—	—	134,121	—
Outplacement Services	N/A	—	—	30,000	—
Excise Tax Gross-Up(2)	N/A	N/A	N/A	—	—
TOTAL	N/A	10,400,238	10,400,238	12,397,809	7,480,188

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				Change of Control With
				Involuntary Termination or
				Voluntary Termination For	Change of Control
Mr. Dunn	Retirement ($)	Disability ($)	Death ($)	Good Reason ($)	(No Termination) ($)
Cash Severance Payment	—	—	—	3,034,425	—
Restricted Stock Units
Unvested and Accelerated	N/A	4,558,721	4,558,721	3,332,178	3,332,178
Health Coverage(1)	—	—	—	5,355	—
Outplacement Services	—	—	—	30,000	—
Excise Tax Gross-Up(2)	N/A	N/A	N/A	—	—
TOTAL	—	4,558,721	4,558,721	6,401,958	3,332,178

				Change of Control With
				Involuntary Termination or
				Voluntary Termination For	Change of Control
Mr. Jasek	Retirement ($)	Disability ($)	Death ($)	Good Reason ($)	(No Termination) ($)
Cash Severance Payment	N/A	—	—	1,950,000	—
Restricted Stock Units
Unvested and Accelerated	N/A	4,904,348	4,904,348	3,619,485	3,619,485
Health Coverage	N/A	—	—	89,414	—
Outplacement Services	N/A	—	—	30,000	—
Excise Tax Gross-Up(2)	N/A	N/A	N/A	—	—
TOTAL	N/A	4,904,348	4,904,348	5,688,899	3,619,485
(1)	Messrs. Boothby and Dunn are the only NEOs who were retirement-eligible under the retiree medical plan as of December 31, 2016. Under the Change of Control (With Involuntary Termination or Voluntary Termination for Good Reason) scenario for Messrs. Boothby and Dunn, the amount shown is net of employee contributions. No amounts are shown under the retirement scenario because the benefit is nondiscriminatory.
(2)	The gross-up for the excise tax is with respect to the cash severance payment, any RSUs that become vested upon a change of control, the continued health coverage, and the outplacement services, all assuming a change of control occurred on December 31, 2016. The 20% excise tax is only triggered if the present value of the listed benefits is equal to or greater than three times the average of the prior five years’ W-2 pay, and the excise tax is then imposed on the total amount of the benefits listed that are in excess of one times that average pay. Accordingly, the amounts are shown only for the NEOs whose estimated benefits would trigger the 20% excise tax gross-up and who are otherwise entitled to receive such a gross-up payment. To determine the appropriate gross-up for the excise tax for Mr. Boothby, the following tax rates were used: 39.6% federal, 0% state, 20% excise, 2.35% Medicare and 1.188% itemization deduction phase out. Estimated payments to Messrs. Dunn, Packer, and Jasek would not trigger a gross-up for the excise tax. Mr. Massaro’s estimated payments would trigger an excise tax of $1,146,880, in the event of a termination associated with a change of control, and $0, in the event of a change of control without a termination; however, Mr. Massaro is not entitled to a “gross-up” for these taxes. Instead, Mr. Massaro’s change of control severance agreement provides that if an excise tax is triggered, then the severance benefits will either be (1) reduced so that benefits would not trigger an excise tax, or (2) paid in full, whichever produces the better net after-tax position. In this case, the benefits would be paid in full to Mr. Massaro.

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Equity Compensation Plan Information

The table below provides information relating to our equity compensation plans as of December 31, 2016. All of our equity compensation plans have been approved by our stockholders. The table below does not include any information related to the additional shares that may become available for issuance under the 2017 Omnibus Incentive Plan or the Amended and Restated 2010 Employee Stock Purchase Plan our stockholders are being asked to approve at the 2017 Annual Meeting. Please see “Proposal 5—Approval of the Newfield Exploration Company 2017 Omnibus Incentive Plan” (on page 55) and “Proposal 7—Approval of the Newfield Exploration Company Amended and Restated 2010 Employee Stock Purchase Plan” (on page 65).

Number of Securities Remaining
	Number of Securities to be		Available for Future Issuance
	Issued Upon Exercise of	Weighted-Average Exercise	Under Equity Compensation
	Outstanding Options,	Price of Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights(1) (#)	Warrants and Rights(2) ($)	Reflected in First Column)(3) (#)
Equity compensation plans approved by security holders	2,610,361	$3.29	5,185,692
Equity compensation plans not approved by security holders	—	—	—
TOTAL(4)	2,610,361	3.29	5,185,692
(1)	Of the 2,610,361 shares shown in the table above as securities to be issued upon exercise of outstanding options, warrants and rights, 177,020 were subject to outstanding stock option awards and 2,433,341 were subject to outstanding RSU awards as of December 31, 2016.
(2)	The $3.29 weighted-average exercise price shown in the table above includes RSU awards that do not have an exercise price. Without those awards, the weighted-average exercise price per share would be $48.45. As of December 31, 2016, the weighted average remaining term of outstanding options was 1.1 years.
(3)	Of the 5,185,692 shares remaining available for issuance as of December 31, 2016, reflected in the table above, 120,165 are available under our existing employee stock purchase plan (approximately 54,243 of which are estimated to be issued in the current purchase period), and the remaining 5,065,527 shares are available under our 2011 Omnibus Stock Plan. Under our 2011 Omnibus Stock Plan, the number of shares available for issuance is reduced by 1.87 times the number of shares subject to restricted stock and RSU awards, and is reduced by an amount equal to the number of shares subject to option awards. The 5,065,527 shares available for grant under our 2011 Omnibus Stock Plan assumes that all future awards under the plan will be stock options. Only 2,708,838 shares would be available for grant under our 2011 Omnibus Stock Plan if all future awards under the plan are restricted stock or RSU awards. Thus far, all awards under the 2011 Omnibus Stock Plan have been RSU awards.
(4)	Does not include any equity-based compensation awards that are solely settled in cash.

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Proposal 2:	Non-Binding Advisory Vote to Approve Named Executive Officer Compensation

We believe Newfield’s long-term success depends in large measure on the talents of our employees. Our compensation system plays a significant role in our ability to attract, retain, and motivate the highest quality employees. We further believe that our current compensation program directly links executive compensation to performance, aligning the interests of our executive officers and those of our stockholders.

We believe sound corporate governance principles and effective compensation programs are interrelated. Our core executive compensation practices are summarized below:

Practices We Follow	Practices We Prohibit
We structure our compensation so that approximately 88% of our CEO’s, approximately 86% of our CFO’s and COO’s and approximately 80% of our other NEOs’ total direct compensation is at risk	We do not have employment agreements with any of our executive officers
We tie our annual incentive awards to a range of objective and strategic measurements	We do not provide for excise tax gross-ups in connection with a change of control in any executive officer agreements entered into after January 2009, and it is our policy not to include any such tax gross-up in any future executive officer agreements
We emphasize long-term performance in our equity-based incentive awards	We prohibit executive officers from buying, selling or writing puts, calls or options related to Newfield stock
50% of long-term incentive awards for our CEO, CFO and COO and 40% of our other NEOs’ long-term incentive awards are performance-based RSUs	We prohibit executives from holding Newfield stock in a margin account or pledging it as collateral
We use two representative and relevant peer groups, our Compensation Peer Group and TSR Performance Peer Group	We do not allow repricing of stock options without stockholder approval
Our change of control severance agreements are “double-trigger,” requiring both a change of control and a loss of position before any cash payments are awarded	We do not grant excessive perquisites, and all perquisites have a specific business rationale
We mandate stock ownership requirements for our officers and directors
Our Compensation Committee is made up solely of independent directors and engages an independent compensation consultant
We hold an annual say-on-pay advisory vote
We consider tax deductibility when structuring compensation
Our clawback policy enables us to seek to recover equity and cash incentive awards inappropriately received by an executive officer
Our equity compensation plan includes minimum vesting or forfeiture requirements of at least one year

This proposal provides stockholders with the opportunity to cast an advisory vote to approve our executive compensation program.

The Board invites you to review carefully the “Executive Compensation” section and asks that you cast your vote to endorse Newfield’s executive compensation program through the following resolution:

“RESOLVED, that the compensation paid to Newfield’s named executive officers, as disclosed in the 2017 Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The above “say-on-pay” vote is being provided pursuant to SEC regulations. While this vote does not bind the Board to any particular action, the Board values the input of the stockholders, and will take into account the outcome of this vote in considering future compensation arrangements. We include this stockholder advisory vote annually, and we expect that the next such vote will occur at the 2018 Annual Meeting of Stockholders. Please see “Proposal 3—Non-Binding Advisory Vote to Approve the Frequency of Future “Say-on-Pay” Votes” on page 53.

Board Recommendation

The Board of Directors recommends a vote “FOR“ approval of the advisory resolution regarding executive compensation.

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Proposal 3:	Non-Binding Advisory Vote to Approve the Frequency of Future “Say-on-Pay” Votes

As described in Proposal 2 above, SEC regulations afford stockholders an advisory “say-on-pay” vote to approve Newfield’s executive compensation program. As required by Exchange Act Section 14A, this proposal affords stockholders an advisory vote on the frequency of future say-on-pay votes. The advisory vote on the frequency of say-on-pay votes is a non-binding vote as to how often future say-on-pay votes should occur: every year, every two years, or every three years. In addition, stockholders may abstain from voting on this proposal. Exchange Act Section 14A requires Newfield to hold the advisory vote on the frequency of say-on-pay votes at least once every six years.

The Board recommends that the advisory vote on executive compensation be held every year. In formulating its recommendation on this proposal, the Board considered that an advisory vote on executive compensation held every year would best enable stockholders to timely express their views on Newfield’s executive compensation program and enable the Board and the Compensation Committee to determine current stockholder sentiment. While Newfield’s executive compensation program is designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually, and holding an annual advisory vote on executive compensation provides Newfield with more direct and immediate feedback on our compensation disclosures. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation program are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation program in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s Annual Meeting of Stockholders.

Stockholders are being asked to vote among the following frequency options (not solely for or against the recommendation of the Board):

Choice 1—every year;

Choice 2—every two years;

Choice 3—every three years; or

Choice 4—abstain from voting.

This advisory vote on the frequency of future say-on-pay votes is not binding on Newfield or the Board. However, the Board values the input of the stockholders and will take into account the result of the vote when determining the frequency of future say-on-pay votes.

Board Recommendation

The Board of Directors recommends a vote “FOR“ choice 1 (an advisory vote on the compensation of Newfield’s named executive officers set forth in Newfield’s proxy statement to occur every year).

Proposal 4:	Ratification of Appointment of Independent Auditor

The Audit Committee of our Board has appointed the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the year ending December 31, 2017. PricewaterhouseCoopers has served as our independent auditor since 1999. We are not required to submit this proposal to our stockholders, but the Board believes it is appropriate and a good corporate governance practice to do so. If the appointment is not ratified, the Audit Committee will consider appointing a different independent registered public accounting firm. A representative of PricewaterhouseCoopers is expected to attend the Annual Meeting. That representative may make a statement, and will be available to respond to appropriate questions.

Board Recommendation

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Newfield’s independent auditor for fiscal year 2017.

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AUDIT COMMITTEE REPORT

The Audit Committee of the Newfield Board of Directors consists of the four directors whose names appear below. Each member of the Audit Committee is “independent” as defined in the NYSE’s listing standards. The primary purposes of the Audit Committee are to assist the Board in monitoring:

•	the integrity of Newfield’s financial statements and financial reporting processes and systems of internal control;

•	the qualifications and independence of Newfield’s independent auditors;

•	the performance of Newfield’s internal audit function and independent auditors; and

•	Newfield’s compliance with legal and regulatory requirements.

The Audit Committee is responsible for appointing, retaining and terminating Newfield’s independent auditors and also performs the specific functions set forth in its charter which include ensuring execution and compliance of the Internal Audit Charter, reviewing the activities, structure and reports of internal audit, including the scope thereof, and obtaining assurances from management and internal audit that Newfield is in conformity with applicable legal requirements and Newfield policies. The Audit Committee held seven meetings in person or by telephone conference during 2016. The meetings were designed to facilitate and encourage communication between the Audit Committee and Newfield’s internal auditors and independent auditors.

PricewaterhouseCoopers LLP, Newfield’s independent auditors who report directly to the Audit Committee, is responsible for performing an independent audit of Newfield’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for Newfield’s internal control over financial reporting. PricewaterhouseCoopers LLP is also responsible for performing an independent audit of Newfield’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with Newfield’s management and PricewaterhouseCoopers LLP, Newfield’s independent auditors, the audited financial statements of Newfield included in its Annual Report on Form 10-K for the year ended December 31, 2016. The Audit Committee has also discussed the financial statements with PricewaterhouseCoopers LLP with and without Newfield’s management present.

The Audit Committee has discussed with Newfield’s independent auditors all communications required by the auditing standards of the Public Company Accounting Oversight Board (PCAOB), including those required by the PCAOB’s Auditing Standard 1301, “Communication with Audit Committees.” The Audit Committee also has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed those matters with PricewaterhouseCoopers LLP. The Audit Committee also has considered whether the provision of non-audit services to Newfield by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to Newfield’s Board of Directors that the audited financial statements be included in Newfield’s Annual Report on Form 10- K for the year ended December 31, 2016, filed with the SEC.

This report is submitted on behalf of the Audit Committee.

Thomas G. Ricks, Chair

Pamela J. Gardner

Roger B. Plank

J. Terry Strange

The foregoing Audit Committee Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing by Newfield under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2015, and 2016, were as follows:

Category of Service	2015 ($)	2016 ($)
Audit fees	$2,185,775	$2,153,500
Audit-related fees	52,881	54,213
Tax fees	134,500	135,090
All other fees	—	—
TOTAL	$2,373,156	$2,342,803

The audit fees for 2015 and 2016 were for professional services rendered in connection with the audits of our consolidated financial statements and reviews of our quarterly consolidated financial statements within such years. These fees also include the issuance of comfort letters, consents and assistance with review of various documents filed with the SEC in those years. The audit related fees were for services related to accounting consultations. Tax fees were for services related to tax compliance, including the preparation of local and international tax returns.

The Audit Committee reviews and pre-approves all audit and non-audit services, including tax services, performed by our independent auditors, as well as the fees charged for these services. The Audit Committee may delegate pre-approval authority for these services to one or more members, whose decisions are then presented to the full Audit Committee at its next scheduled meeting. In its review of all non-audit service fees, the Audit Committee considers, among other things, the possible effect of these services on the independence of our independent auditors. The services described in the above table were pre-approved by the Audit Committee in 2015 and 2016.

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Proposal 5:	Approval of the Newfield Exploration Company 2017 Omnibus Incentive Plan

Background of Proposal

At the Annual Meeting, the stockholders will be asked to approve the Newfield Exploration Company 2017 Omnibus Incentive Plan (the “2017 Plan”) and to reserve 10,500,000 shares of common stock for issuance thereunder. If our stockholders approve this proposal, we intend to file, pursuant to the Securities Act of 1933, a registration statement on Form S-8 to register the 10,500,000 shares available for issuance under the 2017 Plan. We believe that implementing the 2017 Plan is advisable in order to ensure that we have an adequate number of shares available in connection with our compensation program.

In March 2017, the Compensation Committee recommended to the Board that it approve, and the Board subsequently approved, adoption of the 2017 Plan, subject to the approval of our stockholders. If approved by stockholders, the 2017 Plan will be effective as of May 16, 2017. The proposed 2017 Plan is attached hereto as Appendix A.

The use of stock-based awards under the Newfield Exploration Company 2011 Omnibus Stock Plan, as amended and restated from time to time (the “2011 Plan”), has been a key component of our compensation program since the 2011 Plan’s original adoption in 2011 and is critical to Newfield’s ability to attract and retain highly qualified individuals. The 2017 Plan will replace the 2011 Plan as the vehicle used to make long-term incentive awards and, if the 2017 Plan is approved by stockholders, no further shares will be awarded under the 2011 Plan on or after May 16, 2017. Further details about our past grant practices and awards currently outstanding under the 2011 Plan can be found in the sections on “Executive Compensation Tables” beginning on page 43, “Executive Compensation” beginning on page 25 and “Director Compensation” beginning on page 22 in this Proxy Statement.

Newfield’s successful operation and its ability to create long-term value for our stockholders depend on the efforts of our directors, officers and employees, including management, and Newfield believes that it is in its best interest for those individuals to have an ownership interest in us in recognition of their present and potential contributions. In 2016, over 62% of Newfield’s equity awards were granted to employees other than the named executive officers, or NEOs.

Newfield believes that approval of the 2017 Plan will give it the flexibility to continue to make stock-based grants and other awards over at least the next 5 years in amounts determined appropriate by the Compensation Committee; however, this timeline is simply an estimate used to determine the number of shares of common stock requested under the 2017 Plan and future circumstances may require a change to expected equity grant practices. These circumstances include, but are not limited to, the future price of our common stock, award levels and amounts provided by Newfield’s competitors and our hiring activity over the next few years. The table below sets forth, as of January 31, 2017, information regarding outstanding awards and shares remaining available for delivery under the 2011 Plan, which is currently Newfield’s only active plan under which equity-based compensation awards can be granted.

Total Number of Unvested Full Value Awards Outstanding(1)	2,429,858
Total Number of Stock Options and SARs Outstanding	177,020
Weighted Average Exercise Price of Outstanding Stock Options and SARs	$48.45
Weighted Average Remaining Term of Outstanding Stock Options and SARs	1.02
Total Number of Shares Remaining Available under the 2011 Plan(2)	5,064,562
(1)	Includes shares subject to outstanding stock-settled time-based restricted stock awards and restricted stock units and performance-based restricted stock units (assuming the target payout level).
(2)	If the 2017 Plan is approved by stockholders, no further awards will be granted under the 2011 Plan on or after May 16, 2017.

The closing market price of Newfield’s common stock as of March 20, 2017 was $34.51 per share, as reported on the NYSE.

As of March 20, 2017, the total number of shares of Newfield’s outstanding common stock was 198,966,370. Newfield’s current dilution (which is the sum of (1) the number of shares available for future awards under the 2011 Plan and (2) shares covered by awards outstanding as of March 20, 2017, divided by the total number of shares of Newfield’s common stock outstanding) is 3.59%. If the 2017 Plan is approved, the potential dilution from issuances authorized under the 2017 Plan will increase to 7.11%. Please see “Description of the Material Terms of the 2017 Plan - Number of Shares” for additional information regarding the number of available shares being requested pursuant to the 2017 Plan. While we are aware of the potential dilutive effect of compensatory equity awards, Newfield also recognizes the significant motivational and performance benefits that may be achieved from making such awards and believes that the requested shares under the 2017 Plan represent a reasonable amount of potential equity dilution over time.

The 2017 Plan will not be implemented unless approved by stockholders. If the 2017 Plan is not approved by stockholders, the 2011 Plan will remain in effect in its present form and Newfield will continue to grant awards thereunder until the share reserve under the 2011 Plan is exhausted. As a result, if the 2017 Plan is not approved by stockholders at the Annual Meeting, Newfield will be limited in its ability to make further long-term equity incentive awards to its employees and directors because the NYSE requires stockholder approval to issue shares of common stock for compensatory purposes, and we may have to provide compensation through other means, including in the form of cash or solely cash-settled awards, in order to attract and retain qualified personnel.

Description of the Material Terms of the 2017 Plan

The following is a description of the principal features of the 2017 Plan. This description does not purport to be a complete description of all of the provisions of the 2017 Plan and is qualified in its entirety by reference to the full text of the 2017 Plan, which can be found by reference to Appendix A to this Proxy Statement. Capitalized terms used in this description, but not otherwise defined, have the meanings given to them in the 2017 Plan.

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Key Features of the 2017 Plan

Key features of the 2017 Plan include:

•	No discounted options or related awards may be granted;

•	No repricing of stock options or stock appreciation rights without stockholder approval and no reload options may be granted;

•	Prohibitions on liberal share recycling of stock options and stock appreciation rights such that (a) shares tendered or withheld in payment of any exercise or purchase price or of any taxes related to an option or stock appreciation right, (b) shares that were subject to an option or stock appreciation right that was exercised or (c) shares repurchased on the open market with the proceeds of an option exercise price, in each case, are not available for future awards;

•	Awards must include a minimum one-year vesting period (subject to a carve out for up to 5% of the aggregate share pool under the 2017 Plan);

•	No dividends or dividend equivalents may be paid prior to the vesting date of the underlying award to which they relate;

•	No automatic award grants are made to any eligible individual;

•	Limitations on the maximum number or amount of awards intended to comply with Section 162(m) of the Internal Revenue Code (the “Code”) that may be granted to certain individuals during any calendar year;

•	Awards are subject to potential reduction, cancellation, forfeiture, recoupment or other clawback under certain specified circumstances;

•	Awards, including annual cash bonuses awarded under the 2017 Plan, may be designed to meet the requirements for deductibility as “performance-based compensation” under Section 162(m) of the Code upon stockholder approval of the eligible employees, business criteria and maximum annual per person compensation limits pursuant to Proposal 6; and

•	Awards are generally non-transferrable, except to an award recipient’s immediate family member, pursuant to a qualified domestic relations order or by will or the laws of descent and distribution, each as permitted by the Compensation Committee.

General

The purpose of the 2017 Plan is to provide a means to enhance Newfield’s growth by attracting and retaining employees, directors and consultants through affording such individuals a means to acquire and maintain stock ownership or awards, the value of which is tied to Newfield’s performance. The 2017 Plan also provides additional incentives and reward opportunities designed to strengthen such individuals’ concern for Newfield’s welfare and their desire to remain in its employ.

The 2017 Plan is intended to achieve this purpose by permitting the grant of a number of different types of awards, including the grant of (i) incentive stock options intended to comply with Section 422 of the Code (“Incentive Options”), (ii) stock options that do not constitute Incentive Options (“Nonstatutory Options” and, together with Incentive Options, “Options”), (iii) stock appreciation rights (“SARs”), (iv) restricted stock awards (“Restricted Stock Awards”), (v) restricted stock units (“RSUs”), (vi) awards of unrestricted shares of common stock (“Stock Awards”), (vii) dividend equivalents (“Dividend Equivalents”), (viii) other awards related to our common stock (in terms of being valued, denominated, paid or otherwise defined by reference to common stock) (“Other Stock-Based Awards”), (ix) cash awards (“Cash Awards”), (x) substitute awards (“Substitute Awards”), (xi) awards, the grant, exercise, vesting and/or settlement of which are subject to one or more performance conditions (“Performance Awards”), and (xii) any combination of such awards (collectively referred to as “Awards”).

Eligibility and Per Person Award Limitations

Any officer or employee of Newfield or any of its affiliates, and other persons who provide services to Newfield or any of its affiliates, including non-employee directors of and consultants for Newfield (an “Eligible Person”), may be granted Awards under the 2017 Plan. Any person who is designated by the Compensation Committee to receive an Award under the 2017 Plan will be a “Participant.” An employee on leave of absence may be considered still employed by us or an affiliate for purposes of determining eligibility for participation under the 2017 Plan. Any individual granted an Award that remains outstanding under the 2017 Plan, including an individual who is no longer an Eligible Person, will continue to be a Participant for purposes of the 2017 Plan. As of March 20, 2017, we had 8 non-employee directors, 9 executive officers and approximately 950 other employees who were eligible to participate in the 2017 Plan.

In each calendar year during any part of which the 2017 Plan is in effect, a “covered employee” (within the meaning of Section 162(m) of the Code) may not be granted Awards intended to be “performance-based compensation” (within the meaning of Section 162(m) of the Code) (a) to the extent such Award is based on a number of shares of common stock (including Awards that may be settled in either cash or shares of common stock), relating to more than 2,500,000 shares of common stock (counted on a one-for-one basis), subject to adjustment as provided in the 2017 Plan, and (b) to the extent such Award is designated to be paid only in cash and is not based on a number of shares of common stock, having a value determined on the date of grant in excess of $10,000,000. See “Proposal 6—Approval of Material Terms of the 2017 Omnibus Incentive Plan to Comply with the Stockholder Approval Requirements of Section 162(m) of the Internal Revenue Code” beginning on page 62 for more information.

Administration

The Board has appointed the Compensation Committee to administer the 2017 Plan pursuant to its terms and all applicable state, federal, or other rules or laws, except in the event the Board chooses to take action under the 2017 Plan. Unless otherwise limited by the 2017 Plan, Rule 16b-3 of the Securities Exchange Act of 1934, any provisions of the Code or other applicable laws, the Compensation Committee has broad discretion to administer the 2017 Plan, interpret its provisions, and adopt policies for implementing the 2017 Plan. This discretion includes the power to determine when and to whom Awards will be granted, determine the type or types of Awards to be granted to each Eligible Person and the amount of such Awards (measured in shares of common stock, cash or as otherwise designated), prescribe and interpret the terms and provisions of each Award Agreement (the terms of which may vary), delegate duties under the 2017 Plan, terminate, modify or amend the 2017 Plan, and execute all other responsibilities permitted or required under the 2017 Plan. Any action of the Compensation Committee shall be final, conclusive and binding on all persons, including Newfield and its affiliates, stockholders, Participants and permitted transferees claiming rights from or through a Participant.

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Number of Shares

The maximum aggregate number of shares of common stock available for any and all Awards under the 2017 Plan shall not exceed 10,500,000 (subject to any adjustment due to recapitalization or reorganization permitted under the 2017 Plan). Such total number of shares is also available for the issuance of shares of common stock upon the exercise of Incentive Options under the 2017 Plan. Any shares of common stock subject to an Award other than an Option or SAR are counted against the maximum share limit as 1.67 shares of common stock for every one share subject to such Award.

Shares of common stock subject to any Award that expires or is cancelled, forfeited, exchanged, settled in cash in lieu of common stock or is otherwise terminated (including (i) shares forfeited with respect to Restricted Stock Awards and (ii) the number of shares withheld or surrendered in payment of any exercise or purchase price of a Full Value Award or taxes related to a Full Value Award), in each case, will again be available for delivery with respect to Awards under the 2017 Plan to the extent allowable by law. Notwithstanding the foregoing, (i) the number of shares tendered or withheld in payment of any exercise or purchase price of an Option or SAR or taxes relating to an Option or SAR, (ii) shares that were subject to an Option or SAR but that were not issued or delivered as a result of a net settlement or net exercise, and (iii) shares repurchased on the open market with the proceeds of an Option’s exercise price, in each case, will not be available for future Awards under the 2017 Plan. If an Award may be settled only in cash, such Award will not be counted against the maximum share limit in the 2017 Plan. If Prior Plan Awards outstanding as of May 16, 2017 subsequently expire or are cancelled, forfeited, exchanged, settled in cash or otherwise terminated, then any shares subject to such awards shall be available for delivery with respect to Awards under the 2017 Plan to the extent permitted under the terms of the 2017 Plan.

The shares to be delivered under the 2017 Plan are made available from authorized but unissued shares of common stock, common stock held in treasury or previously issued shares of common stock reacquired by us, including shares purchased on the open market. The fair market value of the common stock on a given date for purposes of the 2017 Plan generally will be the mean of the high and low sales prices of the common stock, as reported on the NYSE composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of common stock are so reported). There are no fees, commissions or other charges applicable to a purchase of common stock under the 2017 Plan.

Types of Awards

Stock Options. The Company may grant Options to Eligible Persons, including Incentive Options, which comply with Section 422 of the Code, and Nonstatutory Options. The exercise price of each Option granted under the 2017 Plan will be stated in the Award Agreement relating to such Option and may vary between individuals and between grants; provided, however, that the exercise price for an Option must not be less than the greater of (a) 100 percent of the fair market value per share of common stock as of the date of grant of the Option or (b) the par value per share of common stock. With respect to a grant of an Incentive Option that complies with Section 422 of the Code, a Participant must be an employee of Newfield (or its subsidiaries), and, immediately before the time the Incentive Option is granted, the Participant may not own stock possessing more than 10% of the total combined voting power or value of all classes of stock of Newfield or a subsidiary unless, at the time the Incentive Option is granted, the exercise price of the Incentive Option is at least 110% of the fair market value of the common stock underlying the Incentive Option. Options may be exercised as the Compensation Committee determines, but not later than 10 years from the date of grant. The Compensation Committee will determine the methods and form of payment for the exercise price of an Option (including, in the discretion of the Compensation Committee, payment in previously owned shares or through a cashless exercise, i.e., “net settlement,” a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option) and the methods and forms in which common stock (including common stock issuable pursuant to the Option) will be delivered to a Participant. The 2017 Plan prohibits Newfield from repricing Options without the approval of its stockholders.

SARs. A SAR is the right to receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR, as determined by the Compensation Committee; provided, however, that the grant price of the SAR must not be less than the greater of (a) 100 percent of the fair market value per share of the common stock as of the date of grant of the SAR or (b) the par value per share of common stock. SARs may be either free-standing or in tandem with other Awards. SARs may be awarded in connection with or separate from an Option. SARs awarded in connection with an Option will entitle the holder, upon exercise, to surrender the related Option or portion thereof relating to the number of shares for which the SAR is exercised. The surrendered Option or portion thereof will then cease to be exercisable. However, a SAR awarded in connection with an Option is exercisable only to the extent that the related Option is exercisable. SARs granted independently of an Option will be exercisable as the Compensation Committee determines. The term of a SAR will be for a period determined by the Compensation Committee but will not exceed 10 years. SARs may be paid in cash, stock or a combination of cash and stock, as the Compensation Committee provides in the Award Agreement governing the SAR. The 2017 Plan prohibits Newfield from repricing SARs without the approval of its stockholders.

Restricted Stock Awards. A Restricted Stock Award is a grant of shares of common stock subject to a risk of forfeiture, restrictions on transferability or any other restrictions imposed by the Compensation Committee in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Compensation Committee. Except as otherwise provided under the terms of the 2017 Plan or the applicable Award Agreement, the holder of a Restricted Stock Award will have rights as a stockholder, including the right to vote the common stock subject to the Restricted Stock Award or to receive dividends on the common stock subject to the Restricted Stock Award (and subject to any mandatory reinvestment or other requirements imposed by the Compensation Committee). Notwithstanding the foregoing, dividends with respect to any Restricted Stock Award (including common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend) will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Award with respect to which such dividend has been distributed. During the restricted period applicable to the Restricted Stock Award, the restricted stock subject to the Restricted Stock Award may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

Restricted Stock Units. RSUs are rights to receive common stock, cash, or a combination of both at the end of a specified period. The Compensation Committee may subject RSUs to restrictions (which may include a risk of forfeiture) to be specified in the Award Agreement, and those restrictions may lapse at such times determined by the Compensation Committee. Settlement of vested RSUs shall occur upon vesting or upon expiration of the deferral period for such RSUs as specified by the Compensation Committee. RSUs may be satisfied by delivery of common stock, cash equal to the fair market value of the specified number of shares of common stock covered by the RSUs, or any combination thereof determined by the Compensation Committee at the date of grant or thereafter.

Stock Awards. The Compensation Committee is authorized to grant Stock Awards under the 2017 Plan to any Eligible Person as a bonus, as additional compensation, or in lieu of cash or other compensation the individual is otherwise entitled to receive, in such amounts and subject to such other terms as the Compensation Committee in its discretion determines to be appropriate.

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Dividend Equivalents. Dividend Equivalents may be granted to an Eligible Person, entitling such Eligible Person to receive cash, stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of common stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than a Restricted Stock Award or a Stock Award). Dividend Equivalents may be paid or distributed when accrued or reinvested in additional shares of common stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Compensation Committee may specify. Notwithstanding the foregoing, Dividend Equivalents will be subject to the same restrictions and risk of forfeiture as any Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

Other Stock-Based Awards. Eligible Persons may be granted, subject to applicable legal limitations, other Awards related to common stock (in terms of being valued, denominated, paid or otherwise defined by reference to common stock). Such Other Stock-Based Awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into common stock, purchase rights for common stock, Awards with value and payment contingent upon our performance or any other factors designated by the Compensation Committee, and Awards valued by reference to the book value of common stock or the value of securities of or the performance of specified affiliates of Newfield. The Compensation Committee will determine the terms and conditions of all such Other Stock-Based Awards, including without limitation, the method of delivery, consideration to be paid, the timing and methods of payment, and any performance criteria associated with an Award.

Cash Awards. The Compensation Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of or supplement to, or in lieu of, any other Award, to Eligible Persons in such amounts and subject to such other terms (including the achievement of performance goals and/or future service requirements) as the Compensation Committee in its discretion determines.

Substitute Awards. Awards may be granted under the 2017 Plan in substitution for similar awards held by individuals who become Eligible Persons as a result of the merger, consolidation or acquisition of another entity or the assets of another entity by or with Newfield or one of its affiliates. Such Substitute Awards that are Options or SARs may have an exercise price that is less than the fair market value of a share of stock on the date of the substitution if such substitution complies with the requirements of Section 409A of the Code and other applicable laws and exchange rules.

Performance Awards. The Compensation Committee may designate that any Award granted under the 2017 Plan shall constitute a Performance Award. A Performance Award is any Award, the grant, vesting, exercisability and/or settlement of which is subject to one or more performance conditions. Additionally, a Performance Award may be an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code that is granted to a person designated by the Compensation Committee, at the time of grant of the Performance Award, as likely to be a “covered employee” for the fiscal year (a “Section 162(m) Award”). The performance period applicable to any Performance Award will be set by the Compensation Committee in its discretion but will not exceed 10 years.

If the Compensation Committee determines that a Performance Award granted to a “covered employee” is intended to be a Section 162(m) Award, the grant, exercise, vesting and/or settlement of such Performance Award will be contingent upon achievement of a pre-established performance goal or goals based on one or more of the business criteria described below under Proposal 6 and other terms as set forth in the 2017 Plan; provided, however, that nothing in the 2017 Plan prevents the Compensation Committee from granting Awards to “covered employees” that are not intended to constitute “performance-based compensation” under Section 162(m) of the Code or from determining that it is no longer necessary or appropriate for an Award to qualify as such. To allow Awards to qualify as “performance-based compensation,” we are seeking stockholder approval of the material terms of the 2017 Plan, including the maximum amount of compensation that may be paid under the 2017 Plan. See “Proposal 6—Approval of Material Terms of the 2017 Omnibus Incentive Plan to Comply with the Stockholder Approval Requirements of Section 162(m) of the Internal Revenue Code” beginning on page 62.

Other Provisions

Minimum Vesting Requirements. The Compensation Committee may not award more than 5% of the total number of shares of common stock subject to the 2017 Plan pursuant to Awards with a vesting schedule that provides for full vesting in less than one year following the grant date, subject to the Compensation Committee’s authority under the 2017 Plan to vest Awards earlier, as the Compensation Committee deems appropriate, in the event of a Participant’s termination of employment or service, upon the occurrence of certain other events or as otherwise permitted by the Plan .

Tax Withholding. Newfield’s tax withholding obligations with respect to an Award may be satisfied by such means and subject to such conditions as the Compensation Committee may determine, in its sole discretion, including, without limitation, the delivery of cash or cash equivalents, common stock (including previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Compensation Committee deems appropriate.

Merger or Recapitalization. If any change is made to Newfield’s capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, appropriate adjustments will be made by the Compensation Committee, in its discretion in certain circumstances, as to the number and price of shares subject to an Award under the 2017 Plan, the securities covered by such Award, the aggregate number of shares of common stock available for the issuance of Awards under the 2017 Plan and the maximum annual per person compensation limits on share-based Awards.

Change in Control. Notwithstanding any provision of the 2017 Plan to the contrary, in the event of an occurrence of a “change in control” (as defined in the 2017 Plan), all outstanding Awards shall become fully vested and exercisable and all substantial risk of forfeiture restrictions applicable thereto shall lapse. In addition, in the event a change in control or other changes in Newfield or the outstanding common stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change or restructure should occur at any time when there is any outstanding Award, the Compensation Committee may, but shall not be required to, take any one or more of the following actions, which may vary among individual holders and among Awards held by any individual holder: (i) accelerate in whole or in part the time of exercisability of any outstanding Award, (ii) redeem in whole or in part outstanding Awards by requiring the mandatory surrender of such Awards and paying each holder an amount of cash or other consideration per Award equal to the Change in Control Price, (iii) cancel Awards that remain subject to a restricted period as of the date of a change in control or other such event without payment of any consideration to the Participant for such Awards; or (iv) make such adjustments to Awards then outstanding as the Compensation Committee deems appropriate to reflect such change in control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof and the acceleration of vesting).

Effect of Termination of Employment or Director Service. Except as otherwise provided in the 2017 Plan, the treatment of an Award upon a termination of employment or any other service relationship of a Participant with Newfield and its affiliates will be specified in the Award Agreement, the terms of which are subject to the discretion of the Compensation Committee.

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Term of the 2017 Plan. No Awards may be granted under the 2017 Plan on and after the tenth anniversary of its effective date, which is May 16, 2027.

Amendment. Without stockholder or Participant approval, the Compensation Committee or the Board may amend, alter, suspend, discontinue or terminate the 2017 Plan or the Compensation Committee’s authority to grant Awards under the 2017 Plan, except that any amendment or alteration to the 2017 Plan, including any increase in any share limitation, shall be subject to the approval of Newfield’s stockholders not later than the next annual meeting if stockholder approval is required by any state or federal law or regulation or the rules of the NYSE. The Compensation Committee or the Board may otherwise, in its discretion, determine to submit other such changes to the 2017 Plan to stockholders for approval. The Compensation Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the 2017 Plan; provided, that without the consent of an affected Participant, no such Compensation Committee action may materially and adversely affect the rights of such Participant under such Award.

Transferability of Awards. To the extent specifically provided by the Compensation Committee, Participants may transfer Awards to certain immediate family members or related family trusts, limited partnerships or similar entities in the form of a gift or on such other terms and conditions as the Compensation Committee may establish. Participants may also transfer Awards pursuant to a domestic relations order entered or approved by a court of competent jurisdiction by delivering a written request for such transfer to Newfield. Other than as described above, Awards will not be transferable other than by will or the laws of descent and distribution. Notwithstanding any provision to the contrary, Incentive Options will not be transferable other than by will or the laws of descent and distribution.

No Repricing of Options or SARs; No Reloads. Other than in connection with a change in capitalization or other transaction where an adjustment is permitted or required under the terms of the 2017 Plan, the Compensation Committee is prohibited from making any adjustment or approving any amendment that reduces or would have the effect of reducing the exercise price of an Option or SAR previously granted under the 2017 Plan, whether through amendment, cancellation and exchange for cash or replacement grants, or other means, unless Newfield’s stockholders shall have approved such adjustment or amendment. No reload Options may be granted under the 2017 Plan.

Clawback. If the Compensation Committee finds that a Participant, before or after his or her termination of employment or service relationship with Newfield and its affiliates, (i) committed fraud, embezzlement, theft, a felony or an act of dishonesty in the course of his or her employment which conduct damaged Newfield or one of its affiliates, (ii) disclosed trade secrets or (iii) violated the terms of any non-competition, non-disclosure or similar agreement with respect to Newfield or any of its affiliates, then, some or all Awards awarded to the Participant, as determined by the Compensation Committee in its sole discretion, and all net proceeds realized with respect to any such Awards, will be forfeited to Newfield on such terms as determined by the Compensation Committee. In addition, the 2017 Plan is subject to any written clawback policies that Newfield with the approval of the Board, may adopt, either prior to or following the effective date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that Newfield determines should apply to Awards under the 2017 Plan. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to such Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to Newfield’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy. The Compensation Committee may include other specified forfeiture or recoupment events in an Award agreement in its discretion, including but not limited to termination of employment for cause or other conduct by the Participant that is detrimental to Newfield or its affiliates.

Certain United States Federal Income Tax Aspects

The following discussion is for general information only and is intended to summarize briefly the U.S. federal income tax consequences of certain transactions contemplated under the 2017 Plan. This description is based on current laws in effect on March 20, 2017, which are subject to change (possibly retroactively). The tax treatment of Participants may vary depending on each Participant’s particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state or local tax consequences. Participants are advised to consult with a tax advisor concerning the specific tax consequences of participating in the 2017 Plan.

Tax Consequences to Participants under the 2017 Plan

Options and SARs. Participants will not realize taxable income upon the grant of an Option or a SAR. Upon the exercise of a Nonstatutory Option or a SAR, a Participant will recognize ordinary compensation income (subject to withholding if an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise or grant price of the Award. A Participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a Nonstatutory Option or a SAR that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “Tax Consequences to the Company” below, Newfield will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules. When a Participant sells the common stock acquired as a result of the exercise of a Nonstatutory Option or a SAR, any appreciation (or depreciation) in the value of the common stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The common stock must be held for more than 12 months to qualify for long-term capital gain treatment.

Participants eligible to receive an Option intended to qualify as an Incentive Option under Section 422 of the Code will not recognize taxable income on the grant of an Incentive Option. Upon the exercise of an Incentive Option, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the Incentive Option (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an Incentive Option would be allowed as a credit against the Participant’s regular tax liability in a later year to the extent the Participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Stock that has been held for the required holding period (generally, at least two years from the date of grant and one year from the date of exercise of the Incentive Option), a Participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Stock. However, if a Participant disposes of ISO Stock that has not been held for the requisite holding period

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(a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the Incentive Option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Stock. A Participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

Newfield will generally not be entitled to any federal income tax deduction upon the grant or exercise of an Incentive Option, unless a Participant makes a Disqualifying Disposition of the ISO Stock. If a Participant makes a Disqualifying Disposition, Newfield will then, subject to the discussion below under “Tax Consequences to the Company” on page 61, be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.

Under current rulings, if a Participant transfers previously held shares of common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an Option, whether a Nonstatutory Option or an Incentive Option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Nonstatutory Option or Incentive Option exercise price (although a Participant would still recognize ordinary compensation income upon exercise of a Nonstatutory Option in the manner described above). Moreover, the number of shares of common stock received upon exercise which equals the number of shares of previously held common stock surrendered in satisfaction of the Nonstatutory Option or Incentive Option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the Nonstatutory Option or Incentive Option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above.

The 2017 Plan allows the Compensation Committee to permit the transfer of certain Awards in limited circumstances. For income and gift tax purposes, certain transfers of Nonstatutory Options should generally be treated as completed gifts, subject to gift taxation.

The Internal Revenue Service has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options (other than in the context of divorce) or SARs. However, the Internal Revenue Service has informally indicated that after a transfer of Options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the Options. If a Nonstatutory Option is transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.

In addition, if a Participant transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift. The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the common stock, the potential for future appreciation or depreciation of the common stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $14,000 per donee (for 2017, subject to adjustment in future years), (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deductions. The gifted Nonstatutory Option will not be included in the Participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options. Whether such consequences apply to unvested Nonstatutory Options or to SARs is uncertain and the gift tax implications of such a transfer are a risk the transferor will bear upon such a disposition.

Other Awards. A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a Cash Award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. Individuals will not have taxable income at the time of grant of a RSU, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or shares of common stock in settlement of the RSU Award, as applicable, in an amount equal to the cash or the fair market value of the common stock received. The Dividend Equivalents, if any, received with respect to a RSU or other Award will be taxable as ordinary compensation income, not dividend income, when paid.

A recipient of a Restricted Stock Award or Stock Award generally will be subject to tax at ordinary income tax rates on the fair market value of the common stock when it is received, reduced by any amount paid by the recipient; however, if the common stock is not transferable and is subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock (i) when the common stock first becomes transferable and is no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make a valid election under Section 83(b) of the Code, or (ii) when the Award is received, in cases where a Participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares. If a Section 83(b) election has not been made, any dividends received with respect to a Restricted Stock Award that is subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.

A Participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above. The tax basis in the common stock received by a Participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse. Subject to the discussion below under “Tax Consequences to the Company” on page 61, Newfield will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Internal Revenue Code Section 409A. Awards under the 2017 Plan are generally intended, but not required, to be designed, granted and administered in a manner that either is exempt from the application of or complies with the requirements of Section 409A of the Code in an effort to avoid the imposition of taxes and/or penalties. To the extent that an Award under the 2017 Plan fails to comply with Section 409A, such Award will, to the extent possible, be modified and payments provided in connection with such Award will be delayed in order to comply with Section 409A of the Code.

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Tax Consequences to the Company

Reasonable Compensation. In order for the amounts described above to be deductible by Newfield (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Golden Parachute Payments. The ability of Newfield (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2017 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Performance-Based Compensation. The ability of Newfield (or the ability of one of its subsidiaries) to obtain a deduction for amounts paid under the 2017 Plan could be limited by Section 162(m) of the Code. Section 162(m) limits Newfield’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” in excess of $1,000,000. However, an exception applies to this limitation in the case of certain “performance-based compensation.” In order to exempt Section 162(m) Awards from the $1,000,000 deductibility limitation, the grant, vesting, exercise or settlement of the Award must be based on the satisfaction of one or more performance goals selected by the Compensation Committee and certain other requirements must be met, including stockholder approval requirements. To allow Awards to qualify as “performance-based compensation,” Newfield is seeking stockholder approval of the material terms of the 2017 Plan, including the maximum amount of compensation that may be paid under the 2017 Plan, pursuant to Proposal 6. Performance Awards intended to be Section 162(m) Awards may not be granted in a given period if such Awards relate to a number of shares of common stock that exceeds a specified limitation or, alternatively, result in cash compensation that exceeds a specified limitation. Under the terms of the 2017 Plan, in each calendar year during any part of which the 2017 Plan is in effect, a “covered employee” may not be granted Section 162(m) Awards (a) to the extent such Award is based on a number of shares of common stock (including Awards that may be settled in either cash or shares of common stock), relating to more than 2,500,000 shares of common stock (counted on a one-for-one basis), subject to adjustment as provided in the 2017 Plan, and (b) to the extent such Award is designated to be paid only in cash and is not based on a number of shares of common stock, having a value determined on the date of grant in excess of $10,000,000. Although the 2017 Plan has been drafted to satisfy the requirements for the “performance-based compensation” exception, Newfield may determine that it is in our best interests not to satisfy the requirements for the exception in certain situations.

The above summary relates to U.S. federal income tax consequences only and applies to U.S. citizens and foreign persons who are U.S. residents for U.S. federal income tax purposes.

New Plan Benefits

Because Awards granted under the 2017 Plan are at the discretion of the Compensation Committee, it is not possible to determine the benefits or amounts that will be received by or allocated to Eligible Persons. Please see “Executive Compensation Tables—2016 Outstanding Equity Awards at December 31, 2016” on page 45 for Options and other equity awards held by the named executive officers as of December 31, 2016. None of the Company’s non-employee directors hold any outstanding Options.

Board Recommendation

The Board of Directors recommends a vote “FOR” approval of the adoption of the Newfield Exploration Company 2017 Omnibus Incentive Plan. All members of the Board of Directors are eligible for Awards under the 2017 Plan and thus have a personal interest in the approval of the 2017 Plan.

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Proposal 6:	Approval of Material Terms of the 2017 Omnibus Incentive Plan to Comply with the Stockholder Approval Requirements of Section 162(m) of the Internal Revenue Code

Background of Proposal

In addition to the approval of the 2017 Plan, Newfield’s stockholders are also being asked to approve the material terms of the 2017 Plan for purposes of complying with certain requirements of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). As explained in greater detail below, we believe approval of this proposal is advisable in order to allow us to grant awards under the 2017 Plan that may qualify as “performance-based compensation” under Section 162(m).

The 2017 Plan is designed, in part, to allow Newfield to provide “performance-based compensation” that may be tax-deductible by it and its subsidiaries without regard to the limits of Section 162(m) in the event Newfield chooses to structure compensation in a manner that will satisfy the exemption. Under Section 162(m), the federal income tax deductibility of compensation paid to Newfield’s CEO and the three other most highly compensated executive officers (other than the CEO and the CFO) determined pursuant to the executive compensation disclosure rules of the SEC (the “Covered Employees”) may be limited to the extent such compensation exceeds $1,000,000 in any taxable year. However, we may deduct compensation paid to the Covered Employees in excess of that amount if it qualifies for exemption as “performance-based compensation” under Section 162(m).

In addition to certain other requirements, in order for Awards under the 2017 Plan to constitute “performance-based compensation,” the material terms of the 2017 Plan must be periodically disclosed to and approved by Newfield’s stockholders. Under Section 162(m), the material terms of the 2017 Plan that stockholders are being asked to approve are (i) the employees eligible to receive compensation under the 2017 Plan, (ii) the maximum amount of compensation that may be paid to a Covered Employee under the 2017 Plan during a specified period, and (iii) the list of business criteria on which performance goals may be based. Each of these items is discussed below, and stockholder approval of this proposal constitutes approval of each of these items for purposes of the Section 162(m) stockholder approval requirements.

If this proposal is not approved, our Covered Employees may not receive the compensation that we intended to provide them under the 2017 Plan, and the deductibility of Awards granted to Covered Employees in the future may potentially be limited. This means that Newfield may be limited in its ability to grant Awards that satisfy its compensation objectives and that are deductible (although Newfield retains the ability to evaluate the performance of the Covered Employees and to pay appropriate compensation even if some of it may be non-deductible).

Description of the Section 162(m) Material Terms

The discussion in this proposal does not purport to be a complete description of all of the provisions of the 2017 Plan, and is qualified in its entirety by reference to the full text of the 2017 Plan, which can be found by reference to Appendix A to this Proxy Statement. Capitalized terms used in this description, but not otherwise defined, have the meanings given to them in the 2017 Plan.

Eligibility to Participate

Consistent with certain provisions of Section 162(m) and the accompanying regulations, the employees eligible to receive compensation must be set forth in the plan and approved by our stockholders. The employees eligible to receive Awards under the 2017 Plan are Newfield’s employees and those of its affiliates. Members of the Board who are not employees or consultants of Newfield or its affiliates are eligible to receive Awards and individuals who provide consulting, advisory or other services to Newfield or its affiliates are also eligible to receive Awards. Although Section 162(m) only limits the deductibility for compensation paid to a Covered Employee who is employed as of the end of the year, the performance goals described below may be applied to other senior officers in the event that any of them could be deemed to be a Covered Employee under the Section 162(m) regulations during the time that they hold a Section 162(m) Award.

Maximum Amount of Compensation

Consistent with certain provisions of Section 162(m) and accompanying regulations, restrictions on the maximum amount of compensation that may be awarded to an individual in a specified period must be provided for in the plan and approved by our stockholders. Under the terms of the 2017 Plan, in each calendar year during any part of which the 2017 Plan is in effect, a Covered Employee may not be granted Section 162(m) Awards (a) to the extent such Award is based on a number of shares of common stock (including Awards that may be settled in either cash or shares of common stock), relating to more than 2,500,000 shares of common stock (counted on a one-for-one basis), subject to adjustment as provided in the 2017 Plan, and (b) to the extent such Award is designated to be paid only in cash and is not based on a number of shares of common stock, having a value determined on the date of grant in excess of $10,000,000. These limits are not intended to suggest that

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the amount of compensation received by any Covered Employee or other participant will be the maximum set forth in the 2017 Plan. Although the 2017 Plan has been drafted to permit the grant of Awards intended to satisfy the requirements for the “performance-based compensation” exception, the Compensation Committee may determine that it is in our best interests to award compensation that is not intended to satisfy the requirements for the exception.

Business Criteria

Consistent with certain provisions of Section 162(m) and accompanying regulations, the business criteria on which performance goals may be based must be provided for in the plan and approved by our stockholders. If the Compensation Committee determines that an Eligible Person is a Covered Employee under Section 162(m) or the regulations thereunder and the contemplated Award is intended to qualify as “performance-based compensation” under such section, then the grant, exercise, vesting and/ or settlement of such Award will be contingent upon the achievement of one or more pre-established performance goals based on one or more of the business criteria set forth below.

With respect to Awards intended to constitute “performance-based compensation,” performance goals will be designed to be objective, “substantially uncertain” of achievement at the date of grant and to otherwise meet the requirements of Section 162(m) and regulations thereunder. Performance goals may vary among Award recipients or among Awards to the same recipient. Performance goals will be established not later than 90 days after the beginning of any performance period applicable to such Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m). All determinations by the Compensation Committee as to the establishment, amount and certification of achievement of performance goals will be made in writing and the Compensation Committee may not delegate any responsibility relating to such Section 162(m) Awards. The Compensation Committee may establish an unfunded pool with the amount of such pool calculated using an objective formula based upon the level of achievement of qualified performance goals for the purpose of granting Section 162(m) Awards and may exercise its discretion, to the extent such discretion does not violate applicable law, to decrease the amounts otherwise payable under any Section  162(m) Award. Notwithstanding the foregoing, Options and SARs with an exercise or grant price not less than the fair market value of our common stock on the date of grant are intended to be Section 162(m) Awards, even if not otherwise contingent upon achievement of a pre-established performance goal or goals.

One or more of the following business criteria for Newfield, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Compensation Committee in establishing performance goals for Section 162(m) Awards: (1) revenues or other income; (2) cash flow, cash flow growth, discretionary cash flow, cash flows from operations, cash flows from investing activities, and/ or cash flows from financing activities; (3) return on net assets, return on assets, return on investment, return on capital, return on capital employed or return on equity; (4) income, operating income or net income; (5) earnings or earnings margin determined before or after any one or more of depletion, depreciation and amortization expense; exploration and abandonments; impairment of oil and gas properties; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; net gain or loss on the disposition of assets; income or loss from discontinued operations, net of tax; noncash derivative related activity; amortization of stock-based compensation; income taxes; or other items; (6) equity; net worth; tangible net worth; book capitalization; debt; debt, net of cash and cash equivalents; capital budget or other balance sheet goals; (7) debt or equity financings or improvement of financial ratings; (8) production volumes, production growth, or debt-adjusted production growth, which may be of oil, gas, natural gas liquids or any combination thereof; (9) general and administrative expenses or operational downtime; (10) proved reserves, reserve replacement, drillbit reserve replacement and/or reserve growth, reserve replacement ratios, reserve replacement costs, reserve additions or revisions, exploration successes, economic value added from reserves, or successful exploration activities (via addition of reserves); (11) exploration/finding and/or development costs, rig utilization, capital expenditures or efficiency, drillbit finding and development costs, operating costs (including lease operating expenses, severance taxes and other production taxes, gathering and transportation and other components of operating expenses), base operating costs, or production costs; (12) net asset value; (13) Fair Market Value of the Stock, share price, share price appreciation, total stockholder return or payments of dividends or dividend growth; (14) achievement of savings from business improvement projects and achievement of capital projects deliverables; (15) working capital or working capital changes; (16) operating profit or net operating profit; (17) internal research or development programs; (18) geographic business expansion; (19) corporate development (including licenses, innovation, research or establishment of third party collaborations); (20) performance against environmental, ethics or sustainability targets; (21) safety performance and/or incident rate; (22) human resources management targets, including medical cost reductions, employee satisfaction or retention, workforce diversity and time to hire; (23) satisfactory internal or external audits; (24) consummation, implementation or completion of a change in control or other strategic partnerships, transactions, projects, processes or initiatives or other goals relating to acquisitions or divestitures (in whole or in part), joint ventures or strategic alliances; (25) regulatory approvals or other regulatory milestones; (26) legal compliance or risk reduction; and (27) drilling results or well results (including well internal rate of return).

Any of the above goals may be determined pre-tax or post-tax, on an absolute or relative basis, as compared to the performance of a published or special index deemed applicable by the Compensation Committee including the Standard & Poor’s 500 Stock Index or a group of comparable companies, as a ratio with other business criteria, as a ratio over a period of time or on a per unit of measure (such as per day, or per barrel, a volume or thermal unit of gas or a barrel-of-oil equivalent), on a per-share basis (basic or diluted), and on a basis of continuing operations only. The terms above may, but shall not be required to be, used as applied under generally accepted accounting principles, as applicable.

The Compensation Committee may, at the time the performance goals in respect of a Section 162(m) Award are established, provide for the manner in which actual performance and performance goals with regard to the business criteria selected will reflect the impact of specified events or occurrences during the relevant performance period, which may mean excluding the impact of one or more events or occurrences, as specified by the Compensation Committee, for such performance period so long such events or occurrences are objectively determinable. The Compensation Committee may also adjust Section 162(m) Awards to reflect the occurrence of certain corporate transactions and events as provided in the 2017 Plan. All of the foregoing adjustments are permitted only to the extent permitted under Section 162(m) and the regulations promulgated thereunder without adversely affecting the treatment of any Section 162(m) Award as “performance-based compensation.”

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Other Material 2017 Plan Provisions

For a detailed description of the other material terms of, certain tax consequences associated with participation in and other information regarding the 2017 Plan, please see “Proposal 5—Approval of the Newfield Exploration Company 2017 Omnibus Incentive Plan” beginning on page 55, which is incorporated in its entirety in this Proposal 6 by reference.

Board Recommendation

The Board of Directors recommends a vote “FOR” approval of the material terms of the Newfield Exploration Company 2017 Omnibus Incentive Plan, in accordance with the stockholder approval requirements of Section 162(m) of the Internal Revenue Code.

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Proposal 7:	Approval of the Newfield Exploration Company Amended and Restated 2010 Employee Stock Purchase Plan

Background of Proposal

The Company originally established the Newfield Exploration Company 2010 Employee Stock Purchase Plan (the “ESPP”), which was approved by the Company’s stockholders on May 7, 2010, to be effective July 1, 2010. Certain non-material amendments to the ESPP were subsequently adopted in February 2014.

The ESPP is designed to provide our eligible employees and those of participating related subsidiary corporations with the opportunity to purchase shares of our common stock on periodic purchase dates through their accumulated payroll deductions. As such, the ESPP is intended to align the interests of our employees with those of our stockholders by encouraging employees to invest in our common stock, and to help our employees share in Newfield’s success through the appreciation in value of such purchased stock and serves as an important employee retention and recruitment vehicle, which contributes to our long-term growth strategies.

In March 2017, the Compensation Committee determined, and the Board subsequently determined, that it is in our best interests to amend and restate the ESPP, effective May 16, 2017 (the “Amended and Restated ESPP”), subject to stockholder approval at the Annual Meeting, to increase the maximum number of shares that may be made available for sale thereunder by 2,000,000 shares and to increase administrative flexibility. Accordingly, this proposal seeks approval of the reservation of up to 2,000,000 additional shares for purchase under the Amended and Restated ESPP.

When the ESPP was originally adopted and approved by our stockholders in May 2010, the ESPP had a maximum number of shares available for sale of 1,000,000 shares of common stock. As of March 20, 2017, an aggregate of 120,165 shares of common stock remained available for future issuance under the ESPP. We estimate that, with an increase of 2,000,000 shares, we will have a sufficient number of shares of common stock to cover purchases under the Amended and Restated ESPP through 2030. The closing market price of Newfield’s common stock as of March 20, 2017 was $34.51 per share, as reported on the NYSE.

The Amended and Restated ESPP is included as Appendix B to this Proxy Statement. The Amended and Restated ESPP will not become effective unless approved by our stockholders.

Description of the Material Terms of the Amended and Restated ESPP

The following is a description of the principal features of the Amended and Restated ESPP. This description does not purport to be a complete description of all of the provisions of the Amended and Restated ESPP and is qualified in its entirety by reference to the full text of the Amended and Restated ESPP included in Appendix B to this Proxy Statement. Capitalized terms used in this description, but not otherwise defined, have the meanings given to them in the Amended and Restated ESPP.

Administration

Subject to oversight by the Board or the Compensation Committee, a committee of officers and employees of the Company appointed by the Compensation  Committee (the “Administrative Committee”) has the authority and responsibility to administer the Amended and Restated ESPP, to determine all questions under the Amended and Restated ESPP and to make and adopt rules and regulations not inconsistent with the provisions of the Amended and Restated ESPP or of the Internal Revenue Code (the “Code”). Decisions made by the Administrative Committee shall be final and binding on all persons, other than with respect to Newfield, unless determined by a final judgment of a court having jurisdiction to have been arbitrary and capricious.

Shares Available and Limitations on Share Issuances

There is a maximum of 3,000,000 shares of the Company’s common stock reserved for purchase under the Amended and Restated ESPP (since its original inception in 2010). The shares of common stock authorized to be sold pursuant to Options granted under the Amended and Restated ESPP may be (i) authorized but unissued shares, (ii) shares held in treasury or (iii) previously issued shares reacquired by us including shares bought on the open market or otherwise. In computing the number of shares available for the grant of Options, any shares relating to Options that subsequently lapse, are cancelled or are otherwise not exercised by the Exercise Date shall be available for future grants of Options.

The maximum number of shares of common stock that may be issued to a Participant during any single Offering Period is 5,000 shares. No Employee may be granted an Option under the Amended and Restated ESPP if, immediately after the grant, such Employee’s right to purchase common stock under all Qualified Employee Stock Purchase Plans of Newfield and any related corporation would accrue at a rate which exceeds $25,000 in Fair Market Value of such common stock (determined at the time such purchase right is granted) for each calendar year in which such purchase right would be outstanding at any time.

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Eligibility

Each common law employee of Newfield, or of any of its parent or subsidiary corporations that have been selected for participation in an applicable Offering (a “Participating Corporation”), is eligible to participate in a given Offering if the individual is employed by Newfield or a Participating Corporation on the first day of such Offering Period (the “Grant Date”). Unless the Administrative Committee specifies otherwise in writing with respect to a given Offering, the following categories of persons are excluded from participation:

•	Employees who customarily work 20 hours or less per week;

•	Employees who are customarily employed for five months or less in any calendar year; and

•	Employees who are residents of a foreign jurisdiction if the grant of an Option under the Offering to a resident or citizen of such jurisdiction is prohibited by the laws of such jurisdiction or if compliance with such jurisdiction’s laws would cause the Offering to violate the requirements of Section 423 of the Code.

The Administrative Committee may also specify in writing to exclude one or more of the following categories of employees from participation in any Offering, provided each exclusion is applied in an identical manner to all employees of Newfield and the Participating Corporations:

•	Employees employed less than two years; and

•	Employees who are Highly Compensated Employees (or a designated segment thereof with compensation above a certain level) or who are Section 16 officers.

No employee may participate in the Amended and Restated ESPP to the extent such employee, immediately after a Grant Date, would be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the outstanding stock or total combined voting power of all stock of Newfield or of any parent or subsidiary corporation.

As of March 20, 2017, we had approximately 950 employees eligible to participate in the Amended and Restated ESPP.

Offering Periods; Option Price

The Amended and Restated ESPP operates by a series of consecutive Offering Periods of six months in duration commencing on January 1 and July 1; however, the Administrative Committee may change the duration and frequency of future Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months) and/or the start and end dates of future Offering Periods. On each Exercise Date, which is the last Trading Day of each Offering Period, the amount in a Participant’s Account is charged with the aggregate Option Price of the largest number of shares, excluding fractional shares, which can be purchased with such amount, subject to the limitations of the Amended and Restated ESPP. The balance, if any, is refunded to the Participant without interest. The Option Price per share of the common stock sold to Participants under the Amended and Restated ESPP is the lesser of (i) 85% of the Fair Market Value of such share on the Grant Date and (ii) 85% of the Fair Market Value of such share on the Exercise Date, but in no event is the Option Price less than the par value of the common stock.

Payroll Deductions

Payment for shares of common stock purchased under the Amended and Restated ESPP with respect to a given Offering are made by authorized payroll deductions from each regular payment of Base Compensation in accordance with instructions received from a Participant. A Participant may authorize payroll deductions from his or her paycheck in an amount equal to at least 1% but not more than 75% of Base Compensation (or such other maximum percentage as the Administrative Committee may establish for an Offering Period). A Participant may discontinue or modify the deduction in accordance with procedures established by the Administrative Committee. Any amount remaining in the Participant’s Account after the purchase of shares is refunded without interest. Any Participant who discontinues payroll deductions during an Offering Period may again become a Participant for a subsequent Offering Period by re-authorizing payroll deductions.

Transferability

Rights to purchase shares under the Amended and Restated ESPP are exercisable only by the Participant and are not transferable other than by will or the laws of descent and distribution.

Withdrawal from the Amended and Restated ESPP

A Participant may withdraw from the Amended and Restated ESPP at any time on or before 15 days prior to the Exercise Date for the applicable Offering Period by filing notice in accordance with procedures established by the Administrative Committee. Upon withdrawal, the entire amount, if any, in a Participant’s Account will be refunded to him without interest and the Participant’s right to exercise an Option on the Exercise Date will be terminated for the applicable Offering Period. If a Participant’s employment is terminated prior to any Exercise Date, the Participant’s right to exercise an Option on that Exercise Date will be terminated for the applicable Offering Period.

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Corporate Adjustments

In the event that adjustments are made in the number of outstanding shares of common stock or such shares are exchanged for a different class of Newfield stock or for shares of stock of any other corporation by reason of merger, consolidation, stock dividend, stock split or otherwise, appropriate adjustments will be made to (i) the total number of shares of stock reserved for purchase under the Amended and Restated ESPP, (ii) the number of shares of stock subject to each outstanding Option, and/or (iii) the Option Price applicable to each outstanding Option. In addition, the Compensation Committee may, in its sole discretion, provide for (a) the acceleration of the Exercise Date of outstanding Options or (b) the conversion of outstanding Options into cash or other property upon the completion of such transactions.

Amendment, Suspension and Termination

The Board or the Compensation Committee may at any time, or from time to time, terminate, amend or suspend the Amended and Restated ESPP in any respect, except that, without approval of the stockholders, no amendment may increase the aggregate number of shares reserved under the Amended and Restated ESPP other than as provided therein, materially increase the benefits accruing to Participants or materially modify the requirements as to eligibility for participation in the Amended and Restated ESPP. Any amendment of the Amended and Restated ESPP must be made in accordance with applicable provisions of the Code and/or any regulations issued thereunder, any other applicable law or regulations, and the requirements of the principal exchange upon which the common stock is listed. The Amended and Restated ESPP shall automatically terminate upon the purchase by Participants of all shares of common stock committed to the Amended and Restated ESPP, unless the number of shares so committed is increased by the Board and approved by stockholders.

The Amended and Restated ESPP will continue in effect until terminated in accordance with the terms of the Amended and Restated ESPP. Upon any such termination, the balance in any Participant’s account will be refunded to such Participant.

Certain United States Federal Income Tax Aspects

The following discussion is for general information only and is intended to summarize briefly the U.S. federal income tax consequences arising from participation in the Amended and Restated ESPP. This description is based on current law, which is subject to change (possibly retroactively). This summary does not address the tax considerations under foreign, state and local, estate and gift tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact income tax treatment of a Participant’s transactions under the Amended and Restated ESPP may vary depending on the specific circumstances of the Participant. Participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of Options and the disposition of any acquired shares.

The Amended and Restated ESPP, and the right of Participants to make purchases thereunder, is intended to qualify as an employee stock purchase plan under Sections 421 and 423 of the Code. A Participant’s payroll deductions to purchase stock under the Amended and Restated ESPP are not excluded from gross income, and the Participant is taxed on such amounts when earned. If certain employment requirements are satisfied, an employee who is granted a right, or “option,” to purchase stock under such a plan will not be subject to federal income tax, and we will not be entitled to any deduction, either at the time of the grant or the time of the exercise of such right. The disposition of the shares, however, will result in some amount of ordinary income and capital gain to a Participant. The amount of ordinary income versus capital gain a Participant will recognize depends upon satisfaction of a holding period.

To satisfy the holding period, a Participant must hold the shares purchased for a period of two years after the Grant Date or a period of one year after the Exercise Date, whichever is later. If the holding period is met, no taxable income results if the proceeds of the sale are equal to or less than the Option Price paid for the shares. However, if the proceeds of the sale are higher than the Option Price, a Participant will generally recognize ordinary income for the year in which the sale occurs equal to the lesser of (a) fifteen percent (15%) of the Fair Market Value of the common stock on the Grant Date, or (b) the excess of the proceeds of the sale over the Option Price. In addition, the Participant may recognize long-term capital gain or loss in an amount equal to the difference between the proceeds of the sale and the Participant’s basis in the shares (i.e., the Participant’s Option Price plus the amount taxed to the Participant as ordinary income). No deduction is allowed to Newfield.

If the holding period is not met, the Participant will recognize ordinary income equal to the difference between the Fair Market Value of the shares on the Exercise Date and the Participant’s Option Price. This amount is reportable as ordinary income even if no profit was realized on the sale of shares or the shares were sold at a loss. Long-term or short-term (depending on the holding period for the shares) capital gain or loss will be recognized in an amount equal to the difference between the proceeds of sale and the Participant’s basis in the shares. The Participant will receive long-term capital gain or loss treatment if he or she has held the shares for at least 12 months. The amount reportable as ordinary income if the holding period is not satisfied will generally be allowed as a tax deduction to Newfield.

The final regulations under Section 409A of the Code provide that the grant of an option under an employee stock purchase plan (described in Section 423 of the Code) does not constitute a deferral of compensation. Accordingly, the interest and penalty provisions of Section 409A of the Code should not apply to the Amended and Restated ESPP so long as the Amended and Restated ESPP satisfies Section 423 of the Code.

The foregoing brief summary of the effect of federal income taxation upon the Participants and Newfield with respect to the purchase of shares under the Amended and Restated ESPP does not purport to be complete, and reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss any tax consequences of a Participant’s death.

New Plan Benefits

Because the amount of contributions to be set aside to purchase shares of common stock under the Amended and Restated ESPP, subject to the limitations therein, is within the discretion of each Participant, it is not possible to determine the benefits or amounts that will be received by or allocated to eligible employees.

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Previously Awarded Options

The following table sets forth, for the named executive officers (or NEOs) and certain other groups, all shares of common stock underlying Options previously awarded at any time under the ESPP since its inception in 2010, including with respect to completed Offering Periods. No director or director nominee and no associate of any of the directors, named executive officers or nominees holds or has held Options under the ESPP.

Number of Shares of Common
Stock Underlying Previously
Name and Principal Position	Granted ESPP Options
Lee K. Boothby, Chairman of the Board, President and CEO	4,156
Lawrence S. Massaro, Executive Vice President and CFO	2,023
Gary D. Packer, Executive Vice President and COO	4,538
George T. Dunn, Senior Vice President – Development	3,530
John H. Jasek, Senior Vice President – Operations	4,377
All other executives as a group	17,281
Non-executive director group	—
Non-executive officer employee group	843,930
TOTAL	879,835

Board Recommendation

The Board of Directors recommends a vote “FOR” approval of the Newfield Exploration Company Amended and Restated 2010 Employee Stock Purchase Plan to increase the maximum number of shares reserved for purchase under the Amended and Restated ESPP by 2,000,000 shares.

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QUESTIONS AND ANSWERS ABOUT THE MEETING

Logistics

Where and when is the Annual Meeting?

The Annual Meeting will be held at 8:00 a.m. Central Daylight Time on Tuesday, May 16, 2017. As in the past, the meeting will be virtual; you may “attend” online at www.virtualshareholdermeeting.com/NFX2017. If you plan to only listen to the meeting, you can simply go to the meeting link and sign on. If you wish to vote or ask a question during the meeting, you will need the 12-digit control number provided on the Notice or your proxy card.

Could matters be decided at the Annual Meeting that aren’t covered in this Proxy Statement?

We are not aware of any matters that will be considered at the Annual Meeting other than those set forth in this Proxy Statement. However, if any other matters arise at the Annual Meeting, the persons named in your proxy will vote in accordance with their best judgment or the Board’s recommendation.

Voting by Direct Stockholders

Who is entitled to vote at the Annual Meeting?

Stockholders of record at the close of business on March 20, 2017, the record date for the meeting, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. You are entitled to one vote for each share of our common stock that you owned as of the record date. You may not cumulate votes in the election of directors. On the record date, we had 198,966,370 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of our issued and outstanding shares of common stock entitled to vote will constitute a quorum. Under Delaware law, abstentions are treated as present and entitled to vote and thus will be counted in determining whether a quorum is present. In addition, broker non-votes (described below) will be considered present for quorum purposes.

How do I vote?

There are four ways to vote:

INTERNET	TELEPHONE	MAIL	MEETING

Visit http://www.proxyvote. com, the website for Internet voting. Follow the instructions on the Notice, or if you received a proxy card by mail, follow the instructions on the proxy card. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Daylight Time) on May 15, 2017.	Call 1-800-690-6903 and follow the instructions on the Notice, or if you received a proxy card, follow the instructions on the proxy card. Telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Daylight Time) on May 15, 2017.	If you received a proxy card by mail, you can complete, sign, date and return it in the postage-paid envelope provided. If your proxy card is returned unsigned, your vote cannot be counted. If your proxy card is signed without indicating how to vote, your proxy will be voted as recommended by the Board. Your proxy card must be received by May 15, 2017.	You may vote at the Annual Meeting online through the link www.virtualshareholdermeeting. com/NFX2017. The 12-digit control number provided on your Notice or proxy card is necessary to vote. We urge you to vote prior to the meeting by one of the other three methods.

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If you hold your Newfield shares in a brokerage account, your ability to vote over the Internet or by telephone depends on your broker’s voting process. Please follow the directions on your proxy card or the voter instruction card from your broker carefully. If your Newfield shares are held in Newfield’s 401(k) Plan, then your vote must be received by 11:59 p.m. Eastern Daylight Time on May 14, 2017. The plan administrator will direct the trustee to vote shares as to which no instructions are received in proportion to voting directions received from all plan participants who vote.

The Board recommends that you vote online, by telephone, or by mail in advance of the Annual Meeting.

Can I change my vote?

You may revoke or change a proxy before the vote is taken at the Annual Meeting by:

•	giving notice of the revocation in writing to our Corporate Secretary at 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380;

•	submitting another valid proxy with a later date, either by mail (properly signed), or by telephone or over the Internet (by 11:59 p.m. Eastern Daylight Time on May 15, 2017);

•	voting at the Annual Meeting through the link www.virtualshareholdermeeting.com/NFX2017; or

•	if you have instructed your broker or other nominee to vote your shares, by following the directions provided by that agent for changing those instructions.

If your shares are held in our 401(k) Plan, you may revoke or change your proxy by one of the foregoing methods, except that your new 401(k) Plan participant proxy must be received by 11:59 p.m. (Eastern Daylight Time) on May 14, 2017.

If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

No.

Can I vote my stock by filling out and returning the Notice?

No. The Notice merely provides instructions on how to vote. It is not a formal proxy card.

What is the effect of an “advisory” vote?

Your votes with respect to the ratification of PricewaterhouseCoopers, the approval of our executive compensation, and the determination of the frequency with which future “say-on-pay” votes will be held are advisory. Those votes will not be binding upon the Board or its committees, but the relevant committees will take the outcome of the advisory votes into account when considering future executive compensation arrangements, determining the frequency of future say-on-pay advisory votes and evaluating Newfield’s independent auditor.

Voting by Brokers and Other Representatives

What is the difference between a “stockholder of record” and a stockholder who holds stock in “street name”?

If your shares are registered in your name at American Stock Transfer & Trust Company, LLC, you are a “stockholder of record.” If your shares are registered at American Stock Transfer & Trust Company, LLC in the name of a broker, bank, trustee, nominee, or other similar stockholder of record, your shares are held in “street name” and you are the “beneficial owner” of the shares.

What is a “broker non-vote”?

The New York Stock Exchange (NYSE) permits brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. Brokers may not vote stock held in street name on non-routine matters unless they have received voting instructions from their customers. If a broker does not receive voting instructions in a non-routine matter, the uninstructed shares are called “broker non-votes.” Uninstructed shares are considered “present” for purposes of determining whether there is a quorum to hold the Annual Meeting, but will not affect the outcome of the vote on any non-routine matter.

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Which matters to be considered at the Annual Meeting are non-routine and which are routine?

There are six non-routine matters to be considered at the Annual Meeting: election of directors, the advisory vote on our executive compensation program, the advisory vote on the frequency of future say-on-pay votes, approval of the 2017 Plan, approval of the material terms of the 2017 Plan to comply with the stockholder approval requirements of Section 162(m) of the Internal Revenue Code and approval of the Amended and Restated ESPP to authorize additional shares for issuance. Brokers may vote on these six matters only if they have received voting instructions from their customers.

The ratification of the independent auditor is a routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.

Proxy Solicitation

What is a proxy?

A proxy is your legal designation of another person, called a proxy holder, to vote the shares that you own. We have designated Lawrence S. Massaro, Executive Vice President and CFO, Timothy D. Yang, General Counsel and Corporate Secretary, and Benjamin J. Paul, Senior Legal Counsel and Assistant Corporate Secretary, to act as proxy holders at the Annual Meeting as to all shares for which proxies are returned or voting instructions are provided by Internet or telephonic voting.

Who is soliciting my vote?

Our Board is soliciting your vote for the Annual Meeting.

Who pays for the proxy solicitation related to the Annual Meeting?

We will bear the entire cost of this solicitation, including preparing, assembling, printing, and mailing of the Notice and any mailing of this Proxy Statement, the proxy, and any additional information furnished to stockholders. In addition to using the mail, proxies may be solicited by directors, executive officers, and other employees of Newfield, in person or by telephone. No additional compensation will be paid to our directors, executive officers, or other employees for these services. You also may be solicited by means of press releases issued by Newfield, postings on our website at http://www.newfield.com, or other media forms. We have retained Georgeson Inc. to assist us with the solicitation of proxies for an estimated fee of $7,500 plus expenses. Georgeson ensures that brokers, custodians and nominees will supply additional copies of the proxy materials for distribution to beneficial owners. We also will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to beneficial owners of our common stock.

Proxy Materials

What is householding?

We have adopted a procedure approved by the SEC known as “householding.” Under this procedure, multiple stockholders residing at the same address will receive a single copy of our Annual Report and Proxy Statement, or the Notice of Internet Availability of Proxy Materials, unless they have notified us that they want to receive multiple copies. Householding allows us to reduce the environmental impact of providing proxy materials as well as printing and mailing costs.

If you received a householded mailing this year and you would like to have additional copies of the Annual Report, Proxy Statement and/or the Notice of Internet Availability of Proxy Materials mailed to you, or you would like to revoke your consent to householding for future documents, please contact Broadridge Financial Solutions, Inc., either by calling 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Broadridge or Newfield will promptly deliver any additional copies requested. If you would like to enroll in householding, please contact Broadridge as described above.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. Therefore, if you have accounts containing our common stock at more than one brokerage firm, you will receive a copy of our Annual Meeting materials from each firm. To avoid receiving duplicate sets of printed materials, you may wish to enroll some or all of your accounts in our electronic delivery program.

How can I access the proxy materials over the Internet?

Your Notice or proxy card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy materials are also available on our website at: http://www.newfield.com.

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Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with SEC rules, we are providing access to our proxy materials over the Internet. As a result, we have sent to most of our stockholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, you may request to receive future proxy materials in printed form by mail or electronically by e-mail. Your election to receive proxy materials by mail or e-mail will remain in effect until you terminate it.

Why didn’t I receive a Notice of Internet Availability of Proxy Materials?

We are providing certain stockholders, including those who have previously requested paper copies of the proxy materials, with a full set of printed proxy materials instead of a Notice. If you would like to help reduce the costs we incur in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or using the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

Additional Information Available

For stockholders receiving paper copies of this Proxy Statement, a copy of our Annual Report for the year ended December 31, 2016 (which includes our Annual Report on Form 10-K for the year ended December 31, 2016) will accompany the Proxy Statement. For stockholders receiving notice only, the Proxy Statement and our 2016 Annual Report will be available electronically.

Copies of our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, are also available on our website (http://www.newfield.com) or you may request a copy of the Annual Report on Form 10-K (without exhibits) and/or the Proxy Statement, without charge, by writing to our Investor Relations Department at 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380. None of the information contained in our Annual Report is proxy solicitation material.

Annual Meeting Voting Results

Who will tabulate and certify the vote?

Broadridge Financial Solutions, Inc., an independent third party, will tabulate and certify the vote, and will have a representative to act as the independent inspector of elections for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting and disclose the final voting results in a Current Report on Form 8-K filed with the SEC within four business days of the date of the Annual Meeting or, if later, within four business days after the final voting results are known. You may access this report free of charge on our website at http://www.newfield.com, by contacting our Investor Relations Department at 281-210-5321, or on the SEC’s website at http://www.sec.gov.

Stockholder List

A complete list of stockholders of record entitled to vote at the Annual Meeting will be available for viewing during ordinary business hours for a period of ten days before the Annual Meeting at our offices at 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380. The list of stockholders will also be available for stockholders during the Annual Meeting through the link www.virtualshareholdermeeting.com/NFX2017.

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Stockholder Proposals for 2018 Annual Meeting and Director Nominations

Director Nominees for Inclusion in Next Year’s Proxy Statement (Proxy Access)

Our Board recently amended our Bylaws to permit a stockholder (or a group of no more than 20 stockholders) who has maintained continuous qualifying ownership of at least 3% of our outstanding common stock as of the date of giving notice (as set forth in our Bylaws) and has complied with the other requirements set forth in our Bylaws, to submit director nominees (which shall not exceed the greater of two or 20% of the number of directors in office as of the last day on which a stockholder’s notice of such nomination (as set forth in our Bylaws) may be delivered) for inclusion in our proxy statement along with the candidates nominated by the Board if the stockholder(s) and the nominee(s) satisfy the requirements set forth in our Bylaws. Notice of director nominees submitted under these Bylaw provisions must be received at our principal executive offices, located at 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380, Attn: Corporate Secretary, no earlier than the close of business 150 days, nor later than 120 days, prior to the first anniversary of the date the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting. Based upon the anniversary date of our Company’s issuance of the Proxy Statement for the 2017 Annual Meeting, a stockholder or stockholders must send advance written notice of such nominations such that the notice is received by us not earlier than the close of business on October 30, 2017 and no later than the close of business on November 29, 2017. Notice must include all information required by our Bylaws.

Director Nominees and Other Stockholder Proposals Not for Inclusion in Next Year’s Proxy Statement

Under our Bylaws, and as SEC regulations permit, you must follow certain procedures to nominate a person for election as a director or to introduce an item of business at a meeting of our stockholders. Specifically, you must submit the proposed nominee or item of business by delivering notice to our Corporate Secretary at our principal executive offices at the address set forth above. For our 2018 Annual Meeting, we must receive such notice between January 16, 2018, and February 15, 2018. If circumstances change and we do not hold the 2018 Annual Meeting in May as we currently expect, any notice must be received by the later of (i) 75 days before the Annual Meeting and (ii) 10 days after the day on which public announcement of the date of the meeting is first made. If we hold a special meeting, we must receive the notice by the later of (i) 75 days before the special meeting and (ii) 10 days after the day on which public announcement of the date of the meeting is first made.

The notice is required to contain certain information set forth in our Bylaws about the nominee or the proposed business, as applicable, and the stockholder making the nomination or proposal. We will disregard any nomination or proposal that does not comply with these requirements.

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Appendix A:	Newfield Exploration Company 2017 Omnibus Incentive Plan

1.	Purpose. The purpose of the Newfield Exploration Company 2017 Omnibus Incentive Plan (the “Plan”) is to provide a means through which (a) Newfield Exploration Company, a Delaware corporation (the “Company”), and its Affiliates may attract and retain able persons as employees, directors and consultants, thereby enhancing the profitable growth of the Company and its Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the welfare of the Company and its Affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the welfare of the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, SARs, Restricted Stock, Restricted Stock Units, Stock Awards, Dividend Equivalents, Other Stock-Based Awards, Cash Awards, Substitute Awards, Performance Awards, or any combination of the foregoing.

2.	Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a)	“Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

(b)	“ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation –Stock Compensation, as amended or any successor accounting standard.

(c)	“Award” means any Option, SAR, Restricted Stock Award, Restricted Stock Unit, Stock Award, Dividend Equivalent, Other Stock-Based Award, Cash Award, Substitute Award or Performance Award, together with any other right or interest, granted under the Plan.

(d)	“Award Agreement” means any written instrument (including any employment, severance or change in control agreement) that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award, in addition to those set forth under the Plan.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Cash Award” means an Award denominated in cash granted under Section 6(i).

(g)	“Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of one of the following events:

(i)	the Company is not the surviving person in any merger, consolidation or other reorganization (or survives only as a subsidiary of another person);

(ii)	the consummation of a merger or consolidation of the Company with another person and as a result of such merger or consolidation less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation will be issued in respect of the capital stock of the Company;

(iii)	the Company sells, leases or exchanges all or substantially all of its assets to any other person;

(iv)	the Company is to be dissolved and liquidated;

(v)	any person, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including the power to vote) of more than fifty percent (50%) of the outstanding shares of the Company’s voting stock (based upon voting power); or

(vi)	individuals who are Incumbent Directors cease for any reason to constitute a majority of the Board.

Notwithstanding the foregoing, (A) the definition of “Change in Control” shall not include any merger, consolidation, other reorganization, sale, lease, exchange, or similar transaction involving solely the Company and one or more persons that were wholly owned, directly or indirectly, by the Company immediately prior to such event; and (B) for purposes of an Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules, to the extent necessary so that the impact of a Change in Control on such Award would not subject a Participant to additional taxes under the Nonqualified Deferred Compensation Rules, a Change in Control for purposes of such Award will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of the Nonqualified Deferred Compensation Rules as applied to the Company.

(h)	“Change in Control Price” means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share fair market value of the Stock immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place, or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 2(h), the value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee in its sole discretion as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(e) consists of anything other than cash, the Committee shall determine in its sole discretion the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

(i)	Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(j)	“Committee” means the Compensation and Management Development Committee of the Board or any successor committee thereto, or such other committee of two or more directors as may

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be designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.

(k)	“Covered Employee” means an Eligible Person who is designated by the Committee, at the time of grant of a Performance Award, as likely to be a “covered employee” within the meaning of Section 162(m) for a specified fiscal year.

(l)	“Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(m)	“Effective Date” means May 16, 2017.

(n)	“Eligible Person” means any individual who, as of the date of grant of an Award, is an officer or employee of the Company or of any of its Affiliates, and any other person who provides services to the Company or any of its Affiliates, including directors of the Company; provided, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Stock. For the avoidance of doubt and as required by Form S-8, in the case of any Eligible Person who is a consultant or advisor, (i) such individual must (A) be a natural person, and (B) provide bona fide services to the Company, and (ii) the services performed by such individual must not be in connection with the offer or sale of securities in a capital-raising transaction and must not directly or indirectly promote or maintain a market for the Company’s securities. An employee on leave of absence may be an Eligible Person.

(o)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(p)	“Fair Market Value” means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the mean of the high and low sales prices of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of Stock on that date or, if the Stock is not traded on that date, the most recent date on which Stock was publicly traded preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules. Notwithstanding this definition of Fair Market Value, with respect to one or more Awards types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value taking into account all factors the Committee deems appropriate, including, without limitation, the Nonqualified Deferred Compensation Rules.

(q)	“Incumbent Director” means (i) a member of the Board on the Effective Date; or (ii) an individual: (A) who becomes a member of the Board after the Effective Date; (B) whose appointment or election by the Board or nomination for election by the Company’s stockholders is approved or recommended by a vote of at least two-thirds of the then serving Incumbent Directors (as defined herein); and (C) whose initial assumption of service on the Board is not in connection with an actual or threatened election contest.

(r)	“ISO” means any Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(s)	“Nonqualified Deferred Compensation Rules” means the limitations or requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(t)	“Nonstatutory Option” means any Option that is not intended to be an ISO.

(u)	“Option” means a right, granted to an Eligible Person under Section 6(b), to purchase Stock at a specified price during specified time periods.

(v)	“Other Stock-Based Award” means an Award granted to an Eligible Person under Section 6(h).

(w)	“Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(x)	“Performance Award” means an Award granted to an Eligible Person under Section 6(k), the grant, vesting, exercisability and/ or settlement of which (and/or the timing or amount thereof) is subject to the achievement of one or more performance goals specified by the Committee.

(y)	“Prior Plans” means the Company’s 2011 Omnibus Stock Plan, 2009 Omnibus Stock Plan and 2000 Omnibus Stock Plan, in each case, as amended and/or restated from time to time.

(z)	“Qualified Member” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3), (ii) an “outside director” within the meaning of Section 162(m), and (iii) “independent” under the listing standards or rules of the securities exchange upon which the Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

(aa)	“Restricted Stock” means Stock granted to an Eligible Person under Section 6(d) that is subject to certain restrictions and to a risk of forfeiture.

(bb)	“Restricted Stock Unit” means a right, granted to an Eligible Person under Section 6(e), to receive Stock, cash or a combination thereof at the end of a specified period (which may or may not be coterminous with the vesting schedule of the Award).

(cc)	“Rule 16b-3” means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.

(dd)	“SAR” means a stock appreciation right granted to an Eligible Person under Section 6(c).

(ee)	“SEC” means the Securities and Exchange Commission.

(ff)	“Section 162(m)” means Section 162(m) of the Code and Treasury Regulation § 1.162-27, as amended from time to time, and any other guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(gg)	“Section 162(m) Award” means a Performance Award granted under Section 6(k)(i) to a Covered Employee that is intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m).

(hh)	“Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(ii)	“Stock” means the Company’s Common Stock, par value $0.01 per share, and such other securities as may be substituted (or re-substituted) for Stock pursuant to Section 8.

(jj)	“Stock Award” means unrestricted shares of Stock granted to an Eligible Person under Section 6(f).

(kk)	“Substitute Award” means an Award granted under Section 6(j).

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3.	Administration.

(a)	Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:

(i)	designate an Eligible Person as a Participant;

(ii)	determine the type or types of Awards to be granted to an Eligible Person;

(iii)	determine the number of shares of Stock or amount of cash to be covered by Awards;

(iv)	determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited and conditions tied to continued employment or service requirements or the achievement of one or more performance goals;

(v)	determine the treatment of an Award upon a termination of employment or other service relationship (including without limitation upon death, disability or qualified retirement);

(vi)	modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award (including without limitation upon death, disability, qualified retirement or the occurrence of a Change in Control);

(vii)	impose a holding period with respect to an Award or the shares of Stock received in connection with an Award;

(viii)	interpret and administer the Plan and any Award Agreement;

(ix)	correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and

(x)	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant.

(b)	Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to (i) an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board, or (ii) a Section 162(m) Award, may be taken either (A) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (B) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company, provided that such award is not a Section 162(m) Award.

(c)	Delegation of Authority.

(i)	In General. The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of one or more directors or to any executive officer of the Company, including the power to perform administrative functions and grant Awards under the Plan; provided, however, that such delegation does not (A) violate state or corporate law, (B) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company, or (C) cause Section 162(m) Awards to fail to so qualify. Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 8, shall be deemed to include any subcommittee or executive officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an executive officer to receive Awards under the Plan; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist it in administering the Plan, provided that such individuals may not be delegated the authority to (A) grant or modify any Awards that will, or may, be settled in Stock or (B) take any action that would cause Section 162(m) Awards to fail to so qualify, if applicable.

(ii)	Delegation to Chief Executive Officer. Without limiting the foregoing provisions of this Section 3(c), the Chief Executive Officer of the Company is hereby expressly authorized to grant Awards pursuant to the Plan, including, for the avoidance of doubt, Cash Awards (in accordance with the terms of the Company’s governing annual cash incentive program, as in effect from time to time) or any other Awards under this Plan, to an Eligible Person who is a non-officer employee of the Company; provided, that, on a calendar year basis, such Awards (to the extent based on a number of shares of Stock) may not, in the aggregate, relate to more than 2,500,000 shares of Stock (determined in accordance with the ratio set forth in Section 4(b) for Full Value Awards), subject to adjustment in a manner consistent with any adjustment made pursuant to Section 8.

(d)	Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any of its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

(e)	Participants in Non-U.S. Jurisdictions. Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any of its Affiliates operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Company’s Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to an Eligible Person outside the United States

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to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/ or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4.	Stock Subject to Plan.

(a)	Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, 10,500,000 shares of Stock are reserved and available for delivery with respect to Awards under the Plan, and such total shall be available for the issuance of shares upon the exercise of ISOs.

(b)	Application of Limitation to Grants of Awards. Subject to Section 4(c), no Award may be granted if the number of shares of Stock that may be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Any shares of Stock subject to an Award other than an Option or SAR (a “Full Value Award”) shall be counted against the limits described in Section 4(a) as 1.67 shares of Stock for every one share subject to such Full Value Award.

(c)	Availability of Shares Not Delivered under Awards. Shares of Stock subject to an Award that expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated (including (i) shares forfeited with respect to Restricted Stock, and (ii) the number of shares withheld or surrendered to the Company in payment of any exercise or purchase price of a Full Value Award or taxes relating to a Full Value Award) (collectively, “Undelivered Shares”), shall not be considered delivered shares under the Plan and shall again be available for delivery with respect to Awards under the Plan, except that if any such shares could not again be available for Awards granted to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation. Notwithstanding the foregoing, the following shall not be Undelivered Shares for purposes of the Plan and shall not be available for delivery with respect to new Awards: (A) the number of shares tendered or withheld in payment of any exercise or purchase price of an Option or SAR or taxes relating to an Option or SAR, (B) shares that were subject to an Option or SAR but were not issued or delivered as a result of the net settlement or net exercise of such Option or SAR, and (C) shares repurchased on the open market with the proceeds of an Option’s exercise price. To the extent that Undelivered Shares were subject to a Full Value Award, 1.67 multiplied by the number of Undelivered Shares shall again become available for delivery with respect to Awards under the Plan. To the extent that Undelivered Shares were subject to an Option or SAR granted under the Plan, that number of Undelivered Shares shall again become available for issuance under the Plan. If an Award may be settled only in cash, such Award need not be counted against any share limit under this Section 4, but will remain subject to the limitations in Section 5 to the extent required to preserve the status of any Award intended to be a Section 162(m) Award.

(d)	Prior Plans. Awards that are outstanding under the Prior Plans immediately prior to the Effective Date (“Prior Plan Awards”) shall remain outstanding following the Effective Date in accordance with their terms; however, no new awards may be granted pursuant to any Prior Plan on or after the Effective Date. For the avoidance of doubt, all remaining available shares of Stock under any Prior Plans that are not the subject of Prior Plan Awards will automatically and immediately cease to be available at the Effective Date of this Plan. With respect to Prior Plan Awards, if such a Prior Plan Award, on or after the Effective Date, expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated, then any Undelivered Shares with respect to such Prior Plan Award shall be available for delivery with respect to Awards under the Plan but only to the extent permitted in accordance with Section 4(c) above.

(e)	Stock Offered. The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

5.	Eligibility; Per Person Award Limitations.

(a)	Awards may be granted under the Plan only to an Eligible Person.

(b)	In each calendar year during any part of which the Plan is in effect, a Covered Employee may not be granted Awards intended to be Section 162(m) Awards (i) to the extent such Award is based on a number of shares of Stock (including Awards that may be settled in either cash or shares of Stock) relating to more than 2,500,000 shares of Stock (counted on a one-for-one basis for all Awards and, for the avoidance of doubt, not based on the ratio set forth in Section 4(b) for Full Value Awards), subject to adjustment in a manner consistent with any adjustment made pursuant to Section 8, and (ii) to the extent such Award is designated to be paid only in cash and is not based on a number of shares of Stock, having a value determined on the date of grant in excess of $10,000,000. If an Award is cancelled, then the cancelled Award shall continue to be counted toward the applicable limitation in this paragraph to the extent required by Section 162(m).

6.	Specific Terms of Awards.

(a)	General; Minimum Vesting Requirements. Awards may be granted on the terms and conditions set forth in this Section 6. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Notwithstanding any provision of the Plan to the contrary, the Committee shall not award more than 5% of the aggregate number of shares of Stock subject to the Plan pursuant to Awards with a vesting schedule that provides for full vesting in less than one year following the grant date of the applicable Award, subject to the Committee’s authority under the Plan to vest Awards earlier, as the Committee deems appropriate, upon the occurrence of events described in Section 8, in the event of a Participant’s termination of employment or service or otherwise as permitted by the Plan.

(b)	Options. The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to an Eligible Person on the following terms and conditions:

(i)	Exercise Price. Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the “Exercise Price”) established by the Committee; provided, however, that

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except as provided in Section 6(j) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Stock on the date of grant).

(ii)	Time and Method of Exercise; Other Terms. The Committee shall determine the methods by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including the delivery of Restricted Stock subject to Section 6(d), and any other terms and conditions of any Option. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued based on the Stock’s Fair Market Value as of the date of exercise. No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).

(iii)	ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to an Eligible Person who is an employee of the Company or an employee of a parent or any subsidiary corporation of the Company. Except as otherwise provided in Section 8, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless the Participant has first requested the change that will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within 20 days thereof.

(c)	SARs. The Committee is authorized to grant SARs to an Eligible Person on the following terms and conditions:

(i)	Right to Payment. A SAR is a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

(ii)	Grant Price. Each Award Agreement evidencing a SAR shall state the grant price per share of Stock established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the grant price per share of Stock subject to a SAR shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the SAR.

(iii)	Method of Exercise and Settlement; Other Terms. The Committee shall determine the form of consideration payable upon settlement, the method by or forms in which Stock (if any) will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR.SARs may be either free-standing or granted in tandem with other Awards. No SAR may be exercisable for a period of more than ten years following the date of grant of the SAR.

(iv)	Rights Related to Options. A SAR granted in connection with an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount determined by multiplying (A) the difference obtained by subtracting the Exercise Price with respect to a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by (B) the number of shares as to which that SAR has been exercised. The Option shall then cease to be exercisable to the extent surrendered. SARs granted in connection with an Option shall be subject to the terms and conditions of the Award Agreement governing the Option, which shall provide that the SAR is exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferrable.

(d)	Restricted Stock. The Committee is authorized to grant Restricted Stock to an Eligible Person on the following terms and conditions:

(i)	Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risks of forfeiture and other restrictions, if any, as the Committee may impose. Subject to the provisions of Sections 7(a)(iii) and 7(a)(iv), during the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hedged, hypothecated, margined or otherwise encumbered by the Participant.

(ii)	Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may allow a Participant to elect, or may require, that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards under the Plan or deferred without interest to the date of vesting of the associated Award of Restricted Stock. Notwithstanding the foregoing, dividends with respect to any Restricted Stock Award (including Stock distributed in connection with a stock split or stock dividend, and other property (other than cash) distributed as a dividend) shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such dividend has been distributed.

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(e)	Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to an Eligible Person on the following terms and conditions:

(i)	Award and Restrictions. Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose.

(ii)	Settlement. Settlement of vested Restricted Stock Units shall occur upon vesting or upon expiration of the deferral period specified for such Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be settled by delivery of (A) a number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or (B) cash in an amount equal to the Fair Market Value of a specified number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(f)	Stock Awards. The Committee is authorized to grant Stock Awards under the Plan to an Eligible Person as a bonus, as additional compensation, or in lieu of cash compensation any such Eligible Person is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(g)	Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to an Eligible Person, entitling any such Eligible Person to receive cash, Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than an Award of Restricted Stock or a Stock Award). The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at a later specified date and, if distributed at a later date, may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. Notwithstanding the foregoing, with respect to Dividend Equivalents granted in connection with another Award, such Dividend Equivalents shall be subject to the same restrictions and a risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

(h)	Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to an Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of, or the performance of, specified Affiliates of the Company. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Stock delivered pursuant to an Other Stock-Based Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Stock, other Awards, or other property, as the Committee shall determine.

(i)	Cash Awards. The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to an Eligible Person in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(j)	Substitute Awards; No Repricing; No Reload Options. Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate or any other right of an Eligible Person to receive payment from the Company or an Affiliate. Awards may also be granted under the Plan in substitution for awards held by an individual who becomes an Eligible Person as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate. Such Substitute Awards referred to in the immediately preceding sentence that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules and other applicable laws and exchange rules. Except as provided in this Section 6(j) or in Section 8, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price or grant price of an outstanding Option or SAR, (ii) grant a new Option, SAR or other Award in substitution for, or upon the cancellation of, any previously granted Option or SAR that has the effect of reducing the Exercise Price or grant price thereof, (iii) exchange any Option or SAR for Stock, cash or other consideration when the Exercise Price or grant price per share of Stock under such Option or SAR exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a “repricing” of an Option or SAR under the applicable listing standards of the national securities exchange on which the Stock is listed (if any). Reload Options may not be granted under the Plan.

(k)	Performance Awards. The Committee is authorized to designate any of the Awards granted under the foregoing provisions of this Section 6 as Performance Awards. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to a Performance Award, and may exercise its discretion to reduce or increase the amounts payable under any Performance Award, except as limited under Section 6(k)(i). Performance goals may differ for Performance Awards granted to any one Participant or to different Participants. The performance period applicable to any Performance Award shall be set by the Committee in its discretion but shall not exceed ten years.

(i)	Section 162(m) Awards. If the Committee determines in its discretion that a Performance Award granted to a Covered Employee shall be designated as a Section 162(m) Award, the grant, exercise, vesting and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established performance goal or goals and other terms set forth in this Section 6(k)(i); provided, however, that nothing in this Section 6(k) or elsewhere in the Plan shall be interpreted as preventing the Committee from granting Performance Awards or other Awards to Covered Employees that are not intended to constitute Section 162(m) Awards or from determining that it is no longer necessary or appropriate for a Section 162(m) Award to qualify as such.

(A)	Performance Goals Generally. The performance goals for Section 162(m) Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria as specified by the Committee. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m), including the requirement that the level or levels of performance targeted by the Committee must be “substantially uncertain” at the time the Committee actually establishes the performance goal or goals.

(B)	Business Criteria for Performance Goals. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of the Company (except with respect to the total stockholder

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return and earnings per share criteria), shall be used by the Committee in establishing performance goals for Section 162(m) Awards: (1) revenues or other income; (2) cash flow, cash flow growth, discretionary cash flow, cash flows from operations, cash flows from investing activities, and/ or cash flows from financing activities; (3) return on net assets, return on assets, return on investment, return on capital, return on capital employed or return on equity; (4) income, operating income or net income; (5) earnings or earnings margin determined before or after any one or more of depletion, depreciation and amortization expense; exploration and abandonments; impairment of oil and gas properties; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; net gain or loss on the disposition of assets; income or loss from discontinued operations, net of tax; noncash derivative related activity; amortization of stock-based compensation; income taxes; or other items; (6) equity; net worth; tangible net worth; book capitalization; debt; debt, net of cash and cash equivalents; capital budget or other balance sheet goals; (7) debt or equity financings or improvement of financial ratings; (8) production volumes, production growth, or debt-adjusted production growth, which may be of oil, gas, natural gas liquids or any combination thereof; (9) general and administrative expenses or operational downtime; (10) proved reserves, reserve replacement, drillbit reserve replacement and/or reserve growth, reserve replacement ratios, reserve replacement costs, reserve additions or revisions, exploration successes, economic value added from reserves or successful exploration activities (via addition of reserves); (11) exploration/ finding and/or development costs, rig utilization, capital expenditures or efficiency, drillbit finding and development costs, operating costs (including lease operating expenses, severance taxes and other production taxes, gathering and transportation and other components of operating expenses), base operating costs, or production costs; (12) net asset value; (13) Fair Market Value of the Stock, share price, share price appreciation, total stockholder return or payments of dividends or dividend growth; (14) achievement of savings from business improvement projects and achievement of capital projects deliverables; (15) working capital or working capital changes; (16) operating profit or net operating profit; (17) internal research or development programs; (18) geographic business expansion; (19) corporate development (including licenses, innovation, research or establishment of third party collaborations); (20) performance against environmental, ethics or sustainability targets; (21) safety performance and/or incident rate; (22) human resources management targets, including medical cost reductions, employee satisfaction or retention, workforce diversity and time to hire; (23) satisfactory internal or external audits; (24) consummation, implementation or completion of a Change in Control or other strategic partnerships, transactions, projects, processes or initiatives or other goals relating to acquisitions or divestitures (in whole or in part), joint ventures or strategic alliances; (25) regulatory approvals or other regulatory milestones; (26) legal compliance or risk reduction; and (27) drilling results or well results (including well internal rate of return). Any of the above goals may be determined pre-tax or post-tax, on an absolute or relative basis, as compared to the performance of a published or special index deemed applicable by the Committee including the Standard & Poor’s 500 Stock Index or a group of comparable companies, as a ratio with other business criteria, as a ratio over a period of time or on a per unit of measure (such as per day, or per barrel, a volume or thermal unit of gas or a barrel-of-oil equivalent), on a per-share basis (basic or diluted), and on a basis of continuing operations only. The terms above may, but shall not be required to be, used as applied under generally accepted accounting principles, as applicable.

(C)	Effect of Certain Events. The Committee may, at the time the performance goals in respect of a Section 162(m) Award are established, provide for the manner in which actual performance and performance goals with regard to the business criteria selected will reflect the impact of specified events or occurrences during the relevant performance period, which may mean excluding the impact of one or more events or occurrences, as specified by the Committee, for such performance period so long such events are objectively determinable. The adjustments described in this paragraph shall only be made, in each case, to the extent that such adjustments in respect of a Section 162(m) Award would not cause the Section 162(m) Award to fail to qualify as “performance-based compensation” under Section 162(m).

(D)	Timing for Establishing Performance Goals. No later than 90 days after the beginning of any performance period applicable to a Section 162(m) Award, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m), the Committee shall establish (i) the Eligible Persons who will be granted Section 162(m) Awards, and (ii) the objective formula used to calculate the amount of cash or Stock payable, if any, under such Section 162(m) Awards, based upon the level of achievement of a performance goal or goals with respect to one or more of the business criteria selected by the Committee from the list set forth in Section 6(k)(i)(B) and, if desired, the effect of any events set forth in Section 6(k)(i)(C).

(E)	Performance Award Pool. The Committee may establish an unfunded pool, with the amount of such pool calculated using an objective formula based upon the level of achievement of one or more performance goals with respect to business criteria selected from the list set forth in Section 6(k)(i)(B) during the given performance period, as specified by the Committee in accordance with Section 6(k)(i)(D). The Committee may specify the amount of the pool as a percentage of any of such business criteria, a percentage in excess of a threshold amount with respect to such business criteria, or as another amount which need not bear a direct relationship to such business criteria but shall be objectively determinable and calculated based upon the level of achievement of pre-established goals with regard to the business criteria. If a pool is established, the Committee shall also establish the maximum amount payable to each Covered Employee from the pool for each performance period.

(F)	Settlement or Payout of Awards; Negative Discretion. Except as otherwise permitted under Section 162(m), after the end of each performance period and before any Section 162(m) Award is settled or paid, the Committee shall certify the level of performance achieved with regard to each business criteria established with respect to each Section 162(m) Award and shall determine the amount of cash or Stock, if any, payable to each Participant with respect to each Section 162(m) Award. The Committee may, in its discretion, reduce the amount of a payment or settlement otherwise to be made in connection with a Section 162(m) Award, but may not exercise discretion to increase any such amount.

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(G)	Written Determinations. With respect to each Section 162(m) Award, all determinations by the Committee as to (1) the establishment of performance goals and performance period with respect to the selected business criteria, (2) the establishment of the objective formula used to calculate the amount of cash or Stock payable, if any, based on the level of achievement of such performance goals, and (3) the certification of the level of performance achieved during the performance period with regard to each business criteria selected, shall each be made in writing.

(H)	Options and SARs. Notwithstanding the foregoing provisions of this Section 6(k)(i), Options and SARs with an Exercise Price or grant price not less than the Fair Market Value on the date of grant awarded to Covered Employees are intended to be Section 162(m) Awards even if not otherwise contingent upon achievement of one or more pre-established performance goals with respect to business criteria set forth in Section 6(k)(i)(B).

(ii)	Status of Section 162(m) Awards. The terms governing Section 162(m) Awards shall be interpreted in a manner consistent with Section 162(m), in particular the prerequisites for qualification as “performance-based compensation,” and, if any provision of the Plan as in effect on the date of adoption of any Award Agreement relating to a Section 162(m) Award does not comply or is inconsistent with the requirements of Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

7.	Certain Provisions Applicable to Awards.

(a)	Limit on Transfer of Awards.

(i)	Except as provided in Sections 7(a)(iii) and (iv), each Option and SAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.

(ii)	Except as provided in Sections 7(a)(i), (iii) and (iv), no Award, other than a Stock Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(iii)	To the extent specifically provided by the Committee, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

(iv)	An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.

(b)	Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any of its Affiliates upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(c)	Evidencing Stock. The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions. Further, if certificates representing Restricted Stock are registered in the name of the Participant, the Company may retain physical possession of the certificates and may require that the Participant deliver a stock power to the Company, endorsed in blank, related to the Restricted Stock.

(d)	Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.

(e)	Additional Agreements. Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and its Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

8.	Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a)	Existence of Plans and Awards. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b)	Additional Issuances. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.

(c)	Subdivision or Consolidation of Shares. The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:

(i)	If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock or in the event the Company distributes an extraordinary cash dividend, then, as appropriate (A) the maximum number of shares of Stock

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available for delivery with respect to Awards under the Plan and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions; provided, however, that in the case of an extraordinary cash dividend that is not an Adjustment Event, the adjustment to the number of shares of Stock and the Exercise Price or grant price, as applicable, with respect to an outstanding Option or SAR may be made in such other manner as the Committee may determine that is permitted pursuant to applicable tax and other laws, rules and regulations.

(ii)	If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards under the Plan and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(d)	Recapitalization. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the grant price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) to equitably reflect such Adjustment Event (“Equitable Adjustments”). In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments (if any) in such manner as it deems appropriate with respect to such other event.

(e)	Change in Control and Other Events. Notwithstanding any provision of the Plan to the contrary, in the event of an occurrence of a Change in Control, all then outstanding Awards shall become fully vested and exercisable and all substantial risk of forfeiture restrictions applicable thereto shall lapse. In addition, in the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 (including the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an Award) and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(i)	accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

(ii)	redeem in whole or in part outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash or other consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option and less the grant price with respect to a SAR, as applicable to such Awards; provided, however, that to the extent the Exercise Price of an Option or the grant price of a SAR exceeds the Change in Control Price, such Award may be canceled for no consideration;

(iii)	cancel Awards that remain subject to a restricted period as of the date of a Change in Control or other such event without payment of any consideration to the Participant for such Awards; or

(iv)	make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof);

provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this Section 8(e) shall only apply to the extent it is not in conflict with Section 8(d).

9.	General Provisions.

(a)	Tax Withholding. The Company and any of its Affiliates are authorized to withhold from any Award granted, or any payment relating to an Award under the Plan, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Affiliates and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of

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Stock through net settlement or previously owned shares, whether pursuant to an Award Agreement or otherwise, shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If tax obligations are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/ or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.

(b)	Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any of its Affiliates, (ii) interfering in any way with the right of the Company or any of its Affiliates to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(c)	Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock. With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Texas.

(d)	Severability and Reformation. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to an Eligible Person who is subject to Section 16 of the Exchange Act), Section 162(m) (with respect to any Section 162(m) Award) or Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 or Section 162(m) (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3 or Section 162(m)) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable. With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

(e)	Unfunded Status of Awards; No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate.

(f)	Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including incentive arrangements and awards which do not constitute “performance-based compensation” under Section 162(m). Nothing contained in the Plan shall be construed to prevent the Company or any of its Affiliates from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Affiliates as a result of any such action.

(g)	Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be canceled, terminated, or otherwise eliminated with or without consideration.

(h)	Interpretation. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

(i)	Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

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(j)	Conditions to Delivery of Stock. Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option or SAR, or at the time of any grant of any other Award, the Company may, as a condition precedent to the exercise of such Option or SAR or settlement of any other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price, grant price, or tax withholding) is received by the Company.

(k)	Section 409A of the Code. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

(l)	Clawback.

(i)	Forfeiture for Cause. Notwithstanding any other provision of the Plan or an Award Agreement, if the Committee finds by a majority vote that a Participant, before or after his or her termination of employment or service relationship or severance of affiliation relationship with the Company and all of its Affiliates, (A) committed fraud, embezzlement, theft, a felony or an act of dishonesty in the course of his employment by or affiliation with the Company or an Affiliate which conduct damaged the Company or an Affiliate, (B) disclosed trade secrets of the Company or an Affiliate or (C) violated the terms of any non-competition, non-disclosure or similar agreement with respect to the Company or any Affiliate to which the Participant is a party, then, as of the date the Committee makes its finding, some or all Awards awarded to the Participant (including vested Awards that have been exercised, vested Awards that have not been exercised and Awards that have not yet vested), as determined by the Committee in its sole discretion, and all net proceeds realized with respect to any such Awards, will be forfeited to the Company on such terms as determined by the Committee. The findings and decision of the Committee with respect to such matter, including those regarding the acts of the Participant and the damage done to the Company, will be final for all purposes. No decision of the Committee, however, will affect the finality of the discharge of the individual by the Company or an Affiliate or severance of the individual’s affiliation with the Company and all Affiliates.

(ii)	Other Forfeiture Events. Without limiting the applicability of Section 9(l)(i) or 9(l)(iii), the Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include: termination of employment for cause, termination of the Participant’s provision of services to the Company or its Affiliates, violation of material policies of the Company and its Affiliates, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and its Affiliates.

(iii)	Application of Recoupment Policies. Without limiting the applicability of Section 9(l)(i) or 9(l)(ii), the Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards under the Plan. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards under the Plan to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

(m)	Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(n)	Retirement and Welfare Plans. Neither Awards made under the Plan nor the Stock or cash paid pursuant to such Awards, may be included as “compensation” for purposes of computing the benefits payable to any person under the Company’s or any

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Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans, unless such other plan expressly provides that such compensation shall be taken into account in computing a participant’s benefit.

(o)	Plan Effective Date and Term. The Plan was adopted by the Board to be effective on the Effective Date. No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date, which is May 16, 2027. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination date until the final disposition of such Award.

10.	Amendments to the Plan and Awards. The Committee may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

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Appendix B:	Newfield Exploration Company Amended and Restated 2010 Employee Stock Purchase Plan

WHEREAS, Newfield Exploration Company, a Delaware corporation (the “Company”), previously adopted the Employee Stock Purchase Plan (the “Plan”), originally effective July 1, 2010 and amended effective February 5, 2014, to provide employees of the Company and employees of related corporations designated by the Company with an opportunity to purchase common stock of the Company through offerings of options to motivate them to work for the continued success of the Company and its related corporations;

WHEREAS, the Company previously authorized 1,000,000 shares for issuance under the Plan, which was approved by the Company’s stockholders on May 7, 2010, and now desires to authorize an additional 2,000,000 shares for issuance under the Plan and make administrative changes hereunder.

NOW THEREFORE, the Plan is hereby amended and restated in its entirety as follows and adopted by the Board of Directors of the Company (the “Board”), effective as of May 16, 2017, provided that the stockholders of the Company approve of the adoption of the Plan within the 12-month period following the date on which the Board adopts this amended and restated Plan.

Article I	Purpose, Share Commitment and Intent

1.1	Purpose. The purpose of the Plan is to provide Employees of the Company and its Related Corporations that are selected by the Company to participate in the Plan pursuant to Article IX an opportunity to purchase shares of Stock through periodic Offerings of Options to purchase shares of Stock and thereby motivate Employees to work for the continued success of the Company and its Related Corporations.

1.2	Share Commitment. The aggregate number of shares of Stock authorized to be sold pursuant to Options granted under the Plan since its initial inception is 3,000,000 subject to adjustment as provided in Section 4.7. The shares of Stock authorized to be sold pursuant to Options granted under the Plan may be (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company or (iii) previously issued shares of Stock reacquired by the Company, including shares bought on the open market or otherwise for purposes of the Plan. In computing the number of shares of Stock available for grant, any shares of Stock relating to Options which are granted, but which subsequently lapse, are cancelled or are otherwise not exercised by the final date for exercise, shall be available for future grants of Options.

1.3	Intent. It is the Company’s intention that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Therefore, the provisions of the Plan are to be construed and interpreted in a manner that is consistent with the requirements of Section 423 of the Code.

Article II	Definitions

The words and phrases defined in this Article shall have the meaning set out in these definitions throughout the Plan, unless the context in which any word or phrase appears reasonably requires a broader, narrower, or different meaning.

2.1	“Account” means the bookkeeping account maintained by the Administrative Committee that reflects the amount of payroll deductions credited on behalf of a Participant under the Plan.

2.2	“Administrative Committee” means a committee of officers and employees of the Company appointed by the Compensation & Management Development Committee to administer the Plan or the Compensation & Management Development Committee should such committee determine it will instead administer the Plan.

2.3	“Authorized Leave of Absence” means a bona fide leave of absence from service with the Company or a Related Corporation if the period of the leave does not exceed 90 days, or, if longer, so long as the individual’s right to reemployment with the Company or a Related Corporation is guaranteed either by statute or contract.

2.4	“Base Compensation” means regular, straight-time earnings or base salary, excluding payments for overtime, shift differentials, incentive compensation, bonuses, and other special payments, fees, allowances or extraordinary compensation.

2.5	“Beneficiary” means the person who is entitled to receive amounts under the Plan upon the death of a Participant as determined under Section 11.13.

2.6	“Board” means the board of directors of the Company.

2.7	“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

2.8	“Company” means Newfield Exploration Company, a Delaware corporation.

2.9	“Compensation & Management Development Committee” means the Compensation & Management Development Committee of the Board or a successor committee appointed by the Board.

2.10	“Corporation” has the meaning prescribed by Section 7701(a)(3) of the Code and Department of Treasury Regulation Section 301.7701-2(b). For example, the term “Corporation” includes a foreign corporation (as defined in Section 7701(a)(5) of the Code) and a limited liability company that is treated as a corporation for all United States Federal income tax purposes.

2.11	“Employee” means any person who is a common-law employee of a Participating Corporation.

2.12	“Employer Corporation” means a Corporation that is, at the time the Option is granted, the employer of the Employee and a Participating Employer.

2.13	“Exercise Date” means the last Trading Day of each Offering Period, which is the day that all Options that Participants have elected to exercise are to be exercised.

2.14	“Fair Market Value” of one share of Stock as of a particular date means if listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the NASDAQ Stock Market, the mean of the reported high and low sales prices of the Stock on the composite tape on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the reported high and low prices of Stock on the most recent date on which the Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of

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Fair Market Value shall be made by the Administrative Committee in such manner as it deems appropriate and in accordance with Code Section 409A.

2.15	“Five Percent Owner” means an owner of more than five percent of the outstanding stock of the Employer Corporation or of any Related Corporation or stock possessing more than 5 percent of the total combined voting power of all stock of the Employer Corporation or of any Related Corporation. For purposes of determining whether an Employee is a Five Percent Owner, an Employee is considered to own stock that the Employee may purchase under outstanding options (including incentive stock options, nonqualified stock options, options granted under the Plan or any other stock options). Further, for purposes of determining whether an Employee is a Five Percent Owner, the rules of Section 424 of the Code (relating to attribution of stock ownership) shall apply. Accordingly, for purposes of determining whether an Employee is a Five Percent Owner, (i) the Employee is considered as owning the stock owned, directly or indirectly, by or for the Employee’s brothers or sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants and (ii) stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust is considered as being owned proportionately by or for its shareholders, partners, or beneficiaries. The determination of the percentage of the total combined voting power of all classes of stock of the Company or any Related Corporation that is owned by an individual is made by comparing the voting power or value of the shares owned (or treated as owned) by the individual to the aggregate voting power of all shares actually issued and outstanding immediately after the grant of the Option to the individual. The aggregate voting power or value of all shares actually issued and outstanding immediately after the grant of the Option does not include the voting power or value of treasury shares or shares authorized for issue under outstanding options held by the individual or any other person.

2.16	“Grant Date” means the first day of each Offering Period, which is the day all Participants are granted an Option under the Plan.

2.17	“Highly Compensated Employee” has the meaning specified in Section 414(q) of the Code.

2.18	“Offering” means a given offering of Options under this Plan.

2.19	“Offering Period” means, with respect to a given Offering, the period beginning on the Grant Date and ending on the Exercise Date. The Offering Periods shall begin and end at such times as are specified by the Administrative Committee. Unless and until the Administrative Committee specifies different Offering Periods in writing, there shall be two Offering Periods during a calendar year, the first of which commences on January 1 and ends on June 30 and the second of which begins on July 1 and ends on December 31. In no event shall an Offering Period exceed 27 months.

2.20	“Option” means an option granted under the Plan to purchase shares of Stock at the Option Price on the Exercise Date.

2.21	“Option Price” means the price per share of Stock to be paid by each Participant upon exercise of an Option, which, subject to the following sentence, shall be 85 percent of the lesser of (1) the Fair Market Value of a share of Stock on the Grant Date or (2) the Fair Market Value of a share of Stock on the Exercise Date. Prior to the commencement of an Offering Period, the Board, the Compensation & Management Development Committee or the Administrative Committee may, in lieu of the Option Price specified in the preceding sentence, establish in writing an Option Price for an Offering that is greater than the amount specified in the preceding sentence. The Option Price may be stated as either a percentage of Fair Market Value or as a dollar amount. The Option Price shall be subject to adjustment under Section 4.7.

2.22	“Parent Corporation” means any Corporation (other than the Company) in an unbroken chain of Corporations ending with the Company if, at the time of the granting of the Option, each of the Corporations other than the Company owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other Corporations in such chain.

2.23	“Participant” means an Employee who is eligible to be granted an Option under the Plan and who has elected to participate in the applicable Offering.

2.24	“Participating Corporation” means the Company and/or any of its Related Corporations that is selected for participation in the applicable Offering pursuant to Article IX.

2.25	“Plan” means the Newfield Exploration Company Amended and Restated 2010 Employee Stock Purchase Plan, as set out in this document and as it may be amended from time to time. The Plan is an amendment and restatement of the Company’s 2010 Employee Stock Purchase Plan, originally effective as of July 1, 2010 and as amended February 5, 2014.

2.26	“Qualified Employee Stock Purchase Plan” means a stock purchase plan to the extent that Section 423 of the Code applies to the plan.

2.27	“Related Corporation” means a Corporation that is either a Parent Corporation or a Subsidiary Corporation with respect to the Company on the Grant Date of an Option.

2.28	“Stock” means the common stock of the Company, $.01 par value per share, or, in the event that the outstanding shares of common stock are later changed into or exchanged for a different class of shares or securities of the Company or another corporation, that other share or security. Shares of Stock, when issued, may be represented by a certificate or by book or electronic entry.

2.29	“Subsidiary Corporation” means any Corporation (other than the Company) in an unbroken chain of Corporations beginning with the Company if, at the time of the granting of the Option, each of the Corporations other than the last Corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other Corporations in the chain. For purposes of the Plan, Subsidiary Corporation will not include Newfield China, LDC.

2.30	“Trading Day” means a day on which the principal securities exchange on which the shares of Stock are listed is open for trading.

Article III	Eligibility

3.1	General Requirements. Subject to Section 3.3, each Employee of each Participating Corporation who is not excluded from participation pursuant to Section 3.2 is eligible to participate in a given Offering if the individual is in the employ of a Participating Corporation on the Grant Date. For purposes of this Section 3.1, the existence of the employment relationship between an individual and a Participating Corporation will be determined under Department of Treasury Regulation Section 1.421-1(h). Participation in the Plan by any Employee is voluntary.

3.2	Exclusions from Participation. Subject to Section 3.3, one or more of the following categories of Employees may be excluded from coverage under an Offering:

(a)	Persons Employed Less Than Two Years. Employees who have been employed less than two years (or lesser period of time as may be specified in writing by the Administrative Committee) as of the Grant Date may be excluded from an Offering provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.

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(b)	Persons Customarily Employed 20 Hours Or Less Per Week. Employees whose customary employment is 20 hours or less per week (or a lesser number of hours per week as may be specified in writing by the Administrative Committee) as of the Grant Date may be excluded from an Offering provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.

(c)	Persons Customarily Employed for Not More Than Five Months During a Calendar Year. Employees whose customary employment is for not more than five months in any calendar year (or a lesser number of months as may be specified in writing by the Administrative Committee) as of the Grant Date may be excluded from an Offering, provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.

(d)	Persons Who Are Highly Compensated Employees. Employees who are Highly Compensated Employees as of the Grant Date may be excluded from an Offering. Alternatively, Employees who are Highly Compensated Employees with compensation above a certain level as of the Grant Date may be excluded from an Offering. Alternatively, Employees who are both Highly Compensated Employees and officers or subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934 as of the Grant Date may be excluded from an Offering. Any exclusion relating to Highly Compensated Employees must be applied in an identical manner to all Highly Compensated Employees of all Participating Corporations.

(e)	Certain Residents of Foreign Jurisdictions. Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) may be excluded from an Offering if (1) the grant of an Option under the Offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (2) compliance with the laws of the foreign jurisdiction would cause the Offering to violate the requirements of Section 423 of the Code.

(f)	Default Exclusions from Participation. Unless the Administrative Committee specifies in writing that different exclusions are applicable with respect to a given Offering, the following persons shall be excluded from participation in an Offering: (1) Employees whose customary employment is 20 hours or less per week as of the Grant Date, (2) Employees whose customary employment is for not more than five months in any calendar year as of the Grant Date, and (3) Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1) (A) of the Code) if (A) the grant of an Option under the Offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (B) compliance with the laws of the foreign jurisdiction would cause the Offering to violate the requirements of Section 423 of the Code.

(g)	Use of Exclusions Other Than Default Exclusions from Participation. If the Administrative Committee determines to apply exclusions from participation with respect to a given Offering that are different than the default exclusions specified in paragraph (f) of this Section 3.2, such exclusions shall be specified in writing. Any such exclusions from participation shall be consistent with the provisions of this Section 3.2.

3.3	Limitations upon Participation by Certain Stockholders. No Employee shall be granted an Option to the extent that the Option would cause the Employee to be a Five Percent Owner immediately after the grant. Accordingly, an Employee who is a Five Percent Owner immediately prior to the Date of Grant for an Offering shall not be granted an Option for such Offering. An Employee who would become a Five Percent Owner immediately after the grant of an Option only as a result of the grant of the Option shall be granted an Option to purchase no more than the number of whole shares of Stock as would not cause him to become a Five Percent Owner.

Article IV	Options

4.1	Terms of an Offering. The terms of an Offering shall be established by the Administrative Committee. The terms shall be set forth in writing and communicated to eligible Employees prior to the Grant Date for the Offering. The terms of an Offering shall include (1) a designation of the Participating Corporations, (2) the identification of any exclusions from participation applicable to the Offering (which exclusions must be permitted under Section 3.2), (3) the Offering Period, and (4) the Option Price. Offerings may be consecutive and overlapping, and the terms of each Offering need not be identical provided that the terms of the Plan and the Offering together satisfy the requirements of this Section 4.1 and Department of Treasury Regulations issued under Section 423 of the Code.

4.2	Grant of Option. Effective as of the Grant Date of each Offering, the Company shall grant an Option to each Participant which shall be exercisable on the Exercise Date through funds accumulated by the Participant through payroll deductions made during the Offering Period. Each Option grant is subject to the availability of a sufficient number of shares of Stock reserved for purchase under the Plan. In the event there is an insufficient number of shares reserved for purchase under the Plan, the number of shares purchased shall be adjusted as provided in Section 4.8.

4.3	Maximum Number of Shares Subject to Option. An Option granted to a Participant for any Offering shall be for that number of whole shares of Stock equal to the least of the number of whole shares of Stock that may be purchased during the Offering Period (1) at the Option Price with the amount credited to the Participant’s Account on the Exercise Date, (2) under limitations established by the Administrative Committee pursuant to Section 4.4, (3) under the limitation set forth in Section 4.5 or (4) without causing the Employee to become a Five Percent Owner. The number of shares of Stock that may be purchased under an Option shall be subject to adjustment under Sections 4.7 and 4.8.

4.4	Formula or Specific Share Limitation Established by the Company. The Administrative Committee shall establish and announce to Participants prior to an Offering a maximum number of shares of Stock that may be purchased by a Participant during the Offering Period. The Administrative Committee may specify that the maximum amount of Stock that a Participant may purchase under an Offering is determined on the basis of a uniform relationship to the total compensation or the Base Compensation, of all Employees. Notwithstanding any other provision of the Plan, unless the Administrative Committee, with the advance approval of the Compensation & Management Development Committee, determines otherwise with respect to an Offering, the maximum number of shares of Stock that that a Participant shall be permitted to purchase during an Offering Period is 5000 shares.

4.5	Annual $25,000 Limitation. No Employee will be permitted to purchase shares of Stock under all Qualified Employee Stock Purchase Plans of the Employer Corporation and its Related Corporations at a rate which exceeds $25,000 in Fair Market Value of the shares of Stock (determined at the time the Option is granted) for each calendar year in which any option granted to the Employee is outstanding at any time. This limitation shall be applied taking into account the rules set forth in Department of Treasury Regulation Section 1.423-2(i) (or a successor regulation).

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4.6	Equal Rights and Privileges. All Employees who are granted Options under an Offering must have equal rights and privileges within the meaning of Section 423 of the Code and Department of Treasury Regulation Section 1.423-2(f). An Offering will not fail to satisfy the requirements of this Section 4.6 if, in order to comply with the laws of a foreign jurisdiction, the terms of an Option granted under the Offering to citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) are less favorable than the terms of Options granted under the Offering to Employees who are resident in the United States.

4.7	Adjustments of Options In the event of any stock dividend, split-up, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, spin-off, repurchase, combination or exchange of shares, or the like, as a result of which shares shall be issued in respect of the outstanding shares of Stock, or the shares of Stock shall be converted into the same or a different number of the same or another class of stock, the total number of shares of Stock authorized to be committed to the Plan, the number of shares of Stock subject to each outstanding Option, the Option Price applicable to each Option, and/or the consideration to be received upon exercise of each Option shall be appropriately adjusted by the Administrative Committee. In addition, the Compensation & Management Development Committee shall, in its sole discretion, have authority to provide for (a) the acceleration of the Exercise Date of outstanding Options or (b) the conversion of outstanding Options into cash or other property to be received in certain of the transactions specified in this paragraph above upon the completion of the transaction.

4.8	Insufficient Number of Shares. If the number of shares of Stock reserved for purchase for any Offering Period is insufficient to cover the number of shares which Participants elect to purchase during such Offering Period, then the number of shares of Stock which each Participant has a right to purchase on the Exercise Date shall be reduced to the number of shares of Stock which the Administrative Committee shall determine by multiplying the number of shares of Stock reserved under the Plan for such Offering Period by a fraction, the numerator of which shall be the number of shares of Stock which the Participant elected to purchase during the Offering Period and the denominator of which shall be the total number of shares of Stock which all Participants elected to purchase during such Offering Period.

Article V	Payroll Deductions

5.1	Authorization of Payroll Deductions. For an Employee to participate during a given Offering Period, he or she must elect to participate in the Offering by authorizing deductions from his or her Base Compensation prior to the beginning of the Offering Period in accordance with procedures established by the Administrative Committee. An Employee may authorize payroll deductions from his or her pay check in an amount equal to at least 1%, but not more than 75% of his or her Base Compensation on each pay day occurring during an Offering Period (or such other maximum percentage as the Administrative Committee may establish from time to time before an Offering Period begins). A Participant’s payroll deductions shall commence on the first pay date following the Grant Date and shall continue through the last pay date prior to the Exercise Date unless the Participant otherwise withdraws or modifies his or her payroll deduction election in accordance with Sections 5.2 or 6.1. A Participant may not make additional payments to the Participant’s Account. An Employee who does not authorize payroll deductions from his or her Base Compensation with respect to a given Offering shall be deemed to have elected to not participate in the Offering.

5.2	Right to Stop or Change Payroll Deductions. A Participant shall have the right to discontinue or modify his or her payroll deduction authorization in accordance with procedures established by the Administrative Committee.

5.3	Accounting for Funds. As of each payroll deduction period, the Participating Corporation shall cause to be credited to the Participant’s Account in a ledger established for that purpose the funds withheld from and attributable to the Participant’s Base Compensation for that period. No interest shall be credited to the Participant’s Account at any time. Notwithstanding anything to the contrary herein, the obligation of the Participating Corporation to the Participant for this Account shall be a general corporate obligation and shall not be funded through a trust nor secured by any assets which would cause the Participant to be other than a general creditor of the Participating Corporation.

5.4	Participating Corporation’s Use of Funds. All payroll deductions received or held by a Participating Corporation may be used by the Participating Corporation for any corporate purpose, and the Participating Corporation shall not be obligated to segregate such payroll deductions.

5.5	Return of Funds. Except as specified herein, as soon as administratively practicable after the expiration of an Offering Period, payroll deductions that are not used to purchase Stock during such Offering Period will be refunded to the Participants without interest.

Article VI	In Service Withdrawal, Termination or Death

6.1	In Service Withdrawal. A Participant may, at any time on or before 15 days prior to the Exercise Date, or such other date as shall be selected by the Administrative Committee from time to time, elect to withdraw all of the funds then credited to the Participant’s Account by giving notice in accordance with the rules established by the Administrative Committee. The amount elected to be withdrawn by the Participant shall be paid to the Participant as soon as administratively feasible. Any election by a Participant to withdraw all of the Participant’s cash balance under the Plan terminates the Participant’s right to exercise the Participant’s Option on the Exercise Date and the Participant’s entitlement to elect any further payroll deductions for the then-current Offering Period. If the Participant wishes to participate in any future Offering Period, he or she must file a new payroll deduction election within the time frame required by the Administrative Committee for participation for that Offering Period.

6.2	Termination of Employment Prior to the Exercise Date. If a Participant’s employment with the Company and all Related Corporations is terminated for any reason (including death) prior to the Exercise Date, the Options granted to the Participant for that Offering Period shall lapse. If a Participant is on an Authorized Leave of Absence, for purposes of the Plan, the Participant’s employment with the Company and all Related Corporations shall be deemed to be terminated on the later of the 91st day of such leave or the date through which the Participant’s employment is guaranteed either by statute or contract. The Participant’s funds then credited to the Participant’s Account at the time of such termination or deemed termination shall be returned to the Participant or Beneficiary, as applicable, as soon as administratively feasible thereafter.

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Article VII	Exercise of Option

7.1	Purchase of Shares of Stock. Subject to the provisions of the Plan, on the Exercise Date of the applicable Offering Period for an Offering, each Participant’s Account shall be used to purchase the maximum number of whole shares of Stock that can be purchased at the Option Price for that Offering. Fractional shares are not permitted under the Plan. As described in Section 4.8, if in any Offering the total number of shares of Stock to be purchased by all Participants exceeds the number of shares of Stock committed to the Plan, then each Participant shall be entitled to purchase only the Participant’s pro rata portion of the shares of Stock remaining available under the Plan based on the balances in each Participant’s Account as of the Exercise Date. After the purchase of all shares of Stock available on the Exercise Date, all Options granted for the Offering to the extent not used are terminated because no Option shall remain exercisable after the Exercise Date.

7.2	Accounting for Shares of Stock. After the Exercise Date of each Offering, a report shall be given to each Participant stating the amount of the Participant’s Account, the number of shares of Stock purchased and the Option Price.

7.3	Issuance of Shares of Stock. The Administrative Committee may determine in its discretion the manner of delivery of the shares of Stock purchased under the Plan, which may be by book or electronic account entry into new or existing accounts, delivery of Stock certificates or any other means as the Administrative Committee, in its discretion, deems appropriate. The Administrative Committee may, in its discretion, hold the certificates for any shares of Stock or cause such certificates to be legended in order to comply with the laws of any applicable jurisdiction, or, should the shares of Stock be represented by book or electronic account entry rather than a certificate, the Administrative Committee may take such actions to restrict transfer of the shares of Stock as the Administrative Committee considers necessary or advisable to comply with applicable law.

Article VIII	Administration

8.1	Powers. The Administrative Committee has the responsibility for the general administration of the Plan, and has all powers necessary to accomplish that purpose, including the following rights, powers, and authorities:

(a)	to make rules for administering the Plan so long as they are not inconsistent with the terms of the Plan;

(b)	to construe all provisions of the Plan;

(c)	to correct any defect, supply any omission, or reconcile any inconsistency which may appear in the Plan;

(d)	to select, employ, and compensate at any time any consultants, accountants, attorneys, and other agents the Administrative Committee believes necessary or advisable for the proper administration of the Plan;

(e)	to determine all questions relating to eligibility, Fair Market Value, Option Price and all other matters relating to benefits or Employees’ or Participants’ entitlement to benefits;

(f)	to determine all controversies relating to the administration of the Plan, including any differences of opinion arising between a Participating Corporation and a Participant or Employee, and any questions it believes advisable for the proper administration of the Plan; and

(g)	to delegate any clerical or recordation duties of the Administrative Committee as the Administrative Committee believes is advisable to properly administer the Plan.

8.2	Quorum and Majority Action. A majority of the Administrative Committee constitutes a quorum for the transaction of business. The vote of a majority of the members present at any meeting shall decide any question brought before that meeting. In addition, the Administrative Committee may decide any question by a vote, taken without a meeting, of a majority of its members via telephone, computer, fax or any other medium of communication.

8.3	Standard of Judicial Review of Committee Actions. The Administrative Committee has full and absolute discretion in the exercise of each and every aspect of its authority under the Plan. Notwithstanding anything to the contrary and other than with respect to the Company, any action taken, or ruling or decision made by the Administrative Committee in the exercise of any of its powers and authorities under the Plan shall be final and conclusive as to all parties, including all Employees, Participants and their Beneficiaries, regardless of whether the Administrative Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. No final action, ruling, or decision of the Administrative Committee shall be subject to de novo review in any judicial proceeding; and no final action, ruling, or decision of the Administrative Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

Article IX	Participation in Plan by Other Related Corporations

9.1	Participation Procedure. The Company, acting through the Administrative Committee, shall designate the Related Corporations of the Company that may participate in a given Offering. A Related Corporation that is selected to participate in an Offering shall provide the Company all information required by the Company in order to administer the Plan.

9.2	No Joint Venture Implied. Neither the participation in the Plan or an Offering by a Related Corporation nor any act performed by it in relation to the Plan shall create a joint venture or partnership relation between it and the Company or any other Related Corporation.

Article X	Termination and Amendment of the Plan

10.1	Termination of the Plan. The Company may, by action of the Board or the Compensation & Management Development Committee, terminate the Plan at any time and for any reason. The Plan shall automatically terminate upon the purchase by Participants of all shares of Stock committed to the Plan, unless the number of shares of Stock committed to the Plan is increased by the Board and approved by the stockholders of the Company. No Options may be granted under the Plan after it is terminated. As soon as administratively feasible following the termination of the Plan there shall be refunded to each Participant the remaining funds in the Participant’s Account. The termination of the Plan shall not affect the current Options already outstanding under the Plan to the extent there are shares of Stock committed to the Plan available, unless the Participants agree otherwise or except as expressly provided in the Plan or as necessary to comply with applicable laws or regulatory guidance or to ensure that the Plan and/or rights granted thereunder comply with the requirements of Section 423 of the Code.

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10.2	Amendment or Suspension. The Board or the Compensation & Management Development Committee has the right to modify, alter or amend the Plan at any time and from time to time to any extent that it deems advisable, including, without limiting the generality of the foregoing, any amendment to the Plan deemed necessary to ensure compliance with Section 423 of the Code. The Board or the Compensation & Management Development Committee may suspend the operation of the Plan for any period as it may deem advisable by determining not to commence a new Offering Period following any Exercise Date; provided, that the Board or the Administrative Committee may subsequently determine to end any suspension period and commence a new Offering Period, subject to and to the extent permitted by the requirements of applicable laws or regulatory guidance, including Section 423 of the Code, and the terms of the Plan. However, no amendment or suspension shall operate to reduce any amounts previously allocated to a Participant’s Account, reduce a Participant’s rights with respect to shares of Stock previously purchased and held on the Participant’s behalf under the Plan or adversely affect the current Options a Participant already has outstanding under the Plan without the Participant’s agreement. Any amendment changing the aggregate number of shares of Stock to be committed to the Plan and any other change for which stockholder approval is required under regulations issued by the Department of Treasury or other applicable laws or rules must be approved by the stockholders of the Company in order to be effective.

Article XI	Miscellaneous

11.1	Plan Not An Employment Contract. The adoption and maintenance of the Plan is not a contract between any Participating Corporation and its Employees which gives any Employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of any Participating Corporation to discharge any Employee at any time or to interfere with the Employee’s right to terminate the Employee’s employment at any time.

11.2	Options Are Not Transferable. No Option granted to a Participant under the Plan is transferable by the Participant other than by will or the laws of descent and distribution, and must be exercisable, during the Participant’s lifetime, only by the Participant. In the event any Participant attempts to violate the terms of this Section, any Option held by the Participant shall be terminated by the Company and, upon return to the Participant of the remaining funds in the Participant’s Account, all of the Participant’s rights under the Plan will terminate.

11.3	Voting of Shares of Stock. Shares of Stock held under the Plan for the account of each Participant shall be voted by the holder of record of those shares of Stock in accordance with the Participant’s instructions.

11.4	No Rights of Stockholder. No eligible Employee or Participant shall by reason of participation in the Plan have any rights of a stockholder of the Company until he or she acquires shares of Stock as provided in the Plan.

11.5	Governmental Regulations. The obligation to sell or deliver the shares of Stock under the Plan is subject to the approval of all governmental authorities required in connection with the authorization, purchase, issuance or sale of the shares of Stock.

11.6	Notices. All notices and other communication in connection with the Plan shall be in the form specified by the Administrative Committee and shall be deemed to have been duly given when sent to a Participant or Employee at his or her last known address or to such person’s designated personal representative or Beneficiary, or to the Participating Corporation or its designated representative, as the case may be.

11.7	Indemnification of the Administrative Committee, the Compensation & Management Development Committee and the Board. In addition to all other rights of indemnification as they may have as directors or as members of the Administrative Committee or the Compensation & Management Development Committee, the members of the Administrative Committee and the Compensation & Management Development Committee shall be indemnified by the Company, in all cases to extent permitted by applicable law, against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted under the Plan, and against all amounts paid in settlement (provided the settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding, as such expenses become due and payable.

11.8	Tax Withholding. At the time a Participant’s Options are granted or exercised or at the time a Participant disposes of some or all of the shares of Stock purchased under the Plan, the Participant must make adequate provision for the Participating Corporation’s federal, state, foreign or other tax withholding obligations, if any, which may arise upon the grant or exercise of the Option or the disposition of the shares of Stock. At any time, the Participating Corporation may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Participating Corporation to meet applicable withholding obligations.

11.9	Interpretation. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

11.10	Data Privacy. By participating in the Plan, each Participant agrees to the collection, processing, use and transfer of personal information by the Participating Corporation that employs the Participant, the Company and the Administrative Committee in order to administer the Plan.

11.11	Notice of Disposition. By becoming a Participant in the Plan, each Participant agrees to promptly give the Administrative Committee or its delegate notice of any shares of Stock disposed of by the Participant. The notice shall include the number of shares of Stock disposed of, the Exercise Date and the Grant Date for the Stock.

Newfield Exploration Company • 2017 PROXY STATEMENT    91

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11.12	Dispositions in Compliance with Securities Laws. By becoming a Participant in the Plan, each Participant agrees that any dispositions of shares of Stock by such Participant shall be in compliance with the provisions of federal, state and foreign securities laws, including the provisions of Section 16(b) of the Securities Exchange Act of 1934.

11.13	Beneficiaries. At the time of a Participant’s or former Participant’s death, (a) any cash in the Plan or (b) any cash and shares of Stock in the Account shall be distributed to such Participant’s or former Participant’s (1) executor or administrator or (2) his or her heirs at law, if there is no administration of such Participant’s or former Participant’s estate. The Participant’s or former Participant’s executor or administrator or heirs at law, if there is no administration of such Participant’s or former Participant’s estate, shall be such Participant’s or former Participant’s Beneficiaries. Before any distribution is made, the Administrative Committee may require appropriate written documentation of (a) the appointment of the personal representative of the Participant’s estate or (b) heirship.

11.14	Severability. Each provision of this Plan may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

11.15	Binding Effect. This Plan shall be binding upon any successor of the Company.

11.16	Limitation on Liability. Under no circumstances shall the Company incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to this Plan or the Company’s role as Plan sponsor.

11.17	Arbitration. Any controversy arising out of or relating to the Plan, including any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of the Plan, an Employer Corporation’s employment of an Employee and the termination of that employment, shall be resolved by arbitration in accordance with the Employee Benefit Plan Claims Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect. Within ten business days of the initiation of arbitration hereunder, the Company and the Employee or Participant will each separately designate an arbitrator, and within 20 business days of selection, the appointed arbitrators will appoint a neutral arbitrator from the AAA National Panel of Employee Benefit Plan Claims Arbitrators. The arbitrators shall issue their written decision (including a statement of finding of facts) within 30 days from the date of the close of the arbitration hearing. The decision of the arbitrators selected hereunder will be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1–16 (or any replacement or successor statute). Pursuant to Section 9 of the Federal Arbitration Act, the Company and any Employee or Participant agrees that any judgment of the United States District Court for the District in which the headquarters of the Company is located at the time of initiation of arbitration hereunder shall be entered upon the award made pursuant to the arbitration. Nothing in this Section 11.17 shall be construed, in any way, to limit the scope and effect of Article 8. In any arbitration proceeding full effect shall be given to the rights, powers, and authorities of the Administrative Committee under Article 8.

11.18	Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Options granted thereunder shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. With respect to any claim or dispute related to or arising under the Plan, the Participating Corporation and each Employee and Participant hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Texas.

Newfield Exploration Company • 2017 PROXY STATEMENT    92

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Appendix C:	Explanation and Reconciliation of Non-GAAP Financial Measures

Domestic Production (sales + lease fuel)

Production volumes sold plus lease fuel (natural gas consumed in operations) is a measure not in generally accepted accounting principles (GAAP). Production for GAAP purposes excludes lease fuel consumed in operations. Production volumes sold plus lease fuel is in some cases more comparable to estimates provided by competitors or security analysts.

	Year ended December 31, 2016
	Crude Oil and			Total Oil
	Condensate	NGLs	Natural Gas	Equivalents
Domestic Production (sales + lease fuel)	(MMBbls)	(MMBbls)	(Bcf)	(MMBOE)
Domestic production	21.0	10.7	129.9	53.3
Plus: fuel	—	—	5.3	0.9
Total domestic production (sales + lease fuel)	21.0	10.7	135.2	54.2

Domestic Proved Reserves Replacement Ratio

Proved reserve-replacement ratio is a non-GAAP measure. The reserve-replacement ratio measures the amount of proved reserves added to a company’s reserve base during the year relative to the amount of oil and gas produced. This reserve-replacement ratio is just one method investors should consider when evaluating exploration and production company performance. Since this ratio is a non-GAAP measure, it should be considered in the context of other operating metrics.

Replacement Ratio of Domestic Proved Reserves	MMBOE
Domestic proved oil and gas reserves, December 31, 2015	499
Change in proved oil and gas reserves attributable to:
Extensions, discoveries and other	42
Tank and performance revisions	55
Volumes attributable to new proved locations	97 [a]
Production	(54)[b]
Revisions of previous estimates (excluding tank and performance revisions)	(34)
Net acquisitions and divestitures	—
Domestic proved oil and gas reserves, December 31, 2016	508
Replacement Ratio of Domestic Proved Reserves(1)	179% =a/b

(1)	Percentage calculation used actual amounts, table amounts include immaterial rounding.

Discretionary Cash Flow (Net Cash Provided by Operating Activities before Changes in Operating Assets and Liabilities)

Discretionary cash flow, or net cash provided by operating activities before changes in operating assets and liabilities, is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. Discretionary cash flow is a non-GAAP financial measure, and should not be considered an alternative to net cash provided by operating activities as defined by GAAP.

Year ended
December 31, 2016
Reconciliation of net cash provided by operating activities to discretionary cash flow	(in millions)
Net cash provided by operating activities	$826
Net change in operating assets	(16)
Discretionary cash flow	$810

Newfield Exploration Company • 2017 PROXY STATEMENT    93

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Domestic Controllable Expense per Unit ($/BOE)

Controllable per unit costs is a non-GAAP metric which presents certain costs under management’s control per BOE produced. This ratio is just one method investors should consider when evaluating exploration and production company performance. Since this ratio is a non-GAAP measure, it should be considered in the context of other operating metrics.

Year ended
December 31, 2016
Domestic Controllable Expense by Unit	(in millions)
Recurring lease operating expense	$(170)
Major lease operating expense	(20)
Net cash general & administrative cost	(222)
Total controllable expenses	$(412)[a]
MMBOE
Domestic production	(54.2)[b]
Per Unit Expense(1)	$7.59 =a/b

(1)	Per unit calculation used actual amounts, table amounts include immaterial rounding.

Domestic Finding and Development Costs ($/BOE)

Newfield defines domestic finding and development costs as the domestic costs incurred less capitalized direct internal costs, geological and geophysical costs, land costs, acquisitions and other costs, which are related to asset retirement obligations. We divide the domestic finding and development costs by new proved developed reserves attributable to finding and development activities. New proved developed reserves are sourced from proved undeveloped and probable reserve conversions, additions/extensions and infill drilling. Management believes achieving low-cost operational performance is critical to our long-term objectives. This goal assesses Newfield’s ability to realize “continuous cost to manufacture new well” improvements that drive the intrinsic value of Newfield’s key resource plays’ learning curves through either lower well costs and/or greater ultimate recoveries.

Year ended
December 31, 2016
Domestic Finding and Development Costs per BOE	(in millions)
Total Domestic Costs Incurred	$1,324
Less: Costs incurred other than finding and development activities:
Capitalized direct internal costs	(121)
Geological, geophysical, and land costs	(88)
Acquisitions	(492)
Other	18
Domestic finding and development costs	$641 [a]
MMBOE
Domestic proved developed oil and gas reserves, December 31, 2015	319
Change in proved developed oil and gas reserves attributable to:
Production	(54)
Net acquisitions and divestitures	(12)
Other revisions	3
Change in proved developed oil and gas reserves before finding and development activities	256
Change in proved developed oil and gas reserves attributable to finding and development activities(1)	53 [b]
Domestic proved developed oil and gas reserves, December 31, 2016	309
Domestic Development Costs	$12.06 =a/b

(1)	Defined as performance revisions related to positive tank revisions, transfers, extensions, discoveries and other additions.

Newfield Exploration Company • 2017 PROXY STATEMENT    94

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Vision

To be recognized as the premier independent E&P company, delivering operational excellence, top tier business results and value to our shareholders, employees and the communities in which we live and work.

Mission

People, passion and pride combine to power our future. With an entrepreneurial spirit, we work hard every day to find and produce oil, natural gas and related products safely, responsibly and profitably for the benefit of our stakeholders.

Core Values

EXCELLENCE

We pursue excellence in everything that we do. We are passionate about delivering industry-leading performance throughout our Company.

INTEGRITY

We uphold high ethical standards and treat our shareholders, business partners and neighboring communities with integrity and respect. We play by the rules, do the right thing and allow the character of our employees to define us.

SAFETY & ENVIRONMENT

We are committed to a culture of safety and responsible environmental stewardship, and to the health and safety of everyone working with us.

ACCOUNTABILITY

We are owners and treat every asset, project and investment as our own. We are committed to profitably growing our business and creating long-term shareholder value.

INNOVATION & COLLABORATION

We work to leverage the best technologies, develop superior processes and deliver optimum performance. Success is defined as getting the right things done right.

ADAPTABILITY

We believe that adaptability is a competitive advantage. We embrace change and constantly evolve our strategies to remain competitive, profitable and relevant.

4 Waterway Square Place, Suite 100
The Woodlands, Texas 77380
(281) 210-5100  |  www.newfield.com

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NEWFIELD EXPLORATION COMPANY
4 WATERWAY SQUARE PLACE
SUITE 100
THE WOODLANDS, TEXAS 77380

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 15, 2017 (other than 401(k) plan participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NFX2017

You may attend and vote during the meeting. Have the information printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 15, 2017 (other than 401(k) plan participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

401(K) PLAN PARTICIPANTS

All votes by 401(k) plan participants submitted over the Internet, by phone or by mail must be received by 11:59 P.M. Eastern Daylight Time on May 14, 2017.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E21258-P89091                                      KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEWFIELD EXPLORATION COMPANY
The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal 1, “FOR” Proposals 2, 4, 5, 6 and 7, and “1 Year” on Proposal 3. Each proposal below is proposed by Newfield Exploration Company and is not conditioned on the approval of any other proposal; however Proposal 6 relates to the matter you are being asked to approve in Proposal 5.
1.	Election of directors
	Nominees:		For	Against	Abstain
	1a.	Lee K. Boothby

	1b.	Pamela J. Gardner

	1c.	Steven W. Nance

	1d.	Roger B. Plank

	1e.	Thomas G. Ricks

	1f.	Juanita M. Romans

	1g.	John W. Schanck

	1h.	J. Terry Strange

	1i.	J. Kent Wells

For address changes and/or comments, please check this box and write them on the back where indicated.

		For	Against	Abstain

2.	Non-binding advisory vote to approve named executive officer compensation.

	1 Year	2 Years	3 Years	Abstain

3.	Non-binding advisory vote to approve frequency of future “say-on-pay” votes.

		For	Against	Abstain

4.	Ratification of appointment of PricewaterhouseCoopers LLP as independent auditor for fiscal 2017.

5.	Approval of the Newfield Exploration Company 2017 Omnibus Incentive Plan.

6.	Approval of material terms of the 2017 Omnibus Incentive Plan to comply with the stockholder approval requirements of Section 162(m) of the Internal Revenue Code.

7.	Approval of the Newfield Exploration Company Amended and Restated 2010 Employee Stock Purchase Plan.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and our 2016 Annual Report (which includes our Annual Report on Form 10-K for the year ended December 31, 2016) are available at:

www.proxyvote.com

E21259-P89091

NEWFIELD EXPLORATION COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
May 16, 2017

The undersigned stockholder of Newfield Exploration Company (herein, the “Company”) hereby makes, constitutes and appoints Lawrence S. Massaro, Timothy D. Yang and Benjamin J. Paul, and each of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in name, place and stead of the undersigned to vote the number of shares of Company common stock that the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held at 8:00 a.m. Central Daylight Time on May 16, 2017 via live webcast at www.virtualshareholdermeeting.com/NFX2017, and at any adjournment(s) or postponement(s) thereof, on the matters set forth on the reverse side.

This proxy, when properly executed or submitted over the Internet, by telephone, or by mail will be voted in the manner directed herein by the undersigned stockholder. If no direction is made but the card is signed, this proxy will be voted FOR each of the nominees listed in item 1, FOR items 2, 4, 5, 6 and 7, and 1 Year on item 3 (other than 401(k) plan participants discussed below). If any other matters properly come before the meeting, the proxies will vote as recommended by the Board of Directors or, if there is no recommendation, in their discretion.

If shares of Company common stock are issued to or held for the account of the undersigned under employee plans (such as the Company’s 401(k) plan) and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Company common stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at the annual meeting and at any adjournments or postponements thereof, on all matters properly coming before the annual meeting, including but not limited to the matters set forth on the reverse side. The plan administrator for the Company’s 401(k) plan will direct the trustee to vote shares as to which no instructions are received in proportion to voting directions received by the trustee from all participants who vote.

This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. The execution of this proxy is not intended to, and does not, revoke any prior proxies or powers of attorney other than the revocation, in accordance with the Delaware General Corporation Law and applicable federal securities laws, of any proxy previously granted specifically in connection with the voting of the shares subject hereto.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

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